UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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VeriFone Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 8, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of VeriFone Systems, Inc. We will hold the meeting on Thursday, June 20, 2013 at 9:30 a.m., local time, at The Fairmont San Jose hotel located at 170 South Market Street, San Jose, CA 95113. We hope that you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of 2013 Annual Meeting of Stockholders (the “Notice of Annual Meeting”) and Proxy Statement. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all matters listed in the enclosed Notice of Annual Meeting. The Board of Directors recommends a vote FOR the proposals listed as proposals 1, 2, 3 and 4 in the Notice of Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting. On or about May 8, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our 2013 Proxy Statement and 2012 Annual Report (the “Annual Report”) over the Internet and vote online or by phone. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

On behalf of our Board of Directors, thank you for your continued support of VeriFone.

Sincerely,

/s/ Dr. Leslie G. Denend
Dr. Leslie G. Denend
Interim Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that the 2013 Annual Meeting of Stockholders of VeriFone Systems, Inc. (“VeriFone”) will be held on June 20, 2013 at 9:30 a.m., local time, at The Fairmont San Jose hotel located at 170 South Market Street, San Jose, CA 95113, to conduct the following items of business:

1.	To elect eight directors to our Board of Directors for one-year terms;

2.	To approve an amendment to the VeriFone 2006 Equity Incentive Plan to increase the number of shares of common stock that may be issued thereunder;

3.	To hold an advisory vote on compensation of our named executive officers;

4.	To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for our fiscal year ending October 31, 2013; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing business items are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting.

All holders of record of our common stock as of 5:00 p.m. Eastern Daylight Time on April 26, 2013, the record date, are entitled to notice of and to vote at this meeting and any adjournments or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the ten days prior to the Annual Meeting, during ordinary business hours, at VeriFone’s principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, as well as at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To enter the meeting, you will need to provide proof of ownership of VeriFone stock as of 5:00 p.m. Eastern Daylight Time on April 26, 2013, as well as an acceptable form of personal photo identification. If you hold your shares in your own name, your proof of ownership is your proxy card. If you hold your shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Daylight Time on April 26, 2013. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed under “Voting Procedures” in the Proxy Statement as promptly as possible. You may vote over the Internet or by telephone as instructed on the Notice or by mailing in your paper proxy card if you received one. If you did not receive a paper proxy card, you may request a paper proxy card to submit your vote by mail, if you prefer.

By Order of the Board of Directors,

/s/ Richard A. McGinn	/s/ Albert Y. Liu
Richard A. McGinn	Albert Y. Liu
Interim Chief Executive Officer	Corporate Secretary

May 8, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2013: This Notice of Annual Meeting, the Proxy Statement and the Annual Report are available on the Internet at www.proxyvote.com.

i

VERIFONE SYSTEMS, INC.

2099 GATEWAY PLACE, SUITE 600

SAN JOSE, CA 95110

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL INFORMATION

General

VeriFone Systems, Inc. (“VeriFone”, the “Company”, “we” or “our”) is furnishing this Proxy Statement to the holders of its common stock, par value $0.01 per share, in connection with the solicitation by its Board of Directors of proxies to be voted at its 2013 Annual Meeting of Stockholders on Thursday, June 20, 2013 at 9:30 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Fairmont San Jose hotel located at 170 South Market Street, San Jose, CA 95113.

The Notice of Annual Meeting, Proxy Statement and form of proxy are first being provided to our stockholders on or about May 8, 2013.

All stockholders are cordially invited to attend the Annual Meeting in person. To attend the Annual Meeting, you will need to provide proof of ownership of VeriFone stock as of 5:00 p.m. Eastern Daylight Time on April 26, 2013, as well as an acceptable form of personal photo identification. If you are a registered stockholder, your proof of ownership is your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Daylight Time on April 26, 2013.

Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the U.S. Securities and Exchange Commission (the “SEC”). As a result, we furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders will receive a Notice of Internet Availability of Proxy Materials by mail which provides the website and other information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice will be mailed on or about May 8, 2013.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors. The Notice will provide instructions on how to vote over the Internet or by phone.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Record Date; Voting Rights

Only stockholders of record as of 5:00 p.m. Eastern Daylight Time on April 26, 2013 will be entitled to vote at the Annual Meeting. As of that date, there were 108,649,167 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 118 stockholders of record. For information regarding security ownership by executive officers and directors and by beneficial owners of more than 5% of VeriFone’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Voting Procedures

If you are a stockholder of record as of the record date, you may vote your shares over the Internet or by telephone by following the instructions set forth on the Notice or the proxy card mailed to you, or by mailing in a completed proxy card. Your shares will be voted at the Annual Meeting in the manner you direct. The Internet voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from Internet service providers that must be borne by the stockholder.

Votes submitted by mail, telephone or via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 19, 2013. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your bank or brokerage firm that must be followed in order for the record holder to vote the shares per your instructions. Banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the phone, as well as instructions for requesting a hard copy of the proxy materials and proxy card.

Quorum

The holders of a majority of the outstanding shares of common stock as of 5:00 p.m. Eastern Daylight Time on April 26, 2013, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for a particular matter.

Under rules of the New York Stock Exchange (“NYSE”), which apply to us, the election of directors (Proposal 1), the amendment of the 2006 Equity Incentive Plan (Proposal 2) and the advisory vote on compensation of our named executive officers (Proposal 3) are matters on which a broker may not vote without your instructions. Therefore, if you do not provide instructions to the record holder of your shares with respect to these proposals, your shares will not be voted on these “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is a routine item under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the shareholder voting on these important matters.

Voting Requirements

The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors.

•    A plurality of the votes cast is required for the election of directors; accordingly the eight nominees receiving the highest number of votes “FOR” will be elected even if any nominee receives less than a majority of the votes cast. Abstentions will have no effect on the election of directors.

• Amendment to the 2006 Equity Incentive Plan.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.
• Advisory vote on compensation of named executive officers.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.
• Ratification of appointment of Ernst & Young LLP as VeriFone’s independent registered public accounting firm.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

Proxy Solicitation

VeriFone will pay the costs of soliciting proxies. In addition to the use of mails, proxies may be solicited by personal or telephone conversation, facsimile, electronic communication, posting on VeriFone’s website, http://www.verifone.com, and by the directors, officers and employees of VeriFone, for which they will not receive additional compensation. VeriFone has also retained MacKenzie Partners, Inc. to aid in the distribution and solicitation of proxies for an estimated fee of $17,500, plus its reasonable out-of-pocket expenses. VeriFone may reimburse brokerage firms and other owners representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Proxies and ballots will be received and tabulated by the inspector of election for the Annual Meeting. The inspector of election will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

Revocation of Proxies

The shares represented by valid proxies received and not revoked will be voted at the Annual Meeting. If you execute and return the enclosed proxy card but do not give instructions, your shares will be voted as follows: “FOR” the election of all of our director nominees (Proposal 1), “FOR” the amendment to the 2006 Equity Incentive Plan (Proposal 2), “FOR” the advisory vote on compensation of our named executive officers (Proposal 3), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2013 (Proposal 4) and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Secretary at c/o VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the Internet), or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Stockholder Proposals for the 2014 Annual Meeting

Our stockholders may submit proposals that they believe should be voted upon at our 2014 Annual Meeting of Stockholders.

In the event a stockholder wishes to have a proposal considered for presentation at our 2014 Annual Meeting and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to our Secretary so that it is received no later than January 8, 2014, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2013 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8.

Under our bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by our Secretary at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the 2014 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

For a member of our Board to be considered independent under NYSE rules, the Board must determine that the director does not have a material relationship (as described below) with us and/or our consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

Our Board has undertaken a review of our directors’ independence in accordance with standards that the Board and the Corporate Governance and Nominating Committee have established to assist the Board in making independence determinations. Any relationship listed under the heading “Material Relationships” below will, if present, be deemed material for the purposes of determining director independence. If a director has any relationship that is considered material, the director will not be considered independent. Any relationship listed under the heading “Immaterial Relationships” below will, if present, be considered categorically immaterial for the purpose of determining director independence. Multiple “Immaterial Relationships” will not collectively create a material relationship that would cause the director to not be considered independent. In addition, the fact that a particular relationship is not addressed under the heading “Immaterial Relationships” will not automatically cause a director to not be independent. If a particular relationship is not addressed under the standards established by the Board, the Board will review all of the facts and circumstances of the relationship to determine whether or not the relationship, in the Board’s judgment, is material.

The Board has determined that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Ms. Millard, Mr. Raff, Mr. Rinehart (who served as a director until June 27, 2012) and Mr. Stiefler are independent under NYSE rules. Effective March 13, 2013, Mr. Bergeron resigned as our Chief Executive Officer and Mr. McGinn was appointed interim Chief Executive Officer. Until his appointment as our interim Chief Executive Officer, Mr. McGinn was also an independent director under NYSE rules, as determined by the Board, and served as Chairman of the Board of Directors and a member of the Corporate Governance and Nominating Committee of the Board. Mr. McGinn continues to serve as a director, but effective as of his appointment as interim Chief Executive Officer, he has stepped down as Chairman of the Board and as a member of the Corporate Governance and Nominating Committee. Dr. Denend, who has served as a director since January 2005, was appointed interim Chairman of the Board. During Mr. McGinn’s service as interim Chief Executive Officer, he will not be considered independent; however, under our policy regarding director independence determination, the employment of a director on an interim basis as Chief Executive Officer (or other executive officer position) of VeriFone shall not disqualify a director for being considered independent after ending that employment.

Material Relationships

Any of the following shall be considered material relationships that would prevent a director from being determined to be independent:

Auditor Affiliation. The director is a current partner or employee of our internal or external auditor; a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons and daughters-in-law; and anyone who shares the director’s home, other than household employees) is a current employee of such auditor who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or a current partner of such auditor; or the director or an immediate family member of the director was a partner or employee of such a firm and personally worked on our audit within the last five years.

Business Transactions. The director is an employee of another entity that, during any one of the past five years, received payments from us, or made payments to us, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues, or a member of the director’s immediate family has been an executive officer of another entity that, during any one of the past five years, received payments from us, or made payments to us, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Employment. The director was our employee at any time during the past five years or a member of the director’s immediate family was one of our executive officers in the prior five years.

Interlocking Directorships. During the past five years, the director or an immediate family member of the director was employed as an executive officer by another entity where one of our current executive officers served at the same time on the Compensation Committee.

Other Compensation. A director or an immediate family member of a director received more than $120,000 per year in direct compensation from us, other than director and committee fees, in the past five years.

Investment Banking or Consulting Services. A director is a partner or officer of an investment bank or consulting firm that performs substantial services to us on a regular basis.

Immaterial Relationships

The following relationships shall be considered immaterial for purposes of determining director independence:

Affiliate of Stockholder. A relationship arising solely from a director’s status as an executive officer, principal, equity owner, or employee of an entity that is one of our stockholders.

Certain Business Transactions. A relationship arising solely from a director’s status as an executive officer, employee or equity owner of an entity that has made payments to or received payments from VeriFone for property or services shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during any one of such other entity’s last five fiscal years are not in excess of the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Director Fees. The receipt by a director from us of fees for service as a member of the Board and committees of the Board.

Other Relationships. Any relationship or transaction that is not covered by any of the standards listed above in which the amount involved does not exceed $25,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent. Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial pursuant to this section to the extent that it is required to be disclosed in SEC filings under Item 404 of the SEC’s Regulation S-K.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that provide the framework within which the Board directs our corporate governance. Our Corporate Governance and Nominating Committee reviews these guidelines annually and recommends changes to the Board for approval as appropriate. Our corporate governance guidelines are available on the Investor Relations section of our website, http://ir.verifone.com/, and are available in print to any stockholder who requests it.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is available on the Investor Relations section of our website, http://ir.verifone.com/, and is available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to all of our employees, officers and directors. We will post any amendments to or waivers from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the “code of ethics” definition set forth in Item 406(b) of Regulation S-K of the SEC at http://ir.verifone.com/.

Director Attendance at Meetings

Although our Board recognizes that conflicts may occasionally prevent a director from attending a Board or stockholder meeting, the Board expects each director to make every reasonable effort to keep such absences to a minimum. During fiscal year 2012, each of our directors attended not less than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by the committees of the Board on which such director served (during the periods of such service). At the 2012 Annual Meeting of Stockholders, all of our directors standing for re-election were in attendance. In fiscal year 2012, the Board held a total of seven meetings.

Executive Sessions

Non-employee directors meet in executive session without any management directors or employees present at each regularly scheduled Board meeting. The presiding director at these meetings is the Chairman of the Board. For the first half of fiscal year 2012 our Chairman of the Board was Charles Rinehart. Mr. Rinehart did not stand for re-election at our 2012 Annual Meeting of Stockholders on June 27, 2012 and, following the election of directors at the Annual Meeting, the Board of Directors appointed Mr. McGinn as Chairman of the Board. Mr. McGinn was appointed as interim Chief Executive Officer following Mr. Bergeron’s resignation as our Chief Executive Officer on March 12, 2013. In connection with his appointment as interim Chief Executive Officer, Mr. McGinn stepped down as Chairman of the Board and Dr. Denend was appointed interim Chairman of the Board.

Communications with Directors

Any interested party may direct communications to individual directors, including the presiding director, to a board committee, the independent directors as a group or to the Board as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group or to the Board as a whole c/o Secretary, VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110. Our Secretary or an Assistant Secretary will review all communications so addressed and will relay to the addressee(s) all communications determined to relate to our business, management or governance.

Committees of our Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Board has adopted an Audit Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/, and is available in print to any stockholder who requests it, and defines the Audit Committee’s purposes to include:

•	Overseeing the compensation for and supervising our independent registered public accounting firm;

•	Reviewing our internal accounting procedures, systems of internal controls and financial statements;

•	Reviewing and approving the services provided by our internal auditors and independent registered public accounting firm, including the results and scope of their audits; and

•	Reviewing and approving all related party transactions.

The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any pre-approvals made under delegated authority are presented to the Audit Committee at its next scheduled meeting.

In fiscal year 2012, our Audit Committee met nine times, and met in executive session without management present at each such meeting. Our Board and our Corporate Governance and Nominating Committee have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Our Board has adopted a Compensation Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/, and is available in print to any stockholder who requests it, and defines the Compensation Committee’s purposes to include:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving our CEO’s compensation level based on this evaluation;

•

Making recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, including the VeriFone Bonus Plan and the 2006 Equity Incentive Plan, overseeing the activities of the individuals responsible for administering these plans, and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	Approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•

Overseeing, in consultation with management, regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the U.S. Internal Revenue Code (“IRC”);

•	Making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any of our current or former officers; and

•	Preparing an annual Report of the Compensation Committee for inclusion in our annual proxy statement.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities, as long as the subcommittee contains at least the minimum number of directors necessary to meet any regulatory requirements.

In fiscal year 2012, our Compensation Committee met five times, and met in executive session without management present at each such meeting.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Compensation Committee is included in this Proxy Statement under “Compensation Committee Report.”

Corporate Governance and Nominating Committee

Our Board has adopted a Corporate Governance and Nominating Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/ and is available in print to any stockholder who requests it. Our Corporate Governance and Nominating Committee charter defines the Corporate Governance and Nominating Committee’s purposes to include:

•	Making recommendations to the Board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the Board or any committee thereof;

•

Identifying and evaluating individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and selecting, or recommending to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders;

•	Developing and recommending to the Board, standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director;

•

Identifying Board members qualified to fill vacancies on any committee of the Board (including the Corporate Governance and Nominating Committee) and recommending that the Board appoint the identified member or members to the respective committee;

•	Establishing procedures for the Corporate Governance and Nominating Committee to exercise oversight of the evaluation of the Board and management;

•	Developing and recommending to the Board a set of corporate governance principles applicable to VeriFone and reviewing those principles at least once a year; and

•	Assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of the Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee has not established specific minimum education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex and global organization, and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. The Corporate Governance and Nominating Committee considers each candidate’s judgment, skill, diversity and professional experience with businesses and other organizations of comparable size in the context of the needs of the Board, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. At this stage of our development, relevant experiences include, among other things, large-company CEO experience, senior management experience in the payments industry, senior-level experience at multi-national companies with oversight over international operations and financial, accounting expertise and executive-level experience in strategic markets for us, such as media. In addition, each candidate is expected to contribute positively to the existing chemistry and collaborative culture among Board members and must have the time and ability to make a constructive contribution to the Board. The Corporate Governance and Nominating Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on the Board, and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. Although the Corporate Governance and Nominating Committee does not have a formal policy on diversity, the Corporate Governance and Nominating Committee broadly construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of the Board engage in an annual self-evaluation that includes an evaluation of diversity of the Board, and the Corporate Governance and Nominating Committee discusses the value of diversity during its annual review of Board composition.

The Corporate Governance and Nominating Committee has generally identified nominees based upon suggestions by directors, management, outside consultants, including third-party search firms, and stockholders.

Before considering any nominee, the Corporate Governance and Nominating Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of the Corporate Governance and Nominating Committee, as well as other members of the Board and management as appropriate, interview the nominee. After completing this evaluation, the Corporate Governance and Nominating Committee makes a recommendation and refers the nominee to the full Board for consideration. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

The Corporate Governance and Nominating Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Corporate Governance and Nominating Committee.

In fiscal year 2012, our Corporate Governance and Nominating Committee met four times, and met in executive session without management present at each such meeting.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Corporate Governance and Nominating Committee is included in this Proxy Statement under “Report of the Corporate Governance and Nominating Committee.”

Director Stock Ownership Guidelines

In March 2010, the Board adopted stock ownership guidelines for our directors. These guidelines require each non-employee director to own a minimum number of shares of our common stock equal to approximately three times the annual director retainer of $55,000. Under these guidelines, only vested restricted stock units and owned stock count toward the ownership level, and directors have a five year period over which to achieve the target ownership level. The Board also adopted stock ownership guidelines for our named executives as described under “Compensation Discussion and Analysis”—“Compensation Program.”

OUR BOARD OF DIRECTORS

Board Leadership Structure

Under our current Corporate Governance Guidelines, the Board is free to select its Chairman and our Chief Executive Officer in the manner it considers to be in our best interests at any given point in time. Since 2008 the positions of Chairman of the Board and Chief Executive Officer have been held by separate persons. The Board believes that this structure is appropriate for us because it allows our Chief Executive Officer to focus his time and energy on leading our key business and strategic initiatives while the Board focuses on oversight of management, overall enterprise risk management and corporate governance. The Board and its committees meet throughout the year on a set schedule, usually at least once a quarter, and also hold special meetings from time to time. Agendas and topics for Board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing quarterly our business, operations and performance;

•	Reviewing progress of strategic initiatives and longer-term strategic and business plans;

•	Reviewing key product, market, industry and competitive issues;

•	Reviewing and approving material investments or acquisitions, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Overseeing our compliance with legal and regulatory requirements;

•	Overseeing our financial results;

•	Overseeing overall insurance structure and policies, including director and officer insurance levels;

•	Overseeing our enterprise risk management strategy;

•

Evaluating the performance of the Board and reviewing and determining the qualifications of directors and mix of expertise and other attributes of directors, including the financial expertise of members of the Audit Committee;

•	Reviewing and determining the independence of our directors, the appointment of the Chairman of the Board and the selection of Board committee members;

•	Selecting and approving director nominees; and

•	Reviewing and approving director compensation, executive compensation and overall compensation plans.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. As set forth in its charter and annual work plan, our Audit Committee has primary responsibility for overseeing our enterprise risk management process. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, operations risk management policies, major financial risk exposures, exposures related to compliance with legal and regulatory requirements, and management’s actions to monitor and control such exposures. Our Vice President of Internal Audit reviews with the Audit Committee our annual operational risk assessment results and at least once each quarter the results of internal audits, including the adequacy of internal controls over financial reporting. Our Vice President of Internal Audit and Chief Information Officer report to the Audit Committee on information systems controls and security. Throughout each fiscal year, the Audit Committee invites appropriate members of management to its meeting to provide enterprise-level reports relevant to the Audit Committee’s oversight role, including adequacy and effectiveness of management reporting and controls systems used to monitor adherence to policies and approved guidelines, information systems, treasury, insurance structure and coverage, tax structure and planning, worldwide disaster recovery planning and the overall effectiveness of our operations risk management policies. The Audit Committee is generally scheduled to meet at least twice a quarter, and generally covers one or more areas relevant to its risk oversight role in at least one of these meetings. At each meeting, the Audit Committee also reviews with Mr. Liu, who serves as our General Counsel and Chief Compliance Officer, any significant compliance matters, including matters raised through internal audit reviews and our alert line.

Our Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. In establishing and reviewing our executive compensation program, including consultations with independent compensation experts, our Compensation Committee intends that the program does not encourage unnecessary or excessive risk taking. Our compensation program utilizes a mix of base salary and short-term and long-term incentive awards to align our executive compensation with our success, particularly with respect to financial performance and stockholder return. The Compensation Committee sets the amount of our executives’ base salaries at the beginning of each fiscal year. A substantial portion of bonus amounts are tied to overall corporate performance and stockholder return, and total bonuses represent a relatively small percentage of an executive officer’s total compensation opportunities. Compensation provided to the executive officers also includes a substantial portion in the form of long-term equity awards that help further align executives’ interests with those of our stockholders. Similarly, the compensation programs for employees generally consist of base salary and a mix of performance-based bonus opportunities and long-term equity incentives designed to focus on creating long-term shareholder value and not to encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities are capped and may be reduced at our discretion based on individual performance. Our Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our financial performance and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Our Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance, including development of corporate governance principles applicable to us, evaluation of federal securities laws and regulations with respect to our insider trading policy, development of standards to be applied in making determinations as to the absence of material relationships between us and a director and formal periodic evaluations of the Board and management. Our Corporate Governance and Nominating Committee seeks to align our governance practices with best practices among peer companies and considers recommendations by shareholder advisory organizations with respect to corporate governance.

Reports delivered by all of our committee chairmen on at least a quarterly basis keep the Board abreast of its committees’ risk oversight and other activities.

Adoption of Majority Voting Provision

In considering best practices of corporate governance among peer companies and governance practices recommended by shareholder advisory organizations and supported by our stockholders, our Corporate Governance and Nominating Committee has recommended, and our Board has approved, the adoption of a majority voting bylaws and corporate governance guidelines provision which will become effective immediately following the close of our 2013 Annual Meeting of Stockholders.

We are amending our bylaws and Corporate Governance Guidelines to provide that in an uncontested election of directors, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), and in a contested election, each director shall be elected by a plurality of the votes cast. A contested election shall be an election for which our Corporate Secretary determines that the number of director nominees exceeds the number of directors to be elected as of the date that is ten days preceding the date we first mail our notice of meeting for such meeting to stockholders. Under the amended Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Corporate Governance and Nominating Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. In considering whether to recommend accepting or rejecting the tendered resignation, the Corporate Governance and Nominating Committee will consider all factors that it deems relevant including, but not limited to, any reasons stated by stockholders for their “withheld” votes for election of the director, the length of service and qualifications of the director, our Corporate Governance Guidelines and the director’s overall contributions as a member of our Board. The Board will consider these and any other factors it deems relevant, as well as the Corporate Governance and Nominating Committee’s recommendation, when deciding whether to accept or reject the tendered resignation. Any director whose resignation is under consideration shall not participate in the Corporate Governance and Nominating Committee deliberation and recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, unless a longer period of time is necessary in order to comply with any applicable NYSE or SEC rule or regulation, in which event the Board shall take action as promptly as is practicable while satisfying such requirements. We will promptly disclose the decision and the reasons therefor in a Current Report on Form 8-K furnished to the SEC.

Biographical Information Regarding Our Current Directors

Certain biographical information regarding our current directors is set forth below. In each individual’s biography we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of our Board. In addition to these specific attributes, all of our directors have public company leadership experience, significant expertise in one or more areas of importance to our business and have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our company.

Robert W. Alspaugh. Mr. Alspaugh, age 66, has served as a director since September 2008. From 2002 to 2006, Mr. Alspaugh served as Chief Executive Officer of KPMG International and from 1998 to 2002, Mr. Alspaugh served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice. He joined KPMG in the Denver office in 1969 and was elected partner in 1978. In addition to providing more than ten years of service on the management committee and four years on the board of directors of KPMG, Mr. Alspaugh served on the board of KPMG International and was responsible for implementing the strategy of the global organization, which included member firms in 150 countries and more than 100,000 employees. Mr. Alspaugh holds a BBA degree (summa cum laude) in accounting from Baylor University. Mr. Alspaugh is currently a member of the boards of directors of Ball Corp., a supplier of metal and plastic packaging for beverages, food and household products, and of aerospace technologies and services to defense and civilian government agencies and Autoliv, Inc., a developer, manufacturer and supplier of safety systems to the automotive industry. Mr. Alspaugh also serves on the boards of directors of DSG Technologies, Inc. and Triton Container International, Ltd., both privately-held companies. Among other skills and qualifications, Mr. Alspaugh brings to our Board substantial global financial management and accounting expertise which is relevant to our business and has led the Board to determine that he is an “audit committee financial expert” as defined by the SEC. Additionally, Mr. Alspaugh’s extensive global management and leadership experience is relevant to his oversight role on our Audit Committee given the global nature of our operations and the related complexities. Mr. Alspaugh serves on our Audit Committee and our Corporate Governance and Nominating Committee. Mr. Alspaugh serves as the chairman of the audit committees of Triton Container, Autoliv and Ball Corp. He also serves on the compliance committee for Autoliv and the finance committee for Ball Corp.

Leslie G. Denend. Dr. Denend, age 72, has served as interim non-executive Chairman of our Board since March 12, 2013 and as a director since January 2005. Dr. Denend was President of Network Associates, Inc., from December 1997 until May 1998. Since 1998, Dr. Denend has served on the boards of numerous public and private companies. Dr. Denend also was President and CEO of Network General Corporation from February 1993 until December 1997 and Chairman, President and CEO of Vitalink Communications Corporation from October 1990 until its acquisition by Network Systems Corp. in June 1991. Dr. Denend remained as a business unit president at Network Systems Corp. until December 1992. He was Executive Vice President at 3Com Corporation from January 1989 until October 1990. He was also a partner in McKinsey and Company from December 1984 until January 1989. Dr. Denend served as Executive Assistant to the Executive Director of the Council on International Economic Policy in the Executive Office of the President from August 1974 until August 1975, as a member of the National Security Council Staff from June 1977 until 1979, when he became the Special Assistant to the Assistant to the President for National Security Affairs, until January 1981. Dr. Denend also served as Deputy Director of the Cabinet Council on Economic Affairs from May 1982 until June 1983. Dr. Denend earned a Ph.D. and an M.B.A. from Stanford University and a B.S. from the U.S. Air Force Academy. He currently serves as a director and as chairman of the Compensation Committee of Exponent, Inc., an engineering and scientific consulting firm. Previously, from June 1995 through March 2011, Dr. Denend served on the board of directors and compensation committee (as chairman) of McAfee, Inc. (now wholly owned by Intel Corporation). Dr. Denend brings to our Board, among other skills and qualifications, extensive board-level experience over his career and valuable insight on strategic development, operational and executive compensation matters. Dr. Denend’s substantial experience as CEO and in other senior executive positions at a number of high technology companies is particularly relevant to our Board and management team. Dr. Denend is the Chairman of the Compensation Committee of our Board and also serves on our Audit Committee.

Alex W. (Pete) Hart. Mr. Hart, age 72, has served as a director since July 2006. Mr. Hart has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he served as Chief Executive Officer and from March 1994 to August 1995 as Executive Vice Chairman of

Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider. Mr. Hart holds a bachelor degree in social relations from Harvard University. He is currently a member of the boards of directors of Global Payments, Inc., a payment services company (since February 2001) and Mitek Systems, Inc., a mobile video technology company (since December 2010). Mr. Hart also serves as a director and member of the compensation committee for Solicore, Inc., a private company that develops and manufactures embedded power solutions. From April 2001 until April 2012, Mr. Hart served as Chairman of the Board and a director of SVB Financial Corp. Mr. Hart also previously served on the board of directors and compensation committee of FICO, Inc., a predictive software company. Among other skills and qualifications, Mr. Hart has been an active participant in the payments and financial services industry for more than 40 years including as senior executive, director and consultant, and further, Mr. Hart’s payments industry experience ranges from executive roles at banks, issuers, acquirers and card associations, all of which provide unique insight into our business operations and strategy. The wide spectrum of Mr. Hart’s business and professional experience within the payments industry strongly complements the attributes of our other directors. Mr. Hart is the Chairman of our Corporate Governance and Nominating Committee. He also serves on the governance committees of Global Payments (as chairman) and Mitek, and on the compensation committees of Global Payments and Mitek (as chairman).

Robert B. Henske. Mr. Henske, age 51, has served as a director since January 2005. Mr. Henske has served as a Managing Director of Hellman & Friedman LLC since July 2007. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group of Intuit Inc. He was Intuit’s Chief Financial Officer from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and Chief Financial Officer of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was a partner at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm. He holds a B.Sc. degree in Chemical Engineering from Rice University and an M.B.A. (with distinction) in Finance and Strategic Management from The Wharton School at the University of Pennsylvania. Mr. Henske currently serves on the board of a number of private companies including Associated Materials LLC, as well as chairman of the boards of directors of Ellucian (formerly Datatel, Inc.), and OpenLink Financial. Mr. Henske was previously a member of the boards of directors of Goodman Global, Inc., Activant Solutions, Inc. (as chairman), Iris Software Ltd. (as chairman), Williams Scotsman, Grove Worldwide, Reliant Building Products and American Savings Bank. In addition to other skills and qualifications, Mr. Henske brings to our Board significant finance and accounting experience through his former roles as Chief Financial Officer of large, global companies in the high technology industry. Mr. Henske’s leadership and management experiences, including his service as a director and committee member on the boards of a number of companies, provide valuable insight on dynamics and operation of the Board, particularly in its oversight role. Mr. Henske is Chairman of our Audit Committee, is one of our Audit Committee financial experts and serves on our Compensation Committee. Mr. Henske is also on the audit and compensation committees of OpenLink Financial, Associated Materials LLC and Ellucian.

Richard A. McGinn. Mr. McGinn, age 66, has served as our interim CEO since March 12, 2013 and as a director since December 2008. From June 27, 2012 to March 12, 2013, Mr. McGinn served as non-executive Chairman of the Company’s Board of Directors. Mr. McGinn is a Senior Advisor at RRE Ventures, an investment advisory and venture capital firm, and a general partner with MR Investment Partners, an investment advisory private equity firm. Mr. McGinn joined RRE Ventures as a Senior Advisor in August 2001. From October 1997 to October 2000, he served as the Chief Executive Officer of Lucent Technologies Inc., a telecommunications equipment provider which he joined in February 1996, and at which he was President and Chief Operating Officer from February 1996 to October 1997. Prior to Lucent, Mr. McGinn served in various executive level positions at AT&T, a telecommunications service provider, including as Chief Executive Officer of AT&T Network Systems. Mr. McGinn holds a B.A. from Grinnell College. Mr. McGinn is currently a member of the board of directors of American Express Co., a financial services company. Previously, from January 2003 to November 2011, Mr. McGinn served on the board of directors of Viasystems Group, Inc., a provider of complex multi-layer printed circuit boards and electro-mechanical solutions. Mr. McGinn brings to our Board, among other skills and qualifications, core business skills and insight into operations and management of large, global companies drawn from his senior executive roles at multi-national companies, including as Chief Executive Officer. Our Board values Mr. McGinn’s expertise in the communications, networking and technology industries. He also serves on the compensation and nominating committees of American Express.

Wenda Harris Millard. Ms. Millard, age 58, has served as a director since September 2012. Ms. Millard is President and Chief Operating Officer of MediaLink LLC (“MediaLink”), an advisory firm that provides critical counsel and strategic direction to the media, marketing, advertising, entertainment and technology industries. Ms. Millard joined MediaLink in April 2009. Previously, Ms. Millard served as President of Media for Martha Stewart Living Omnimedia, Inc. from July 2007 to April 2009, and as its Co-Chief Executive Officer from June 2008 to April 2009. From 2001 to 2007, Ms. Millard was Chief Sales Officer of Yahoo! Inc., overseeing the company’s advertising and marketing services. Prior to 2007, Ms. Millard served in a number of executive positions in publishing, advertising and online media, including as President, Ziff Davis Internet, Inc. and Chief Internet Officer, Ziff Davis; Executive Vice President and General Manager, Network/Media of DoubleClick Inc.; President of Standard Rate & Data Service; Senior Vice President and Publisher of Family Circle Magazine for The New York Times Company; and as Executive Vice President and Publisher of Adweek Magazines. Ms. Millard holds a B.A. from Trinity College and an M.B.A. from the Harvard Business School. She currently also serves on the board of Millennial Media, Inc., a digital and mobile media advertising business, where she has served as a director since May 2009, and is a member of its compensation committee. Ms. Millard previously served on the boards of True North Communications Inc., a global advertising and communications company (formerly listed on the NYSE under the ticker “TNO” and acquired by The Interpublic Group of Companies in 2001) and Martha Stewart Living Omnimedia. In addition, she is a member of the board of the James Beard Foundation and previously has also served as Chairman of the Internet Advertising Bureau. Among other skills and qualifications, Ms. Millard is a seasoned executive with over thirty years in the publishing, advertising and online world. She is one of the early pioneers of internet advertising with demonstrated ability to drive growth and innovation in advertising and online media, including her contributions at DoubleClick, Ziff Davis, Yahoo! and Martha Stewart Living Omnimedia, which the Board believes will be a valuable resource as we continue to expand activities of our payment-enabled media businesses and other strategic initiatives in advertising and digital media. Ms. Millard has served on our Compensation Committee since the date of her appointment to our board.

Eitan Raff. Mr. Raff, age 71, has served as a director since October 2007. Mr. Raff currently serves as a financial consultant to Wolfson Clore Mayer Ltd. and as a senior advisor to Morgan Stanley. Mr. Raff also serves on the board of directors of Alon USA Partners GP, LLC, a Delaware limited liability company that is owned by Alon USA Energy, Inc. and general partner of Alon USA Partners, LP, a Delaware limited partnership that owns and operates a crude oil refinery and markets and distributes petroleum products. Mr. Raff is also chairman of the public board of Youth Leading Change, a non-profit association, and previously served as the Accountant General (Treasurer) in the Israeli Ministry of Finance. Mr. Raff holds a B.A. and M.B.A. from the Hebrew University of Jerusalem and, in 2012, received a Doctor Philosophiae Honoris Causa from the Hebrew University of Jerusalem. Mr. Raff currently serves on the boards of directors of Israel Corp. Ltd. and a number of privately-held corporations. Mr. Raff previously served as chairman of the board of directors of Bank Leumi le Israel B.M., Bank Leumi USA and Bank Leumi UK plc from 1995 until 2010. Mr. Raff brings to the Board, among other skills and qualifications, extensive and in-depth experience within the financial services industry, as well as global and cultural aspects of operations and business management relevant to our strategic development. Additionally, Mr. Raff provides unique perspectives on corporate governance and administration based on his long tenure with Bank Leumi. Mr. Raff is a member of our Corporate Governance and Nominating Committee. He currently serves on the investment and capital structure committee of Israel Corp. and on the audit committee of Alon USA Partners GP, LLC. While serving on the Bank Leumi le Israel B.M. board, Mr. Raff served on a number of committees of the board of directors, including the committees on credit, finance, administration, conflicts of interest and risk management.

Jeffrey E. Stiefler. Mr. Stiefler, age 66, has served as a director since September 2008. Mr. Stiefler has been a senior leader and director of a number of companies, primarily in financial and business services. He was Venture Adviser of Emergence Capital Partners from 2008 to 2012. Mr. Stiefler was Chairman, President, and CEO of Digital Insight in August 2003, prior to the company’s acquisition by Intuit in February 2007. From 1995 to 2003, Mr. Stiefler was an advisor to two private equity firms, McCown DeLeeuw and Co. and North Castle Partners. From 1993 to 1995, he was President and Director of American Express Company. He holds a B.A. from Williams College and M.B.A. from the Harvard Business School. Mr. Stiefler is a director of LPL Investment Holdings Inc., a provider of technology and infrastructure services to independent financial advisors and to financial institutions, and Vantiv, Inc., a provider of payment processing services. From August 2010 until the initial public offering of Vantiv, Inc. in March 2012, Mr. Stiefler served as a director of one of its subsidiaries. Previously, Mr. Stiefler served on the board of directors of Taleo Corporation, a provider of talent management solutions, until its acquisition by Oracle Corporation in April 2012. Mr. Stiefler also serves on the boards of a number of privately-held corporations, including LogicSource, a provider of outsourced print management services, Touch Commerce Corporation, a provider of online interaction optimization solutions, and SquareTrade, Inc., a provider of branded consumer warranty services. Previously, Mr. Stiefler has served as President and Chief Executive Officer of IDS (a subsidiary of American Express Company), Senior Vice President for Citicorp’s Person-to-Person business unit, Vice Chairman of Walker Digital Corp., and director of a number of companies, including National Computer Systems, TeleSpectrum, Outsourcing Solutions, CRC Health, and Education Lending Group. He has been a guest lecturer at a number of leading business schools including Harvard and Wharton. Mr. Stiefler brings to the Board, among other skills and qualifications, expertise in business operations and infrastructure based on nearly two decades in senior executive positions in the financial and business services industry. The Board values the diversity of Mr. Stiefler’s business experience, which ranges from venture-stage companies to mid-sized technology companies to large multinational companies, as well as his experiences as a lecturer in an educational setting. Mr. Stiefler serves on our Audit Committee and on our Compensation Committee. He also serves on the audit committee of LPL Investment Holdings, as chairman of the board and on the audit and governance committees of Vantiv, and as chairman of the boards and member of the compensation committees of LogicSource and Touch Commerce.

There are no family relationships among any directors, nominees or executive officers of VeriFone.

Committee Membership

The table below summarizes membership information for each of the Board committees as of May 8, 2013:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert W. Alspaugh	✓	—	✓
Leslie G. Denend	✓	✓(Chairman)	—
Alex W. (Pete) Hart	—	—	✓(Chairman)
Robert B. Henske	✓(Chairman)	✓	—
Richard A. McGinn(1)	—	—	—
Wenda Harris Millard	—	✓	—
Eitan Raff	—	—	✓
Jeffrey E. Stiefler	✓	✓	—

✓= Member

(1)	Effective as of Mr. McGinn’s appointment as our interim Chief Executive Officer effective March 12, 2013, Mr. McGinn ceased his service as a member of our Corporate Governance and Nominating Committee.

Audit Committee Financial Expert

Our Board has determined that each of Robert W. Alspaugh and Robert B. Henske is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of United States generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to assess the general application of GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of Audit Committee functions.

Director Compensation

The Corporate Governance and Nominating Committee regularly reviews director compensation against peer group data and pay practices. In March 2012, the Board and the Corporate Governance and Nominating Committee conducted a periodic review of director compensation, which included an evaluation of peer group pay practices and recommendations by a third-party compensation consultant. The Corporate Governance and Nominating Committee sought to align director compensation with best practices of peer group companies, including implementation of director stock ownership guidelines. Following that review, and upon recommendation of the Corporate Governance and Nominating Committee, the Board approved the following changes for the compensation for our directors who are not our employees with effect from March 21, 2012: (1) an increase in the annual retainer from $45,000 to $55,000 for directors who are not our employees; (2) an increase in the target value of equity awards such that each incumbent director will be entitled to receive an annual equity award consisting of options to purchase shares of our common stock with a target value of $75,000 and restricted stock units with a target value of $75,000; and (3) removal of the separate equity award upon a director’s initial appointment to the Board. In addition, the annual retainer for the Chairman of the Board was increased from $45,000 to $100,000 effective following our 2012 Annual Meeting of Stockholders on June 27, 2012.

Each non-employee director was entitled to receive an annual cash retainer and a meeting attendance fee for service on the Board and Board committees during fiscal year 2012 as follows:

Annual director retainer (effective through March 20, 2012)	$45,000
Annual director retainer (with effect from March 21, 2012)	$55,000
Chairman of the Board retainer (effective through June 26, 2012)(1)	$45,000
Chairman of the Board retainer (with effect from June 27, 2012)(1)	$100,000
Annual committee chair retainers:
Audit Committee	$20,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$10,000
Board and committee meeting in-person attendance fee	$1,500
Board and committee meeting telephonic attendance fee	$1,500

(1)	The Chairman of the Board retainer is incremental to the annual director retainer.

All director fees are paid in quarterly installments and prorated as applicable for changes in compensation. In addition, under the revised director compensation plan effective March 21, 2012, each incumbent director is entitled to receive an annual equity award consisting of options to purchase shares of our common stock with a target value of $75,000 and restricted stock units with a target value of $75,000. The grant date of director equity awards will be the first trading day in the month following our annual meeting and the exercise price of the stock option grants will be the closing price of our common stock on the grant date. The number of options is determined based on the Black-Scholes fair value as of the date of grant and the number of restricted stock units is determined based on the 60 day average share price as of the date of grant, in each case rounded to the nearest 500 options or units. The annual equity awards vest in full on the first anniversary of the grant date. Stock options will have a term of seven years.

The following table sets forth a summary of the compensation earned by our non-employee directors for services in fiscal year 2012:

Name	Cash Fees	Option Awards (1), (2)	Stock Awards (1), (3)	All Other Compensation	Total
Robert W. Alspaugh	$81,164	$81,015	$65,240	$—	$227,419
Dr. Leslie G. Denend	$92,664	$81,015	$65,240	$—	$238,919
Alex W. (Pete) Hart	$77,664	$81,015	$65,240	$—	$223,919
Robert B. Henske	$96,664	$81,015	$65,240	$—	$242,919
Richard A. McGinn	$99,459	$81,015	$65,240	$—	$245,714
Wenda Harris Millard(4)	$5,274	$—	$—	$—	$5,274
Eitan Raff	$67,664	$81,015	$65,240	$—	$213,919
Charles R. Rinehart(5)	$76,644	$—	$—	$—	$76,644
Jeffrey Stiefler	$81,164	$81,015	$65,240	$—	$227,419

(1)	During fiscal year 2012, each non-employee member of the Board who was a director as of the close of the 2012 annual meeting on June 27, 2012 was granted 2,000 restricted stock units and 5,000 stock options. Amounts shown in these columns reflect the aggregate fair value of each award as of the grant date of such award computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards. The fair value of option awards was estimated using the Black-Scholes option pricing model in accordance with FASB ASC Topic 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2012.

(2)	As of October 31, 2012, the aggregate outstanding number of options held by each of our non-employee directors is as follows: Mr. Alspaugh, 41,375 shares; Dr. Denend, 56,500 shares; Mr. Hart, 67,876 shares; Mr. Henske 56,000 shares; Mr. McGinn, 27,500 shares; Ms. Millard, 0 shares; Mr. Raff, 14,500 shares; and Mr. Stiefler, 66,500 shares.

(3)	As of October 31, 2012, the aggregate number of restricted stock units held by each of our non-employee directors is as follows: Mr. Alspaugh, 7,000; Dr. Denend, 2,000; Mr. Hart, 2,000; Mr. Henske 7,000; Mr. McGinn, 5,500; Ms. Millard, 0; Mr. Raff, 2,000; and Mr. Stiefler, 7,000.

(4)	Ms. Millard joined our Board on September 26, 2012.

(5)	Mr. Rinehart, who was previously the Chairman of our Board, did not stand for reelection at our annual meeting on June 27, 2012, and therefore ceased to be a member of our Board as of that date.

OUR EXECUTIVE OFFICERS

Our executive officers and their ages as of May 8, 2013 are as follows:

Name	Age	Position
Albert Liu	40	Executive Vice President, Corporate Development & General Counsel
Richard A. McGinn	66	Interim Chief Executive Officer
Jennifer Miles	41	President, VeriFone Americas
Marc E. Rothman	48	Executive Vice President and Chief Financial Officer
Eliezer Yanay	53	Chief Operations Officer

Albert Liu. Mr. Liu serves as Executive Vice President, Corporate Development and General Counsel. Mr. Liu joined VeriFone in October 2008, as Senior Vice President, General Counsel and Corporate Secretary

and was named Executive Vice President, Corporate Development in August 2011. In his capacity Mr. Liu also served as Chief Compliance Officer. Prior to joining VeriFone, he was Vice President, Legal and Corporate Development, and Company Secretary for NETGEAR, Inc., a provider of networking solutions, since October 2004. Mr. Liu also previously served as General Counsel, Director of Human Resources and Secretary of Turnstone Systems, Inc., a supplier of digital subscriber line testing equipment and General Counsel and Secretary for Yipes Enterprise Services, a provider of Ethernet connectivity services. Mr. Liu began practicing law with the firm of Sullivan & Cromwell in New York, advising clients on all aspects of corporate and securities law, leading public and private securities offerings, and negotiating and finalizing venture capital investments and contracts. Before entering the legal field, he was a software engineer at Tandem Computers. He holds dual degrees in Computer Science and Political Science from Stanford University, and a J.D (magna cum laude) from the University of California, Hastings College of the Law. He is a member of the State Bar of California.

Biographical information for Mr. McGinn is set forth above.

Jennifer Miles. Ms. Miles has served as our President, VeriFone Americas since March 18, 2013. Ms. Miles joined VeriFone in February 2001 and has served in various management positions, playing an integral role in driving the growth of VeriFone’s solutions. Most recently, she served as VeriFone’s Executive Vice President, North America from August 2011 to March 18, 2013, overseeing VeriFone’s North America business. Prior to joining VeriFone, Ms. Miles spent six years with Wachovia Bank serving in several roles including sales and product management of corporate treasury and cash management solutions to Fortune 500 companies. Ms. Miles graduated from the University of Georgia with a bachelor degree in Business Administration.

Marc E. Rothman. Mr. Rothman has served as our Executive Vice President and Chief Financial Officer since February 4, 2013. Prior to joining VeriFone, Mr. Rothman served as the Chief Financial Officer of Motorola Mobility, Inc., where he oversaw global financial strategy, financial analysis and reporting, regulatory financial compliance, restructuring activities, and mergers and acquisitions, including involvement in Motorola Mobility’s spin-off transaction from its former parent company, Motorola, Inc., as well as the sale of the company to Google in May 2012. At Motorola, he also held a number of senior finance leadership positions across the company, including serving as chief financial officer in several of its business segments (Public Safety, Networks and Enterprise and Mobile Devices). Mr. Rothman joined Motorola, Inc. through the acquisition of General Instrument in 2000, and at that time he was corporate controller. He began his career at Deloitte & Touche LLP. Mr. Rothman is a Certified Public Accountant in the State of California and graduated from Richard Stockton College with a Bachelors degree in Business.

Eliezer Yanay. Mr. Yanay has served as our Chief Operations Officers since March 18, 2013. Previously, Mr. Yanay served as Executive Vice President, Operations from August 2011 to March 18, 2013, responsible for global R&D initiatives, supply chain and product management, President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia from March 2009 to August 2011 and as President of VeriFone Israel and Managing Director of Middle East from November 2006 to March 2009. Mr. Yanay joined VeriFone following its acquisition of Lipman Electronic Engineering in November 2006. Mr. Yanay had served at Lipman as Executive Vice President of Sales and Marketing since September 2001 where his responsibilities included management of worldwide sales and marketing activities, management of the corporate sales and marketing department and oversight of Lipman’s non-U.S. subsidiaries. Before joining Lipman, Mr. Yanay held various senior-level positions at Shira Computers Ltd. (a subsidiary of VYYO Inc.) and Scitex Corporation, Ltd. Mr. Yanay holds a Bachelor of Arts in Psychology from Tel Aviv University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the principles, policies, and practices that formed the foundation of our compensation program in fiscal year 2012 and explains how they applied to our named executives for fiscal year 2012: our Chief Executive Officer, Douglas G. Bergeron; our Executive Vice President and Chief Financial Officer, Robert Dykes; our Executive Vice President managing Europe, Middle East, Africa and Asia, Jeff Dumbrell; our Executive Vice President, Corporate Development and General Counsel, Albert Liu; and our Executive Vice President of Operations, Eliezer Yanay. We refer to these executive officers as our “named executives.” Mr. Dykes resigned from his position as our Executive Vice President and Chief Financial Officer effective February 4, 2013 and retired from VeriFone effective February 28, 2013. Mr. Bergeron resigned effective March 12, 2013 and effective March 18, 2013, Mr. Dumbrell no longer serves as Executive Vice President, Europe, Middle East, Africa and Asia and is no longer one of our named executives.

Compensation Program

Objectives

We believe that highly talented, dedicated, and results-oriented management is critical to our growth and long-term success. Our compensation program, which is subject to the oversight of our Board and its Compensation Committee, is designed to:

•	Attract, motivate, and retain management talent of high quality in a competitive market;

•

Align our management’s interests with long-term stockholder value by providing for a significant portion of management’s compensation in the form of stock options, restricted stock units, and other stock-based awards (with either time-based vesting schedules or performance-based vesting schedules) the value of which depends upon the performance of our common stock;

•

Tie each named executive’s compensation to our success during the most recent fiscal year, measured in large part by our financial and operational performance and any variations in stockholder value during that period;

•

Tie a portion of each named executive’s compensation to that executive’s individual performance in supporting our goals for the fiscal year as outlined by the Board, in order to encourage and reflect individual contributions to our overall performance by rewarding individual achievement;

•

Ensure that each named executive’s compensation is at appropriate and competitive levels relative to each other and to senior executives at companies that we have identified as peer group companies, including certain of our competitors; and

•

Structure, to the extent deemed appropriate by our Compensation Committee, the bonuses paid to our named executives to be tax deductible to us as “qualified performance-based compensation” under Section 162(m) of the IRC.

Implementing Our Objectives

The Compensation Committee determines the compensation for each of our named executives. The Compensation Committee evaluates base salaries and short-term and long-term incentive awards as tools to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate for our named executives. We believe the most important indicator of whether our compensation objectives are being met is whether we have motivated our named executives to deliver superior performance, particularly with respect to financial performance and stockholder return, and incentivized executives performing in line with our expectations to continue their careers with us.

We establish the performance targets for our named executives at the beginning of each fiscal year based on our operating plan. The financial forecasts that form our operating plan reflect our company-wide growth targets and align with our strategic objectives. In order to incentivize our named executives, the financial performance targets used for purposes of executive compensation are generally set at the operating plan targets for performance at the higher end of the range of our planned growth. Our operating plan reflects what our management and Board believes we could achieve if we successfully execute our operational strategies and goals.

Elements of Executive Compensation

Each compensation component is structured to recognize individual performance and the components are intended to incentivize both short- and long-term performance. Our compensation program consists of the following short-term and long-term components:

Short-term components

•	Base salary;

•	Variable annual and quarterly or semi-annual performance-based cash bonus awards;

•	Variable annual performance-based equity awards, such as restricted stock units or stock options;

•	Additional discretionary or one-time cash bonus awards for exceptional individual performance; and

•	Benefits and perquisites.

Long-term component

•	Periodic grants of long-term equity-based awards, including restricted stock units and stock options

The foregoing elements combine to promote the compensation objectives that we have outlined above. The Compensation Committee believes that a mix of both short-term cash and equity incentives and long-term equity incentives are appropriate to implement our overall compensation program. The Compensation Committee sets base salaries and benefits and perquisites at amounts that are designed to provide a competitive level of compensation in order to achieve our objective of attracting, motivating and retaining management talent of high quality in a competitive environment. The Compensation Committee structures performance-based cash bonus awards and short-term equity awards to provide our named executives with compensation that rewards the achievement of our quarterly and annual goals, as applicable, and other near term stockholder value-creation strategies. The Compensation Committee uses long-term equity incentive awards to motivate named executives to achieve superior performance over a longer period of time and to tie the majority of each named executive’s compensation to long-term stockholder value creation. In determining the amount of compensation awarded to a particular named executive, the Compensation Committee considers the following factors:

•	Whether the short- and long-term components of the compensation package, in absolute as well as relative terms, assure that appropriate recognition, incentives and retention value are maintained;

•	Our share price performance during the fiscal year;

•

Our performance during the fiscal year as measured against projections of our performance prepared by management for the fiscal year and approved by the Board, including projections in respect of non-GAAP net revenues, non-GAAP net income and non-GAAP net income per share;

•

Information prepared by the Compensation Committee’s outside independent executive compensation consultant, Compensia, as described under “Competitive Data” and “Role of Compensation Consultants” below, including information with respect to the compensation plan arrangements of technology companies with revenues comparable to ours and selected peer companies; and

•

Evaluations prepared by our Chief Executive Officer with respect to the individual performance of each of our other named executives consistent with our compensation objectives. In making recommendations with respect to named executives other than himself, our Chief Executive Officer evaluates the performance of the executives against the performance goals set for each executive and considers the executive’s responsibilities and compensation in relation to other officers. Our Chief Executive Officer does not make recommendations about his own compensation.

Based on the foregoing factors as well as the objectives described above, the Compensation Committee considers the total compensation that may be awarded to the named executive including the allocation among base salary, performance-based bonuses, equity incentives and benefits and perquisites. The Compensation Committee also takes into account the prior year’s annual cash compensation of each named executive as well as how total compensation compares as between individual named executives. In addition, the Compensation Committee also considers equity holdings, including equity awards previously granted and the vesting schedules of such awards. Except as described above, the Compensation Committee does not take into account amounts realized from prior compensation or payable upon termination or change of control in determining total compensation. The Compensation Committee’s goal in awarding compensation is to award compensation that is reasonable in relation to the objectives of our compensation program when all elements of potential compensation are considered.

Long-Term Incentive Award for Former CEO

In September 2012, at the recommendation of our Compensation Committee, our Board determined to implement a long-term incentive program for our former Chief Executive Officer starting in fiscal year 2013 and granted certain long-term incentive awards to Mr. Bergeron thereunder. However, effective March 12, 2013, Mr. Bergeron resigned as our Chief Executive Officer and we appointed Mr. McGinn as our interim Chief Executive Officer. As a result of Mr. Bergeron’s resignation, the performance-based awards granted under this long-term incentive program, which comprised 75% of the total value, were forfeited. The remaining award is subject to time-based vesting criteria, and will continue to vest for a specified period in accordance with the letter agreement we entered into with Mr. Bergeron at the time of his resignation. See “Employment-Related Agreements with our Former and Interim Chief Executive Officer” below.

The Compensation Committee believed that the long-term incentive program for our former Chief Executive Officer would serve to drive company performance and further align the long-term performance targets for our former Chief Executive Officer with share performance and the interests of our stockholders, while offering strong retention value. For fiscal year 2013, the program was comprised of three equity components, with a January 2, 2013 grant date. The first component, which comprised approximately 25% of the total value of the award, consisted of a grant of 259,500 stock options that would vest as to 33.3% of the grant at each anniversary of the grant date, with full vesting at the end of three years. The second component, which comprised approximately 25% of the total value of the award, was a performance-based award of restricted stock units with a target of 98,200 shares that would have vested one year from the grant date if Mr. Bergeron had achieved certain objective performance targets set at the beginning of fiscal year 2013. This award would have been forfeited if achievement was below 80% of the targets, and may have been achieved at 100% to 150% of the target depending on the actual level of achievement. Consistent with the difficulty of achievement for performance-based awards for our named executives, unless there were unusual or unexpected factors affecting our key markets and our business, if Mr. Bergeron had executed well, we expected that it was probable, though not certain, that such targets would have been achieved at approximately 100%, and in the case of exceptional performance by Mr. Bergeron, the targets may have been achieved at levels above 100%. The third component, which comprised approximately 50% of the total value of the award, consisted of a performance-based award of restricted stock units with a target of 167,200 shares that would have vested three years from the grant date based on our achievement of total shareholder return relative to peers on a stacked-ranking basis over a three year performance period from the date of grant, with peers defined as those companies comprising the S&P Technology Index at the end of the performance period. Stock price performance during the three year period would have been calculated based upon the stock price returns for VeriFone and each peer company as of January 2, 2013 and January 2, 2016, using a 60 trading day closing average preceding those dates. This award would have been forfeited if achievement was below 50% of the target, and may have been achieved at a level up to 200% of the target depending on the actual level of achievement. As noted above, the two restricted stock unit awards were forfeited in connection with Mr. Bergeron’s resignation.

Mix of Compensation Elements

As discussed above, we weigh compensation for the named executives primarily toward short-term performance-based compensation and long-term equity compensation. However, we do not have any pre-established targets relating to the mix between base salary, short-term performance-based compensation and long-term equity compensation. The Compensation Committee makes a determination as to the particular mix of a named executive’s total compensation for a particular year based on its review of the factors described above relating to how base salaries, short-term performance-based compensation and long-term equity compensation are set in each year. For fiscal year 2012 our Compensation Committee determined to award each named executive a performance-based equity award with vesting at the end of one year contingent upon our achievement of specified financial and business growth targets for fiscal year 2012 as one component of total fiscal year 2012 compensation. See “Grants of Plan-Based Awards” below for information about fiscal year 2012 equity awards to our named executives.

Executive Stock Ownership Guidelines

In March 2010, the Board adopted stock ownership guidelines that apply to our Chief Executive Officer and each executive officer who is a direct report to our Chief Executive Officer. The guidelines require our Chief Executive Officer to own a minimum number of shares of our common stock valued at approximately three times his annual base salary, and for each executive who is a direct report to the Chief Executive Officer to own a minimum number of shares of our common stock valued at approximately such executive’s annual base salary.

Under these guidelines, restricted stock units awarded and owned stock count toward the ownership level. An executive has a five year period over which to achieve the target ownership level. Ownership and progress toward guidelines is reviewed annually by the Compensation Committee.

Tax Considerations

Section 162(m) of the IRC places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer and its next three most highly compensated executive officers (other than the corporation’s chief financial officer) in the year that the compensation is paid). This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. The Compensation Committee believes that it is in our best interests and the best interests of our stockholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting, and motivating our named executives. Our Bonus Plan may provide for performance based awards within the meaning of Section 162(m) and the Compensation Committee generally intends to grant awards under the Bonus Plan that are performance-based within the meaning of Section 162(m). However, the Compensation Committee retains the flexibility to pay non-deductible compensation in its discretion.

Role of CEO in Determining Executive Compensation for Named Executives

As noted above, in connection with the determination of compensation for our named executives, our CEO provides recommendations to the Compensation Committee; however, our CEO does not make a recommendation as to his own compensation. While the Compensation Committee uses this information and values our CEO’s recommendations, the Compensation Committee ultimately approves the compensation program for named executives. Mr. Bergeron was not present at any Compensation Committee discussions regarding his own compensation.

Speculative Transactions

In accordance with our insider trading policy, we do not permit any employee, including the named executives, to enter into any derivative or hedging transaction on our stock (including short-sales, market options, equity swaps or other equity derivatives or hedging transactions).

Employment-Related Agreements with Named Executives

We may enter into employment and severance agreements with one or more of our named executives if we determine that such an agreement is necessary to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the named executive and the importance of the particular position, or if the Compensation Committee determines that an employment agreement is necessary and appropriate to attract, motivate, and retain executive talent in light of market conditions, the prior experience of the executive, or our practices with respect to other similarly situated employees. We entered into an amended and restated employment agreement with Mr. Bergeron, dated as of April 8, 2009 (the “Bergeron Employment Agreement”). In connection with Mr. Bergeron’s resignation as our Chief Executive Officer effective March 12, 2013, we and Mr. Bergeron entered into a letter agreement setting forth the terms of Mr. Bergeron’s separation from VeriFone (the “Bergeron Letter Agreement”). We also entered into an agreement with Mr. McGinn in connection with his appointment as Interim Chief Executive Officer (the “McGinn Letter Agreement”). In addition, in connection with Mr. Dykes’ retirement from VeriFone effective February 28, 2013, we and Mr. Dykes entered into a Separation Agreement, dated February 1, 2013 (the “Separation Agreement”). We also entered into certain severance terms with Mr. Rothman, who we appointed Executive Vice President and Chief Financial Officer, succeeding Mr. Dykes, as of February 4, 2013.

Employment-Related Agreements with our Former and Interim Chief Executive Officer

Mr. Bergeron

Mr. Bergeron served as Chief Executive Officer of VeriFone Systems, Inc. from its formation in July 2002 and of VeriFone, Inc. from July 2001. On March 11, 2013, we announced the appointment of Mr. McGinn as our interim Chief Executive Officer, succeeding Mr. Bergeron who resigned effective March 12, 2013.

In connection with his resignation, we and Mr. Bergeron entered into the Bergeron Letter Agreement. Under the Bergeron Letter Agreement, Mr. Bergeron’s resignation will be deemed to be a termination without Cause (within the meaning of the Bergeron Employment Agreement) and for purposes of Mr. Bergeron’s outstanding equity-based awards. Under the Bergeron Employment Agreement, our Board of Directors has the option to extend the noncompetition period provided for in the agreement beyond the one year initial term for an additional one year period by agreeing to pay Mr. Bergeron an additional year’s severance. Our Board of Directors has exercised this option. Accordingly, Mr. Bergeron’s total cash severance will equal $1,000,000 per year, payable in equal installments on our regular salary payment dates through the second anniversary of Mr. Bergeron’s separation from VeriFone. We have agreed that notwithstanding the terms of the Bergeron Employment Agreement, severance amounts payable following Mr. Bergeron’s separation will not be reduced by the amount of any compensation Mr. Bergeron receives with respect to any other employment during such period. Under the terms of the Bergeron Employment Agreement, Mr. Bergeron will also be entitled to continuation of medical benefits on substantially the same terms as in effect immediately prior to his separation from VeriFone. With respect to Mr. Bergeron’s outstanding equity-based awards that had not yet vested as of March 12, 2013, Mr. Bergeron will continue to vest in those awards (other than equity-based awards that vest based on achievement of pre-established performance goals, which will cease to vest as of March 12, 2013), as if Mr. Bergeron remained employed by VeriFone until March 12, 2014, subject to compliance with Mr. Bergeron’s post-termination obligations under the Bergeron Employment Agreement. Any stock option that becomes vested during the additional vesting period set forth in the preceding sentence will be exercisable until the earlier of 90 days following the first anniversary of Mr. Bergeron’s separation from VeriFone and the original term of such stock option.

Mr. McGinn

In connection with our appointment of Mr. McGinn as our interim Chief Executive Officer on March 12, 2013, we entered into the McGinn Letter Agreement. Under the terms of the McGinn Letter Agreement, Mr. McGinn’s employment will continue until the earlier of (i) the date a new Chief Executive Officer commences employment or (ii) March 7, 2015, unless earlier terminated by Mr. McGinn or by us. Mr. McGinn will receive cash compensation of $170,000 per month. Mr. McGinn will receive an RSU grant with a grant date fair value of $1,500,000. Commencing on September 1, 2013 (provided that he is still serving as our interim Chief Executive Officer as of that date), Mr. McGinn will also receive an RSU grant on the first business day of each month during the remaining term of his interim employment as our interim Chief Executive Officer, with a grant date fair value of $250,000, with the actual number of RSUs calculated based on dividing the grant date fair value by the per RSU award fair value applicable on the grant date, provided that the Compensation Committee shall have the discretion, acting in good faith, to adjust the size of the monthly grants, in the event of a significant change in the grant date fair value on any particular grant date. In the event of an adjustment to the size of the award on any particular grant date, Mr. McGinn’s cash compensation for that month will be adjusted upward, such that the sum of the grant date fair value of the RSU award and his cash compensation equals $420,000. Each award grant will vest on the earliest of (i) the date a new Chief Executive Officer commences with VeriFone, provided that Mr. McGinn is still employed as the interim Chief Executive Officer as of such date, (ii) Mr. McGinn’s death or disability (as defined in our 2006 Equity Incentive Plan, as amended (the “2006 Plan”)), (iii) our termination of Mr. McGinn’s employment other than for Cause (as defined in the 2006 Plan), (iv) Mr. McGinn’s termination of employment due to our breach of the terms of his letter agreement and (v) March 7, 2015, provided that Mr. McGinn is still employed as the interim Chief Executive Officer as of such date. In the event sufficient shares of our common stock are not available under the 2006 Plan for any of the monthly RSU grants, we will grant Mr. McGinn a comparable number of RSUs payable in cash, based on the fair market value of our common stock as of the date of grant. Each of these awards will be granted under the 2006 Plan. We will provide Mr. McGinn with a furnished apartment located near our San Jose offices. We will also reimburse Mr. McGinn for certain expenses attributable to commuting between Mr. McGinn’s primary residence on the East Coast and our offices in San Jose on a weekly basis.

Severance Agreements with our Former and Current Chief Financial Officer

Mr. Dykes

Mr. Dykes served as our Chief Financial Officer from September 9, 2008 to February 4, 2013. On February 4, 2013, we announced the appointment of Mr. Rothman as our Chief Financial Officer, succeeding Mr. Dykes effective February 4, 2013, and Mr. Dykes’ retirement from VeriFone effective February 28, 2013.

In connection with Mr. Dykes’ retirement, we and Mr. Dykes entered into the Separation Agreement that replaces all previous severance agreements between Mr. Dykes and us. Pursuant to the Separation Agreement, following Mr. Dykes’ retirement date of February 28, 2013, Mr. Dykes will remain available to assist us with respect to transition matters on an as-needed basis for the period from March 1, 2013 to May 1, 2013. During this period, Mr. Dykes will receive, subject to the terms and conditions set forth in the Separation Agreement, continued vesting of his outstanding and unvested equity awards, based on their current vesting schedule and terms, to and inclusive of May 1, 2013, and continued coverage under our standard health and welfare benefit plans.

Mr. Rothman

In connection with our appointment of Mr. Rothman as Chief Financial Officer, on February 4, 2013, we entered into certain severance terms with Mr. Rothman, which require us to provide specified payments and benefits to Mr. Rothman upon a qualifying termination (meaning a termination by us other than for cause or a termination by Mr. Rothman for good reason) or if we undergo a change of control that results in a qualifying termination of Mr. Rothman’s employment. If there is a qualifying termination, then we shall pay Mr. Rothman, within ten days following the date of termination, a sum equal to the total of: (i) Mr. Rothman’s base salary through the date of termination and any bonuses that have become payable and have not been paid or deferred, (ii) any accrued vacation pay and compensation previously deferred, other than pursuant to a tax-qualified plan; (iii) any amounts due under any plan or program in accordance with their terms; and (iv) a lump-sum cash payment equal to Mr. Rothman’s annual base salary during the six-month period immediately prior to the date of termination. In connection with a qualifying termination, we must also provide Mr. Rothman with continuing medical, insurance and related benefits for six months following the date of such termination. Furthermore, the terms of the grant agreements for Mr. Rothman’s initial equity awards provide that in connection with a person or group of persons becoming the beneficial owner of 40% or more of our outstanding voting securities, a merger or similar transaction, or the sale of all or substantially all of our assets that constitutes a change in control, and the change in control results in a qualifying termination of Mr. Rothman’s employment (as defined in the grant agreements), any stock options, restricted stock and other stock-based rights that are covered by the award agreements shall vest in full pursuant to our 2006 Plan.

Indemnification Agreements

We have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law.

Determination of Compensation

Role of Compensation Consultants

We and the Compensation Committee consult from time to time with executive compensation consultants and consider the compensation levels of companies within our industry and other industries that compete for the same talent. We also subscribe to certain third-party compensation survey services that allow us and the Compensation Committee to access reports and compensation survey data detailing compensation practices at peer companies and in the relevant geographical locations for benchmarking purposes. In determining compensation policies and programs for our named executives, the Compensation Committee also considers the guidelines on executive pay practices periodically published by shareholder advisory firms. Neither we nor the Compensation Committee has maintained any long-term contractual relationship with any compensation consultant, but in recent years the Compensation Committee has retained an independent executive compensation consultant in connection with its review of compensation for the named executives. Periodically, the Compensation Committee also retains compensation consultants to assist in the design of programs that affect named executive compensation. As described below, in fiscal year 2012, the Compensation Committee used market data and analysis from Compensia in reviewing our compensation levels and the proposed structure of the compensation program for our Chief Executive Officer and other named executives. Neither Compensia nor any of its affiliates provided any services to VeriFone other than the services requested by the Compensation Committee.

Competitive Data

Our Compensation Committee relies upon market data and executive compensation data and trends of our peer group companies from independent compensation consultants in making executive compensation decisions. For fiscal year 2012, our Compensation Committee engaged Compensia to prepare analyses and reports, including an analysis of base salary and merit increase metrics and short- and long-term incentive plan practices in the general high technology industry and an evaluation of the competitiveness of our executive compensation program which focused on current trends and practices in pay-for-performance, short-term incentive plans and executive and company-side long-term incentive grants among peer group companies as well as the general high technology market. In addition, for fiscal year 2012, the Compensation Committee reviewed a detailed compensation assessment prepared by Compensia of our CEO compensation program compared to that of peer group companies. The peer group companies reviewed and approved by the Compensation Committee are primarily technology companies, some of which compete with us for business or for executive talent. The Compensation Committee’s intent was to choose peer group companies that have one or more attributes significantly similar to us, including size (evaluated on the basis of revenue and market capitalization), location, general industry, or products. For fiscal year 2012, in light of our growth through strategic initiatives and increased revenue and market capitalization, the Compensation Committee determined to review executive compensation relevant to a peer group consisting of companies with financial characteristics at about the same level as ours, with some reference to our projected near term growth at the time of the compensation assessment. The Compensation Committee reviewed this and other benchmarking data and market trends derived from additional surveys and market information with representatives of our Human Resources department.

The following companies made up the peer group companies for fiscal year 2012:

Alliance Data Systems	Linear Technology
Altera	MICROS Systems
Brocade Communications Systems	Nuance Communications
Equinix	NVIDIA
Global Payments	ON Semiconductor
Itron	Teradyne
Lender Processing Services	Xilinx

The Compensation Committee used the compensation data and market trends described above as one of a number of factors in its decisions regarding compensation and pay practices, and generally used such data and trends as a reference point rather than as a strict benchmarking tool in making decisions as to whether the contributions and responsibilities of each named executive are properly reflected in his compensation. The Compensation Committee also gave great weight to our business performance, including performance under several financial metrics, and individual performance as described below in its executive compensation decisions. It did not, however, separately consider the historical performance or future projected performance trends of any of these peer group companies relative to our historical performance or future projected performance trends for executive compensation purposes. The Compensation Committee applied a similar approach with respect to determinations of change of control or termination payments for our named executives, as further described below under “Potential Payments Upon Termination or Change of Control.”

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive, all existing elements of compensation (including base pay, cash bonus awards, short-term performance-based equity awards, and long-term compensation in the form of equity awards). In evaluating the competitiveness of our executive compensation program and setting executive compensation, the Compensation Committee compared these compensation components separately, and in total, to compensation at the peer group companies. For fiscal year 2012, the Compensation Committee generally weighed the mix of compensation to the named executives, other than for our Chief Financial Officer, more toward long-term incentive awards, with total cash compensation levels at the 25th to 50th percentile of peer group companies and awards of long-term incentive awards in the 75th to 100th percentile of peer group companies. Total aggregate compensation for named executives, except for our Chief Financial Officer, including long-term incentive awards, remained at the top quartile of peer group companies as appropriate to retain and motivate our most talented and experienced executives. For our Chief Financial Officer, the Compensation Committee set total cash compensation and long-term incentive award levels at approximately the 50th percentile compared to peer group companies.

At our 2012 Annual Meeting held on June 27, 2012, we provided our stockholders with the opportunity to cast an advisory vote on our fiscal year 2011 executive compensation programs and policies (a “say-on-pay proposal”) and approximately 89% of the votes were in favor of the proposal. The Compensation Committee reviews the outcome of our stockholders’ advisory vote on each year’s say-on-pay proposal in its evaluation and determination of executive compensation. The Compensation Committee considered the results of the stockholders’ advisory vote at our 2012 Annual Meeting, and did not make any changes to our executive compensation policies and decisions as a result of such vote.

Base Salary

The objective of base salary is to provide fixed compensation to a named executive that reflects individual job responsibilities, experience, value to our company, and demonstrated performance. The salaries for the named executives are typically determined by the Compensation Committee based on its subjective evaluation of a variety of factors including the following:

•	The scope and importance of the named executive’s responsibilities.

•	The contribution and experience of the named executive.

•	Competitive market information regarding salaries.

•	Overall compensation trends and economic conditions for peer group companies and the broader technology market.

•	The importance of retaining the named executive along with the competitiveness of the market for the named executive’s role and responsibilities.

•	The base salary of the named executive in prior fiscal years.

•	The base salary of individual named executives as compared with each other.

•	For our Chief Executive Officer the detailed analysis of our CEO’s compensation program by Compensia.

•	As to the named executives other than the Chief Executive Officer, the recommendation of our Chief Executive Officer based on his subjective evaluation of the individual’s performance.

Base salaries are typically reviewed annually in the first quarter of each fiscal year in connection with annual performance reviews and adjusted to take into account the factors described above.

Fiscal Year 2012 Annual Base Salary Determination

The Compensation Committee set fiscal year 2012 annual base salaries of the named executives as follows:

Named Executives	Fiscal Year 2012
Douglas G. Bergeron	$800,000
Robert Dykes	$430,000
Jeff Dumbrell	$350,000
Albert Liu	$350,000
Eliezer Yanay(1)	$332,481

(1)	Mr. Yanay’s annual base salary is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual base salary of ILS 1,300,000 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2012 exchange rate of 3.910 Shekels per one U.S. Dollar.

For the fiscal year ended October 31, 2012, the Compensation Committee generally set the annual base salary of each of our named executives after consideration of a number of factors, including similar arrangements in place at our peer group companies, the total fiscal year 2012 compensation package to be set for each named executive as well as total compensation in past fiscal years, each named executive’s performance during the past fiscal year including based on the review by Mr. Bergeron of each named executive’s achievements, the extent of relevant experience of each named executive, and each named executive’s expected role and scope of responsibilities within our company for fiscal year 2012. The Compensation Committee also takes into consideration any significant increase in a particular named executive’s responsibilities compared to the previous year.

The fiscal year 2012 base salary amount for Mr. Bergeron was set by the Compensation Committee in December 2011. In determining Mr. Bergeron’s salary level (and compensation) for fiscal year 2012, the Compensation Committee engaged Compensia, an independent executive compensation consultant, to prepare an assessment of the components of Mr. Bergeron’s compensation against peer group company data. The Compensation Committee evaluated Mr. Bergeron’s leadership and performance as well as our overall financial and stock price performance against peer group companies in determining the compensation levels appropriate to retain and incentivize Mr. Bergeron. The companies forming part of our peer group are identified under “Determination of Compensation-Competitive Data” of the CD&A included in this Proxy Statement.

Performance-Based Bonuses

Each of our named executives was eligible for performance-based cash bonuses as a component of overall compensation as well as to provide an incentive and reward for superior performance over the short-term. For fiscal year 2012, Mr. Bergeron and our other named executives were each eligible for an annual performance-based cash bonus. In addition to an annual performance-based bonus, Messrs. Dykes, Liu and Yanay were each eligible for semi-annual performance-based bonuses and Mr. Dumbrell was eligible for quarterly performance-based cash bonuses. Quarterly bonuses are generally paid in cash in the fiscal quarter following the applicable period’s performance and are intended to account for approximately 75% of the aggregate bonus compensation for Mr. Dumbrell. The semi-annual cash bonus is intended to account for approximately one-third of the aggregate bonus compensation for Mr. Dykes, one-half of the aggregate bonus compensation for Mr. Liu and 75% of the aggregate bonus compensation of Mr. Yanay, and is paid in June for the first six months of our fiscal year and in December for the last six months of our fiscal year. Annual bonuses are typically approved by the Board upon recommendation of the Compensation Committee and paid in cash the first fiscal quarter of each year based on our financial performance during the prior fiscal year and on the individual performance of the named executives, in each case based on pre-established targets and objectives.

In setting annual bonus compensation, the Compensation Committee determines a target dollar value for annual bonus awards at the beginning of the fiscal year. For fiscal year 2012, the annual bonus compensation accounted for all of the bonus compensation of our CEO, one-fourth of the total cash bonus compensation of Messrs. Dumbrell and Yanay, approximately two-thirds of the total cash bonus compensation of Mr. Dykes, and one-half of the total cash bonus compensation of Mr. Liu. Under the Bergeron Employment Agreement, the Compensation Committee has the discretion to deliver between 0% and 200% of the target annual bonus compensation for our CEO. For fiscal year 2012, one-half of Mr. Bergeron’s target annual bonus may be paid at the discretion of the Board based on Mr. Bergeron’s performance during fiscal year 2012 and the remaining one-half may be paid based on VeriFone achieving a target non-GAAP net income per share set based on our plan approved by the Board at the beginning of the fiscal year.

For our other named executives, the Compensation Committee generally allocates at least 80% of a named executive’s total performance bonus based on performance against pre-established performance objectives. For fiscal year 2012, 100% of the total performance-based bonus for Messrs. Dykes, Liu and Yanay (who are non-sales named executives) and 90% of the total performance bonus for Mr. Dumbrell (who serves as a named executive in a sales role) were based on pre-established performance objectives, which were as follows:

•

Our actual corporate financial performance for the service period in comparison to internal financial performance forecasts prepared by our management and presented to the Compensation Committee and the Board in the first quarter of each fiscal year. This includes overall financial performance on a consolidated basis as well as performance of individual business units that a named executive is responsible for managing.

•	Successful execution related to key strategic initiatives such as integration of acquired businesses.

•

Performance objectives for the business units managed by each named executive and individual performance objectives for each named executive, including considerations relating to increased responsibilities performed by a named executive during the fiscal year which were not contemplated when the named executive’s target bonus was established.

•	Performance considerations relating to unforeseen events during the prior year.

These factors are described in further detail below:

Objective Portion of Bonuses

1. Financial Performance

In the first quarter of each fiscal year, the Compensation Committee and the Board receives financial forecasts from management. Based on its review of the financial forecasts and its assessment of the probability of achieving these forecasts and after consultation with management and the full Board, the Compensation Committee approves the financial performance metrics for the named executives. These metrics serve as the primary basis for the Compensation Committee’s evaluation of corporate financial performance. These financial performance metrics are set forth below:

Financial Performance Metric	Description
Non-GAAP net revenues(1), (3)	Growth in revenues is an essential component of long-term success and viability. Non-GAAP net revenues is used by us in addition to revenues recognized in accordance with GAAP to evaluate our company’s performance, and is a non-GAAP financial measure.
Non-GAAP net income and non-GAAP net income per share(2), (3)	Growth in non-GAAP net income and non-GAAP net income per share provides an indicator of our ability to generate returns on our operations and fund future growth. These are non-GAAP financial measures that we have historically used to evaluate our performance and compare our current results with those for prior periods as well as with the results of other companies in our industry. These non-GAAP metrics have also been used by investment analysts to evaluate our performance.

(1)	For fiscal year 2012, non-GAAP net revenues was calculated by adding back the amortization of step-down in deferred revenue on acquisitions to our GAAP revenue. We refer to this measure as non-GAAP net revenues in our reports of our financial results on Form 8-K.

(2)	Non-GAAP net income and non-GAAP net income per share are non-GAAP financial measures that we use in addition to GAAP results to evaluate our performance and compare our results to other companies. We refer to these measures as non-GAAP net income and non-GAAP net income per share in our reports of our financial results on Form 8-K. Non-GAAP net income and non-GAAP net income per share are calculated by excluding the following GAAP items from GAAP net income (loss) as reported: amortization of step-down in deferred revenue on acquisition; stock-based compensation; acquisition, divestiture and restructure related adjustments; amortization of purchased intangible assets; costs of efficiency initiatives; patent litigation loss contingency expense; non-cash interest expense; non-operating gains (losses); and the income tax effect of non-GAAP exclusions. In connection with our 1.375% Senior Convertible Notes we had entered into certain note hedge transactions. We repaid these Notes in cash upon maturity on June 15, 2012, and the then outstanding note hedge transactions expired unused on June 15, 2012. Non-GAAP diluted shares reflect the offset of shares that would have been deliverable in the periods presented prior to the maturity of the Notes pursuant to note hedge transactions. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until they are actually delivered.

(3)	Each fiscal quarter and for each fiscal year we report non-GAAP net revenues, non-GAAP net income and non-GAAP net income per share in our reports of our financial results on Form 8-K. For the fiscal year ended October 31, 2012, our GAAP financial statements and the items to reconcile to our non-GAAP financial measures are described and included in our Form 8-K filed December 13, 2012 for our fourth quarter and fiscal year 2012 results; Form 8-K filed September 5, 2012 for our third quarter 2012 results; Form 8-Ks filed May 29, 2012 and May 24, 2012 for our second quarter 2012 results and Form 8-K filed March 5, 2012 for our first quarter 2012 results.

The Compensation Committee views financial and corporate performance as the most important factor in determining a named executive’s annual bonus. A summary of our actual achievement against the above company-wide financial metric targets for the corporate component of our named executives’ performance-based awards for fiscal year 2012 is disclosed under “Fiscal Year 2012 Bonus Determinations-Determination of 2012 Target Bonus Amount.” Corporate achievement of the non-GAAP net revenues and non-GAAP net income targets must be at 80% or greater for both components in order for any award on either component. In addition to the above, a portion of the fiscal year 2012 quarterly performance-based bonus for Mr. Dumbrell was measured against pre-established contribution margin and gross margin targets for the business units that he manages.

2. Stock Price Performance

In accordance with the compensation program goal of tying executive compensation to stock price performance, the Compensation Committee places significant weight on the stock price performance of our common stock in setting annual bonus awards. In particular, the Compensation Committee considers the relative performance of our stock price to the stock price of our peers that are identified under “Competitive Data” above when evaluating the compensation structure that would best achieve our compensation objectives.

3. Individual and Organizational Performance

The Compensation Committee recognizes that it is important to reward individual contributions measured based on performance goals set for each named executive that reflect our overall corporate business strategy as well as business unit-specific strategic and financial goals and other particular areas of importance for the business units managed by each named executive.

A portion of each named executive’s bonus as set forth below under “Individual Bonus Targets” is evaluated based on attainment of pre-established personal and organizational, or business unit-specific, performance objectives. Generally, in the first quarter of each fiscal year, the Compensation Committee sets a list of individual performance goals for our Chief Executive Officer after meeting with him. The Compensation Committee also reviews the individual performance goals that the Chief Executive Officer recommends for the other named executives and makes adjustments to those performance goals as it deems appropriate.

After the completion of the fiscal year, the Compensation Committee meets with the Chief Executive Officer to review whether the Chief Executive Officer’s pre-established individual performance goals were met and to provide the Chief Executive Officer with an opportunity to present what he believes are his significant contributions to our company for the fiscal year. The Compensation Committee also reviews the individual performance of each other named executive with the Chief Executive Officer. In determining the overall individual performance of each named executive other than the Chief Executive Officer, the Compensation Committee places substantial weight on the Chief Executive Officer’s recommendations and its discussions with the Chief Executive Officer regarding the performance of the other named executives.

4. Difficulty of Achieving Performance Targets

In formulating the performance targets for executive compensation, the Compensation Committee balances the consideration of the likelihood of achieving such performance targets with the effectiveness of such targets in incentivizing our named executives’ performance. The Compensation Committee aims to set company-wide and business-unit specific financial performance targets that are expected to be possible, but not easy, to achieve with meaningful effort. On a year-over-year basis, we typically plan for double-digit percentage growth in each of non-GAAP revenue, non-GAAP net income and non-GAAP net income per share when setting Plan targets, after taking into account growth opportunities, strategic initiatives and market position as well as any countervailing considerations. Therefore, in general, unless there are unusual or unexpected factors affecting our key markets or a key business unit or region or if a named executive fails to adequately execute on planned initiatives, it is probable, though not certain, that targets will be achieved at approximately 100% with meaningful effort. We estimate that there is generally less than a 50% chance that targets are achieved at materially greater than 100%. In fiscal year 2012, the corporate level targets were achieved in the range of 90th percentile to 120th percentile, in each case rounded to the nearest tenth percentile. Business-unit specific financial performance was achieved in the range of 80th percentile to 110th percentile, in each case rounded to the nearest tenth percentile.

5. Unforeseen Events

After the end of the fiscal year, the Compensation Committee reviews our actual performance against each of the financial and stock price performance metrics. In determining the extent to which the financial and stock price performance metrics are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. To the extent appropriate, the Compensation Committee will also consider the nature and impact of such events in the context of the bonus determination.

6. Adjustment or Recovery of Awards; Clawback Policy

We do not have a formal policy on the adjustment or recovery of awards or payments if the relative performance measures are restated or otherwise adjusted for our named executives other than with respect to certain of the outstanding performance equity awards for Mr. Bergeron. For Mr. Bergeron, in certain circumstances in which we restate financial results such that the performance condition for an equity award tranche would no longer be met, then such award would be forfeited. However, the Compensation Committee expects that named executives will forfeit or return any award or payment to the extent that such award or payment was incorrectly awarded or paid because the relevant performance measures used to determine such award or payment are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

We are currently reviewing the implementation of a formal policy for the clawback of awards or payments for our named executives and expect to fully comply with the mandatory recoupment provisions of the Dodd-Frank Act at such time as they are implemented by SEC rule making.

Discretionary Portion of Bonuses

Although the Compensation Committee believes that the bulk of the bonus should normally be based on objective measures of financial and stock performance, the Compensation Committee believes that in certain circumstances subjective performance elements are also important in setting the bonus compensation of named executives.

1. Individual Bonus Targets

A portion of a named executive’s bonus target may be awarded based on a subjective evaluation of the named executive’s performance. For fiscal year 2012, approximately 10% of the total cash bonus target for Mr. Dumbrell was awarded each quarter based on whether he met or exceeded our CEO’s expectations following our CEO’s subjective review of his individual performance during each quarter. This performance assessment is evaluated subjectively and typically based on qualitative factors such as management abilities and staff development.

2. Compensation Committee Discretion

A named executive’s bonus award may be adjusted based on the Compensation Committee’s subjective evaluation of the named executive’s individual performance. In addition, the Compensation Committee has the discretion, in appropriate circumstances, to award a bonus less than the amount determined by the objective steps set out above, including to award no bonus at all. The Compensation Committee also has the discretion to award special additional discretionary bonuses for exceptional performance or for the achievement of specific accomplishments that the Compensation Committee, after consultation with management, has determined are of significant importance to us.

Fiscal Year 2012 Bonus Determinations

Determination of 2012 Target Bonus Amount

In the first quarter of each fiscal year, the Compensation Committee sets a target bonus amount for each named executive. The target bonus takes into account all factors that the Compensation Committee deems relevant, with a focus on the objectives of our compensation program. In particular, the Compensation Committee evaluates individual and company performance during the last fiscal year and then existing competitive market conditions for executive talent in determining the target bonus of the named executives in the current fiscal year. The Compensation Committee also places significant weight on the recommendation of and discussions with our Chief Executive Officer in setting target annual bonus compensation of the other named executives for the fiscal year.

A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2012 is disclosed below:

	Actual Company Achievement (in thousands except per share data)
Financial Performance Measure(1)	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Revenue(2)	$425,200	$479,364	$493,219	$488,557	$904,564	$981,776	$1,886,340
Non-GAAP Net Income(3)	64,045	71,437	83,214	83,486	135,482	166,700	302,181
Non-GAAP Net Income per Share (diluted)	—	—	—	—	—	—	$2.74

	Percentile of Attainment of Company-Wide Plan Target (rounded to nearest tenth percentile)
Attainment percentile:	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Revenue(2)	100th	100th	100th	100th	100th	100th	100th
Non-GAAP Net Income(3)	110th	120th	110th	90th	110th	100th	110th
Non-GAAP Net Income per Share (diluted)	—	—	—	—	—	—	110th

(1)	Refer to disclosures under “Objective Portion of Bonuses” in this CD&A for further description of how we determine these non-GAAP financial performance measures.

(2)	A reconciliation of non-GAAP revenue to GAAP revenue for the periods presented is as follows (in thousands):

	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Revenue	$425,200	$479,364	$493,219	$488,557	$904,564	$981,776	$1,886,340
Amortization of step-down in deferred revenue on acquisition	(5,676)	(7,346)	(4,169)	(3,178)	(13,022)	(7,347)	(20,369)

GAAP Net Revenue	$419,524	$472,018	$489,050	$485,379	$891,542	$974,429	$1,865,971

(3)	A reconciliation of non-GAAP net income attributable our stockholders to GAAP net income attributable to our stockholders for the periods presented is as follows (in thousands):

	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Income	$64,045	$71,437	$83,214	$83,486	$135,482	$166,700	$302,181
Amortization of step-down in deferred revenue on acquisition	(5,676)	(7,346)	(4,169)	(3,287)	(13,022)	(7,456)	(20,478)
Stock-based compensation	(10,704)	(11,023)	(12,445)	(10,382)	(21,727)	(22,827)	(44,554)
Acquisition, divestiture and restructure related adjustments	(46,880)	(13,577)	(3,899)	(71)	(60,457)	(3,970)	(64,427)
Amortization of purchased intangible assets	(22,104)	(34,471)	(33,759)	(33,931)	(56,575)	(67,690)	(124,263)
Costs of efficiency initiatives	—	—	—	(1,552)	—	(1,552)	(1,552)
Patent litigation loss contingency expense	—	(17,632)	—	—	(17,632)	—	(17,632)
Non-cash interest expense	(6,227)	(4,094)	(2,087)	(3,151)	(10,321)	(5,238)	(15,559)
Non-operating gains (losses)	(48)	(98)	(393)	(3,602)	(146)	(3,995)	(4,141)
Income tax effect of non-GAAP exclusions	24,471	20,281	11,233	(525)	44,752	10,708	55,458

GAAP Net Income	$(3,123)	$3,477	$37,695	$26,985	$354	$64,680	$65,033

Weighted average number of shares used in computing non-GAAP Net Income per Share (Diluted)	110,222
Hedge on Convertible Notes Dilution	93

GAAP Diluted Shares in Computing Net Income Per Share	110,315

Annual Target Bonus

For fiscal year 2012, the Compensation Committee approved the following annual target bonuses for the named executives:

Named Executive	Target
Douglas G. Bergeron	$1,000,000
Robert Dykes	$215,000
Jeff Dumbrell	$50,000
Albert Liu	$100,000
Eliezer Yanay(1)	$38,363

(1)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual bonus amount of ILS 150,000 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2012 exchange rate of 3.910 Shekels per one U.S. Dollar.

For fiscal year 2012, the annual bonus for each of Messrs. Dykes, Liu and Yanay was based entirely on objective performance-based factors, and for Mr. Dumbrell was based 90% on objective performance-based factors. Under the Bergeron Employment Agreement, Mr. Bergeron may receive between 0% and 200% of his target annual bonus. For fiscal year 2012, one-half of Mr. Bergeron’s annual target bonus was based on whether our non-GAAP net income per share for fiscal year 2012 met or exceeded a target set by the Board consistent with our plan and forecasts at the beginning of the fiscal year. The rest of Mr. Bergeron’s annual bonus was based on Mr. Bergeron’s personal performance as determined by the Board with consideration of VeriFone’s overall financial performance and the Board’s evaluation of Mr. Bergeron’s execution on strategic initiatives and leadership. Accordingly, Mr. Bergeron could have received a bonus that is greater or less than his annual target bonus, depending on whether, and to what extent performance and other conditions are satisfied and the Board’s evaluation of his performance, up to a maximum total cash bonus of 200% of his target annual bonus. For each named executive other than the Chief Executive Officer, a portion of the target annual bonus is measured based on our actual corporate financial performance for the service period compared to the financial plan developed at the beginning of the fiscal year and may be paid at 0% or, for achievement at or above 80% of both financial targets, based on the actual percent of achievement. Messrs. Dykes, Liu and Yanay could have received between 0% and 200% of the portion of his annual target bonus that is measured against pre-set personal performance objectives which are specific for each named executive. A portion of the target annual bonus for Mr. Dumbrell was measured against business-unit specific performance criteria and could have been paid out at 0% or, for achievement over a minimum percentage, at 50% to 200%. For Mr. Dumbrell, 10% of his annual bonus was allocated based on discretionary qualitative criteria. Accordingly, each named executive could have received an annual bonus that is greater or less than his annual target bonus, and which could be zero.

For fiscal year 2012, for each of Messrs. Dykes, Liu and Yanay, 60% of the annual bonus was allocated based on the achievement of pre-set targets for non-GAAP net revenues and non-GAAP net income. The remaining 40% of the annual bonus for each of Messrs. Dykes, Liu and Yanay was based on achievement against pre-set personal performance objectives. For fiscal year 2012, 30% of the annual bonus for Mr. Dumbrell was allocated based on the achievement of pre-set targets for non-GAAP net revenues and non-GAAP net income. An additional 60% of the annual bonus for Mr. Dumbrell was allocated based on a set of business unit-specific financial criteria consistent with overall corporate goals and objectives, with each given equal weighting toward the business-unit specific component of his annual bonus. The remaining 10% of Mr. Dumbrell’s annual bonus was allocated based on discretionary qualitative criteria. For Mr. Dykes, the personal performance objectives for fiscal year 2012 were continued efforts toward integration of acquired businesses, enhancement of financial systems, completion of key organizational initiatives and achievement of goals related to expense controls and operational efficiencies. Mr. Liu’s personal performance objectives for fiscal year 2012 were contributions to corporate development initiatives, strategic transactions, business process enhancements related to Mr. Liu’s areas of responsibility and key organizational initiatives. Mr. Yanay’s personal performance objectives for fiscal year 2012 were completion of key organization initiatives for our global operations and enhancement of operational efficiencies, including for acquired business operations. For Mr. Dumbrell, the business unit-specific criteria for fiscal year 2012 were attainment of specified business unit contribution and gross margin targets as to the business operations that Mr. Dumbrell manages.

The following table provides a summary of the annual bonus performance targets, weighting of each and award for fiscal year 2012:

Named Executive	Fiscal Year 2012 Performance Goals	Weighting	Minimum	Maximum
Douglas G. Bergeron	Non-GAAP net income per share	50.0%	$—	$1,000,000
	Board review of performance	50.0%	$—	$1,000,000

Robert Dykes	Non-GAAP net revenues	30.0%	$—	$64,500	(1)
	Non-GAAP net income	30.0%	$—	$64,500	(1)
	Personal performance objectives	40.0%	$—	$86,000	(3)

Jeff Dumbrell	Non-GAAP net revenues	15.0%	$—	$7,500	(1)
	Non-GAAP net income	15.0%	$—	$7,500	(1)
	Business unit-specific criteria	60.0%	$—	$30,000	(4)
	Discretionary qualitative criteria	10.0%	$—	$5,000	(3)

Albert Liu	Non-GAAP net revenues	30.0%	$—	$30,000	(1)
	Non-GAAP net income	30.0%	$—	$30,000	(1)
	Personal performance objectives	40.0%	$—	$40,000	(3)

Eliezer Yanay(2)	Non-GAAP net revenues	30.0%	$—	$11,509	(1)
	Non-GAAP net income	30.0%	$—	$11,509	(1)
	Personal performance objectives	40.0%	$—	$15,345	(3)

(1)	These amounts represent achievement at 100%. In the event we achieve non-GAAP net revenues and non-GAAP net income at above 100% of the target for each such financial metric, the annual bonus based on such metric shall be earned at the actual percent of achievement for each of Messrs. Dykes, Dumbrell, Liu and Yanay. Achievement at 80% or greater of both financial targets is required for any award on either component.

(2)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, the components of Mr. Yanay’s annual bonus have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2012 exchange rate of 3.910 Shekels per one U.S. Dollar.

(3)	These amounts represent achievement at 100% of target. Messrs. Dykes, Liu and Yanay may receive between 0% and 200% of the portion of his annual target bonus that is measured against pre-set personal performance objectives, which are specific for each named executive. Mr. Dumbrell may receive between 0% and 200% of the portion of his annual target bonus that is measured against discretionary qualitative criteria.

(4)	These amounts represent achievement at 100% of target. The business unit-specific criteria for Mr. Dumbrell are contribution margin and gross margin. Contribution margin criteria must be at 80% attainment or higher for any payout and gross margin criteria must be at 90% attainment or higher for any payout, in each case with a maximum payout of 200%.

Annual Bonus Awards

A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2012 is provided under “Fiscal Year 2012 Bonus Determinations—Determination of 2012 Target Bonus Amount” of this CD&A. Following the end of fiscal year 2012, our Compensation Committee undertook a review of VeriFone’s financial performance compared to the board-approved plan for fiscal year 2012, as well as compared to peer group companies as measured by growth in revenues, net income, operating income, market capitalization and total shareholder return as prepared and reported by Compensia at the Compensation Committee’s request.

For fiscal year 2012, corporate achievement of non-GAAP net income per share, which accounts for 50% of Mr. Bergeron’s annual bonus award, was achieved at the 110th percentile, rounded to the nearest tenth percentile. While the Compensation Committee and Board recognized Mr. Bergeron’s execution and successful leadership on some of our key initiatives during fiscal year 2012, following review of our overall fiscal year 2012 performance, the Compensation Committee determined, and Mr. Bergeron agreed, that Mr. Bergeron would forego any annual bonus award for fiscal year 2012. Accordingly, Mr. Bergeron did not receive any annual bonus award for fiscal year 2012.

Based on the fiscal year 2012 corporate achievement for non-GAAP net revenues and non-GAAP net income, each of our named executives, other than Mr. Bergeron, earned a payout of the annual bonus award for fiscal year 2012 at the actual percentage achievement at or above 100% for the portion of their annual performance based on such financial metric.

Messrs. Dykes, Liu and Yanay each achieved the personal performance objectives component of their annual bonus at 100% for fiscal year 2012. Mr. Dumbrell achieved his business unit-specific criteria at the 100th percentile (rounded to the nearest tenth percentile) for both the contribution margin and the gross margin components and, as a result, received a payout for both the contribution margin component and the gross margin component. At the end of fiscal year 2012, Mr. Dumbrell achieved 100% of his discretionary qualitative bonus, which was based on the CEO’s subjective evaluation of his management of his business units, overall staff management and development and management of customer relationships.

Our CEO, who interfaces directly with each named executive throughout the year and observes and evaluates his execution at both the business unit level and the corporate level, performs the initial assessment of achievement of these business unit criteria. Our CEO’s recommendation is then presented to the Compensation

Committee for review and approval. For fiscal year 2012, targets were established such that a named executive would receive achievement at up to a maximum of 200% of the non-financial business unit level components of the annual bonus if he executes well and meets or exceeds expectations as to all the criteria for his business unit, with a minimum achievement of 80%. In addition, both corporate achievement components for the fiscal year must be met at 80% or more. For the financial components of contribution margin and gross margin that, for fiscal year 2012 apply to Mr. Dumbrell, the business unit objectives may be achieved at a range of 0% up to a maximum of 200% based on actual achievement of the metrics against targets. The Compensation Committee has the discretion to determine that a named executive has achieved the business-unit specific criteria at greater than 100%, although we expect that the Compensation Committee would do so infrequently and in limited circumstances. For fiscal year 2012, no components were paid above the maximum range for such target.

For fiscal year 2012, the Compensation Committee determined, after considering the fiscal year performance and the recommendation of management, that each of the named executives other than Mr. Bergeron would receive the earned annual cash bonuses in the form of a performance-based award of restricted stock units of equivalent value in lieu of the cash award. Such equity awards vest at the one-year anniversary of their grant date, subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and the named executive’s continued employment with VeriFone on the vest date.

The following table shows the annual bonus awards earned by our named executives for fiscal year 2012:

Named Executive	Fiscal Year 2012 Annual Bonus Awarded
Douglas G. Bergeron(1)	$—
Robert Dykes(2)	$222,525
Jeff Dumbrell(3)	$49,925
Albert Liu(4)	$103,500
Eliezer Yanay(5)	$39,706

(1)	As disclosed above, the Compensation Committee determined, and Mr. Bergeron agreed, that Mr. Bergeron would forego any annual cash bonus award earned for fiscal year 2012 and, therefore, Mr. Bergeron did not receive any award of annual bonus for fiscal year 2012.

(2)	Mr. Dykes received an award of 7,286 restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and the named executive’s continued employment with VeriFone on the vest date. However, on February 4, 2013, we announced Mr. Dykes’ resignation as our Chief Financial Officer effective February 4, 2013 and retirement from VeriFone effective February 28, 2013, and as a result thereof such award was forfeited.

(3)	Mr. Dumbrell received an award of 1,634 restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and the named executive’s continued employment with VeriFone on the vest date.

(4)	Mr. Liu received an award of 3,388 restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and the named executive’s continued employment with VeriFone on the vest date.

(5)	Mr. Yanay received an award of 1,333 restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and the named executive’s continued employment with VeriFone on the vest date. Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual bonus award of ILS 150,000 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2012 exchange rate of 3.910 Shekels per one U.S. Dollar.

Determination of 2012 Semi-Annual and Quarterly Target Bonus Amounts

In the first quarter of each fiscal year, the Compensation Committee sets quarterly bonus targets for each sales executive and semi-annual bonus targets for each non-sales executive, other than our CEO. For fiscal year 2012, Mr. Dumbrell received quarterly bonus targets and each of Messrs. Dykes, Liu and Yanay received semi-annual bonus targets. Messrs. Dykes, Liu and Yanay’s semi-annual bonus targets are awarded based solely on performance-based goals established by the Compensation Committee and performance-based objectives recommended to the Compensation Committee by the CEO. Approximately 90% of the quarterly bonus targets of Mr. Dumbrell, which we refer to as performance target bonus in the below table, is awarded if performance-based goals established by the Compensation Committee for the quarter are met. The remaining 10% of such bonus targets, which we refer to as individual bonus in the below table, is not based on pre-set objectives, but rather is awarded if Mr. Dumbrell has met or exceeded the expectations of our CEO based on our CEO’s subjective review of Mr. Dumbrell’s individual performance during the quarter.

For fiscal year 2012, 60% of the semi-annual performance bonus for each of Messrs. Dykes, Liu and Yanay was based on the corporate financial performance metrics and 40% of such bonus was measured on each named executive achieving personal performance objectives specific to the areas of responsibilities and the organization managed by each such named executive. For Mr. Dykes, this included continued efforts toward integration of acquired businesses, implementing cost-savings and expense-control measures, development of the finance organization and infrastructure in-line with our growth, and implementing process improvements. For Mr. Liu, the primary achievements were strong execution on corporate development initiatives and strategic transactions, continued efforts toward integration of acquired businesses, managing corporate development initiatives and implementing business process enhancements. For Mr. Yanay, personal performance objective measures were achievement of operational efficiencies, continued efforts toward integration of the operations of acquired businesses, including the Hypercom and Point businesses, and effecting additional cost-savings and operational synergies.

For Mr. Dumbrell, quarterly performance target bonus was based on (1) the corporate financial performance metrics, (2) the contribution by his business unit to our operating income for the quarter, referred to as the contribution margin and (3) the gross margin achieved by his business unit for the quarter. For fiscal year 2012, 30% of each of Mr. Dumbrell’s quarterly performance target bonus was based on achievement of the corporate financial performance metrics, 30% was based on achievement of the contribution margin targets, 30% was based on achievement of gross margin targets and 10% was allocated based on discretionary qualitative criteria. The business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific business unit level gross margin and contribution margin improvements built into our company-wide plan and year-over-year growth goals. Contribution margin and gross margin targets achieved between 80% and 100% of contribution margin goals, result in a reduced payout of the portion of the performance-based quarterly bonuses attributed to such goals. Mr. Dumbrell’s performance-based bonus could also exceed 100% of the target performance-based quarterly bonus if his business units contributed in excess of 100% of his performance-based goal.

The Compensation Committee approved the following target bonuses for fiscal year 2012 for the named executives:

	First Half of Fiscal Year 2012		Second Half of Fiscal Year 2012		Total
Named Executive	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus
Robert Dykes	$55,000	$—	$55,000	$—	$110,000	$—
Albert Liu	$50,000	$—	$50,000	$—	$100,000	$—
Eliezer Yanay(1)	$57,545	$—	$57,545	$—	$115,090	$—

	First Fiscal Quarter		Second Fiscal Quarter		Third Fiscal Quarter		Fourth Fiscal Quarter		Total
Named Executive	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus
Jeff Dumbrell	$33,750	$3,750	$33,750	$3,750	$33,750	$3,750	$33,750	$3,750	$135,000	$15,000

(1)	Mr. Yanay’s bonus amounts are set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s semi-annual bonus amounts have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2012 exchange rate of 3.910 Shekels per one U.S. Dollar.

Semi-Annual and Quarterly Bonus Awards

For fiscal year 2012, the Compensation Committee determined, after considering the fiscal year performance and the recommendation of management, that each named executive’s earned semi-annual cash bonus for the second half of fiscal year 2012 would be awarded in the form of a performance-based award of restricted stock units of equivalent value in lieu of cash payment. Similarly, the Compensation Committee determined that the fourth fiscal quarter 2012 cash bonus for Mr. Dumbrell would be awarded in the form of a performance-based award of restricted stock units of equivalent value in lieu of cash payment. Such equity awards vest at the one-year anniversary of their grant date, subject to VeriFone’s achievement of a minimum non-GAAP net income per share target fiscal year 2013 and the named executive’s continued employment with VeriFone on the vest date.

The following semi-annual or quarterly bonus awards were actually awarded to our named executives in fiscal year 2012:

	First Half of Fiscal Year 2012		Second Half of Fiscal Year 2012		Total
Named Executive	Performance Bonus Award(1)	Individual Bonus Award	Performance Bonus Award(1)	Individual Bonus Award	Performance Bonus Award(1)	Individual Bonus Award
Robert Dykes(2)	$57,772	$—	$54,967	$—	$112,739	$—
Albert Liu(3)	$52,520	$—	$49,970	$—	$102,490	$—
Eliezer Yanay(4)	$60,445	$—	$57,510	$—	$117,955	$—

	First Fiscal Quarter		Second Fiscal Quarter		Third Fiscal Quarter		Fourth Fiscal Quarter		Total
	Performance Bonus Award(1)	Individual Bonus Award	Performance Bonus Award(1)	Individual Bonus Award	Performance Bonus Award(1)	Individual Bonus Award	Performance Bonus Award(1)	Individual Bonus Award	Performance Bonus Award(1)	Individual Bonus Award
Jeff Dumbrell(5)	$36,113	$3,750	$38,891	$3,750	$33,649	$3,750	$27,990	$3,750	$136,643	$15,000

(1)	Calculated as 60% based on corporate achievement against pre-established financial metrics and 40% based on achievement of pre-established organization-specific objectives for Messrs. Dykes, Liu and Yanay and 30% based on corporate achievement against pre-established financial metrics and 60% based on business unit achievement against pre-established financial metrics for Mr. Dumbrell. A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2012 is provided under “Fiscal Year 2012 Bonus Determinations-Determination of 2012 Target Bonus Amount” of this CD&A.

(2)	Mr. Dykes achieved his personal specific performance objectives at 100% of target for each of the first half of fiscal year 2012 and the second half of fiscal year 2012. Mr. Dykes’ compensation does not include an individual bonus component. The performance bonus award for the first half of fiscal year 2012 was paid in cash. For the second half of fiscal 2012, Mr. Dykes received an award of 1,800 shares of restricted stock units, granted on January 2, 2013, in lieu of cash for his semi-annual bonus award. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and Mr. Dykes’ continued employment with VeriFone on the vest date. However, on February 4, 2013, we announced Mr. Dykes’ resignation as our Chief Financial Officer effective February 4, 2013 and retirement from VeriFone effective February 28, 2013, and as a result thereof such award was forfeited.

(3)

Mr. Liu achieved his personal performance objectives at 100% of target for each of the first half of fiscal year 2012 and the second half of fiscal year 2012. Mr. Liu’s compensation does not include an individual bonus component. The performance bonus award for the first half of fiscal year 2012 was paid in cash. For the second half of fiscal 2012, Mr. Liu received an award of 1,637 shares of restricted stock units, granted on January 2, 2013, in lieu of cash for his semi-annual bonus award. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share for target fiscal year 2013 and Mr. Liu’s continued employment with VeriFone on the vest date.

(4)	Mr. Yanay achieved his personal performance objectives at 100% of target for each of the first half of fiscal year 2012 and the second half of fiscal year 2012. Mr. Yanay’s compensation does not include an individual bonus component. The performance bonus award for the first half of fiscal year 2012 was paid in cash. For the second half of fiscal 2012, Mr. Yanay received an award of 1,932 shares of restricted stock units, granted on January 2, 2013, in lieu of cash for his semi-annual bonus award for the second half of fiscal 2012. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target fiscal year 2013 and Mr. Yanay’s continued employment with VeriFone on the vest date. Mr. Yanay’s bonus amounts are set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s semi-annual bonus amounts have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2012 exchange rate of 3.910 Shekels per one U.S. Dollar.

(5)	The performance target bonus payments to Mr. Dumbrell were based on the achievement of preset targets for the contribution margin and gross margin of Mr. Dumbrell’s business unit. For fiscal year 2012, the business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific gross margin and contribution margin improvements built into our company-wide plan and year-over-year growth goals. For fiscal year 2012, Mr. Dumbrell’s achievement of these targets, rounded to the nearest tenth percentile, were 100th percentile for both contribution margin and for gross margin in Q1; 110th percentile for both contribution margin and for gross margin in Q2; 100th percentile for both contribution margin and for gross margin in Q3; and 80th percentile for contribution margin and 100th percentile for gross margin in Q4. The individual bonus amounts paid to Mr. Dumbrell for fiscal year 2012 were achieved at 100% based on our CEO’s subjective review of Mr. Dumbrell’s individual performance, which took into consideration, among other factors, staff management and development, and management of customer relationships. The performance bonus awards for Mr. Dumbrell for the first, second and third fiscal quarters of 2012 were paid in cash. For his fourth fiscal quarter 2012 cash bonus award, Mr. Dumbrell received an award of 1,040 shares of restricted stock units, granted on January 2, 2013, in lieu of cash. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target fiscal year 2013 and Mr. Dumbrell’s continued employment with VeriFone on the vest date.

Additional Discretionary Bonus

At the end of the fiscal year, the Compensation Committee also evaluated each named executive’s performance for extraordinary performance exceeding expectations or significant increase in level of responsibility to determine whether to award any additional discretionary bonus. For fiscal year 2012, the Compensation Committee did not award any additional discretionary bonus to any named executive.

Short- and Long-Term Equity Incentive Compensation

On an annual basis, the Compensation Committee determines whether to make equity incentive awards to each named executive, except in cases where the Compensation Committee has approved otherwise in a written agreement. For fiscal year 2012, Mr. Bergeron’s employment agreement provided that he received an annual equity award unless otherwise determined by the Board. For fiscal year 2013, pursuant to the McGinn Letter Agreement, Mr. McGinn received an initial equity award on April 1, 2013 and will also receive monthly equity awards commencing on September 1, 2013, provided that he continues to serve as our interim Chief Executive Officer as of that date. See “Employment-Related Agreements with Named Executives—Employment-Related Agreements with our Former and Interim Chief Executive Officer” above.

Amount of Incentive Compensation. The amount of equity incentive compensation and mix between short- and long-term equity grants (with short-term generally referring to grants with vesting criteria that may be achieved within one year and long-term generally referring to grants with vesting criteria that may be achieved in excess of one year), if any, awarded each year to the named executives, other than our Chief Executive Officer, is determined by the Compensation Committee in consultation with our Chief Executive Officer after taking into account our overall compensation program objectives. These grants are intended to serve as incentives for our named executives to remain with us, continue performance at levels consistent with our corporate objectives and to tie a substantial amount of their overall compensation to the long-term performance of our common stock. In making awards of options and restricted stock units for our named executives, the Compensation Committee determined that allocating a substantial portion of total compensation for each of the named executives in the form of these awards aligns the interests of each of our named executives with the interests of our stockholders. The Compensation Committee has determined that the value of equity awards for purposes of the incentive compensation determination should be based on the value of the underlying common stock on the date of grant.

Mix of Awards. We view stock options as a way to link the compensation of our named executives directly to value creation for our stockholders, because the amount that a named executive realizes from stock options depends solely on the increase in value of our common stock from the grant date of the option. We view restricted stock units, which are an unsecured promise to deliver shares of our common stock, as a method to economically place each recipient of a restricted stock unit in the same position as a stockholder because the amount that a recipient ultimately receives from a restricted stock unit depends on the actual value of shares of common stock when the shares underlying the restricted stock units are delivered. In addition, more recently, we have used performance-based equity awards as a means to incentivize achievement of specific corporate objectives. The Compensation Committee considers all of these alternatives in determining the appropriate mix of equity awards to achieve the proper allocation of performance and retention incentives.

Vesting of Long-Term Incentives. Generally stock options granted with time-based vesting become exercisable as to 25% of the grant one year after the grant date and as to the remainder of the grant in equal quarterly installments over the following three years. The stock option life is seven years from the date of grant and offers named executives the right to purchase the stated number of shares of our common stock at an exercise price per share determined on the date of grant. Stock options have value only to the extent the price of our shares on the date of exercise exceeds the applicable exercise price. The exercise price is the fair market value of our common stock based on the stock closing price, as traded on the NYSE, on the grant date.

Stock options granted with performance-based criteria are earned upon achievement of one or more specified performance target and become exercisable over a preset vesting schedule, usually within one year of the date the option award is granted.

Restricted stock units that are granted with time-based vesting generally vest as to 25% of the grant one year after the grant date and as to the remainder in equal quarterly installments over the following three years and upon vesting, shares of our common stock are deliverable on a one-for-one basis. Restricted stock units granted with performance-based criteria vest upon achievement of one or more set targets on the specified target date, usually within one year of the date the award is granted, and are forfeited if the targets are not met as specified.

Accounting Considerations. All equity grants are accounted for in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, Share-Based Payment. The Compensation Committee did not attribute significant weight to the stock-based compensation charges that would be recorded for accounting purposes for the grants of options and restricted stock units granted to our named executives in light of the fact that these items do not directly relate to the achievement of our compensation objectives.

Equity Grant Procedures. Equity awards to our employees are generally awarded only on dates that the Compensation Committee meets. As a result of this procedure, we have generally awarded equity grants to our named executives based on and immediately following an annual review of employee equity awards, unless otherwise set forth in a written agreement approved by the Compensation Committee. Mr. Bergeron received equity awards as part of his employment agreement. For fiscal year 2013, pursuant to the McGinn Letter Agreement, Mr. McGinn received an initial equity award on April 1, 2013 and will also receive monthly equity awards commencing on September 1, 2013, provided that he continues to serve as our interim Chief Executive

Officer as of that date. For fiscal year 2012, the annual review for our named executives, including our Chief Executive Officer, was completed in December 2011. The grant date is set as the first trading day of the month following Board approval of the equity award.

Fiscal Year 2012 Equity Incentive Determinations

In December 2011, following its evaluation of short- and long-term incentive plan practices and market trends, including the report by an executive compensation consultant retained by our Compensation Committee, as described above in this CD&A under “Determination of Compensation,” our Compensation Committee granted each of our named executives a short-term performance-based equity award with vesting on the first anniversary of grant contingent upon our achievement of a pre-set financial metric and a long-term equity award that time vests over four years. Messrs. Dykes, Liu and Dumbrell received their awards in the form of stock option grants and Mr. Yanay received his award in the form of restricted stock units. The Compensation Committee determined to continue to structure certain named executive equity awards as restricted stock units rather than stock options as a means to encourage executive ownership of VeriFone stock, consistent with the stock ownership guidelines implemented for our executives during fiscal year 2011. In addition to peer group data and market practices, the Compensation Committee also took into consideration the value of unvested equity awards held by each named executive and the exercise prices of the equity awards held by our named executives in determining what level of equity award would appropriately incentivize each named executive.

Each of Messrs. Dykes, Liu and Yanay’s short-term performance-based equity award vests on the first anniversary of the grant date if our fiscal year 2012 non-GAAP net income per share is at or above a target set by the Compensation Committee in December 2011, and is forfeited if the fiscal year 2012 non-GAAP net income per share is below such target. For Mr. Bergeron, one-half of the short-term performance-based equity awards vest on the first anniversary of the grant date if our fiscal year 2012 non-GAAP net income per share is at or above the target set by the Compensation Committee in December 2011 and one-half of the short-term performance-based equity awards vest on the first anniversary of the grant date if the Board determines that we have successfully integrated certain of our recently acquired businesses. Mr. Dumbrell’s performance-based equity award vests on the first anniversary of the grant date if he meets or exceeds the internal organic revenue and contribution margin targets set by the Board for his business unit as to one-half of the award and if Mr. Dumbrell submits and receives the Board’s approval for a fiscal year 2013 operating plan for his business unit that includes revenue growth at a preset internal target percentage as to one-half of the award. The long-term equity awards granted with time-based vesting vests as to 25% of the grant approximately one year after the grant date and as to the remainder in equal quarterly installments over the following three years.

The following sets forth the fiscal year 2012 equity incentive awards, including the factors considered by the Compensation Committee in setting each such award:

Named Executive	Short-Term Performance- Based Stock Option Award (Shares)(1), (2)	Long-Term Stock Option Award with Time-Based Vesting (Shares)(1), (2)	Short-Term Performance- Based Restricted Stock Unit Award (Shares)(1), (2)	Long-Term Restricted Stock Unit Award with Time-Based Vesting (Shares)(2)
Douglas G. Bergeron(3)	361,000	186,000	—	—
Robert Dykes(4)(5)	34,200	34,200	—	—
Jeff Dumbrell(6)	24,800	24,800	—	—
Albert Liu(4)	51,300	51,300	—	—
Eliezer Yanay(4)	—	—	20,600	20,600

(1)	For fiscal year 2012, we achieved the non-GAAP net income per share target set by the Compensation Committee in December 2011 for the performance-based equity awards. For further information on these equity incentive awards see “Grants of Plan-Based Awards” below.

(2)	In the first quarter of fiscal year 2012, the Compensation Committee engaged Compensia to prepare assessments of short and long-term equity incentive grant trends and practices as part of Compensia’s assessment of our overall executive compensation program and competitiveness of our program. The Compensation Committee also reviewed and considered the value of each named executive’s equity holdings. Based on its review, the Compensation Committee determined that some component of long-term equity incentive awards to named executives should be in the form of restricted stock units and/or stock options. Further, the Compensation Committee determined that of these equity awards, for our Chief Executive Officer approximately two-thirds should be contingent on performance and for the other named executives, approximately 50% should be contingent on performance, with the remaining equity awards based on time-based vesting, in order to incentivize and retain the named executives while aligning pay with shareholder value. In general, as to each named executive, the Compensation Committee placed significant weight on a value-based approach for equity awards. For fiscal year 2012, prior to the grant of such award, each named executive was given a choice to elect to receive their equity award either in the form of restricted stock units or the equivalent value in the form of stock options, in each case with value determined by the Compensation Committee based on peer group data as further described below. Each named executive elected to receive their equity award for fiscal year 2012 in the form of stock options, except for Mr. Yanay, who elected to receive his equity award in the form of restricted stock units.

(3)	In setting the fiscal year 2012 short- and long-term equity grants awarded to Mr. Bergeron, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our chief executive officer compensation program. The Compensation Committee took into account that our one- and three-year total shareholder return, financial performance, market capitalization growth were generally in the top half compared to peer group companies, including one-year total shareholder return at the 100th percentile compared to peer group companies. The Compensation Committee also considered our overall performance, and Mr. Bergeron’s continued strong performance in his role as our chief executive, particularly Mr. Bergeron’s deep understanding and knowledge of the payments industry and execution on key strategic and transformational initiatives, including the key role Mr. Bergeron was expected to have in the successful completion of the then-pending acquisition of Electronic Transaction Group Nordic Holding AB, a Swedish company operating the Point International business. The Compensation Committee was also mindful that Mr. Bergeron’s total cash compensation had remained the same since fiscal year 2010 and remained at less than the 50th percentile of peer group companies. Taking into consideration all these factors, for fiscal year 2012, the Committee determined to set Mr. Bergeron’s equity awards at the 100th percentile compared to peer group companies. Mr. Bergeron resigned as our Chief Executive Officer, effective March 12, 2013. With respect to Mr. Bergeron’s outstanding equity-based awards that had not yet vested as of March 12, 2013, Mr. Bergeron will continue to vest in those awards (other than equity-based awards that vest based on achievement of pre-established performance goals, which will cease to vest as of March 12, 2013), as if Mr. Bergeron remained employed by VeriFone until March 12, 2014, subject to compliance with Mr. Bergeron’s post-termination obligations under the Bergeron Employment Agreement. Any stock option that becomes vested during the additional vesting period set forth in the preceding sentence will be exercisable until the earlier of 90 days following the first anniversary of Mr. Bergeron’s separation from VeriFone and the original term of such stock option.

(4)	In setting the fiscal year 2012 short- and long-term equity grants awarded to Messrs. Dykes, Liu and Yanay, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our executive compensation program. For Messrs. Dykes, Liu and Yanay, the Compensation Committee gave considerable weight to the evaluation by Mr. Bergeron of each named executive’s contributions to their areas of responsibilities and organizational and corporate-wide initiatives as well as our performance compared to peer group companies.

(5)

On February 4, 2013, we announced Mr. Dykes’ resignation as our Chief Financial Officer effective February 4, 2013 and retirement from VeriFone effective February 28, 2013; provided however, that he remained available to assist us with respect to transition matters on an as-needed basis for the period from

March 1, 2013 to May 1, 2013. During this period, Mr. Dykes received, subject to the terms and conditions set forth in the Separation Agreement, continued vesting of his outstanding and unvested equity awards, based on their current vesting schedule and terms, to and inclusive of May 1, 2013.

(6)	In setting the fiscal year 2012 short- and long-term equity grants awarded to Mr. Dumbrell, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our executive compensation program. In particular, the Compensation Committee took into account our recent growth, including through strategic acquisitions internationally in Mr. Dumbrell’s region and the increased level of responsibility associated with our expansion into new geographic regions or markets, as well as on input from Mr. Bergeron.

Perquisites and Benefits

Other than with respect to Mr. Yanay, we do not provide perquisites or personal benefits (such as financial services, air travel (other than reimbursement for business travel), country club memberships or car allowances) to the named executives other than standard health and welfare benefits available to all employees. We provide Mr. Yanay with the use of a car (including reimbursement of the tax effect of such benefit), study fund contributions, severance fund contributions and a recuperation allowance and other insurance benefits as is customary for executives in Israel, Mr. Yanay’s home country. We also reimbursed Mr. Yanay for the cost of his cellular telephone use (including reimbursement of the tax effect of such benefit). These benefits were previously provided to Mr. Yanay in connection with his employment at Lipman, which we acquired on November 1, 2006.

As disclosed in footnote 6 of the Summary Compensation Table of this CD&A, from January 2011 through December 2011, Mr. Dumbrell was on temporary international assignment in support of our Northern Europe, Middle East and Africa operations and business development initiatives. In connection with this assignment we requested that Mr. Dumbrell temporarily relocate to the United Kingdom, and provided for certain housing, education and supplemental health and welfare coverage expenses and tax reimbursements for the term of this temporary assignment.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth compensation awarded to, paid to, or earned by VeriFone’s named executives during fiscal years 2012, 2011 and 2010.

Summary Compensation Table

	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)		Total ($)
Douglas G. Bergeron	2012	800,000		—		—		9,649,846	(3)	—	(4)	—	7,960	(4)	10,457,806
Chief Executive Officer	2011	800,000		—		11,354,274		—		2,000,000	(4)	—	8,870		14,163,144
	2010	800,000		—		4,420,271		—		2,000,000	(4)	—	883		7,221,154

Robert Dykes	2012	430,000		—		—		1,206,672	(3)	335,264	(5)	—	8,116	(5)	1,980,052
Executive Vice President and Chief Financial Officer	2011	430,000		—		2,270,863		—		303,323	(5)	—	14,361		3,018,547
	2010	425,000		42,280		491,135		—		307,720	(5)	—	883		1,267,018

Jeff Dumbrell	2012	350,000		20,000	(6)	—		875,013	(3)	181,568	(6)	—	97,908	(6)	1,524,489
Executive Vice President,	2011	325,000		17,500		2,831,396		—		189,069	(6)	—	594,338	(6)	3,957,303
Europe, Middle East, Africa and Asia	2010	315,000		43,284		1,326,071		—		106,716	(6)	—	855		1,791,926

Albert Liu(7)	2012	350,000		—		—		1,810,008	(3)	205,990	(8)	—	15,486	(8)	2,381,484
Executive Vice President,	2011	340,000		20,000		1,703,137		—		130,738	(8)	—	13,791		2,207,666
Corporate Development and General Counsel		—		—		—		—		—		—	—		—

Eliezer Yanay	2012	408,065	(9)	—		1,502,152	(3)	—		157,661	(10)	—	153,329	(11)	2,221,207
Executive Vice President, Operations	2011	401,016	(9)	7,794		1,703,137		—		145,568	(10)	—	150,146	(11)	2,407,661
	2010	377,482	(9)	44,525		1,817,224		—		114,476	(10)	—	151,237	(11)	2,504,944

(1)	Amounts shown in this column reflect the aggregate grant date fair value of these restricted stock unit awards as computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2012. See the Grants of Plan-Based Awards table below for information on awards made in fiscal year 2012.

(2)	Amounts shown in this column reflect the aggregate grant date fair value of stock option grants as well as any modification charge in each case computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the total dollar amount that would be recognized as stock-based compensation for financial statement reporting purposes over the term of the stock option grants. The fair value was estimated using the Black-Scholes option pricing model in accordance with FASB ASC Topic 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2012. See “Grants of Plan-Based Awards for 2012” below for information on awards made in fiscal year 2012 and the achievement levels for performance-based awards.

(3)	For information of the equity award grants to the named executive see “Fiscal Year 2012 Equity Incentive Determinations” and “Grants of Plan-Based Awards for 2012” of this CD&A.

(4)	For fiscal year 2012, the Compensation Committee determined, and Mr. Bergeron agreed, that Mr. Bergeron would forego any annual bonus award. Accordingly, Mr. Bergeron did not receive any annual bonus award for fiscal year 2012. See “Annual Bonus Awards” in this CD&A for discussion of the pre-established targets and the amounts earned but not paid. Fiscal year 2011 and 2010 Non-Equity Incentive Plan Compensation represents earned annual performance-based cash bonus at 200% of annual performance-based target bonus. For fiscal year 2011, such amount represented the maximum payout of his annual bonus target. For fiscal year 2010, $750,000 was attributed to actual corporate net income, as adjusted per share (as defined in the CD&A filed for such fiscal year) exceeding the pre-set financial target. For fiscal year 2012 amounts in All Other Compensation consisted of $7,000 of company 401(k) plan matching contribution and $960 of life insurance premiums. See footnote 1 of the Grants of Plan-Based Awards for 2012 Table of this CD&A for discussion regarding the effect Mr. Bergeron’s resignation had on his outstanding equity-based awards.

(5)

For Mr. Dykes, fiscal year 2012 amount represents earned annual performance-based cash bonus of $89,010 for the corporate component earned at the 100th percentile, rounded to the nearest tenth percentile, $133,515 for the personal performance objective component earned at 100% and $112,739 of semi-annual performance bonus earned in fiscal year 2012. Mr. Dykes received a total award of 9,086 restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award and his semi-annual bonus award for the second half of fiscal 2012. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and Mr. Dykes’ continued employment with VeriFone on the vest date. On February 4, 2013, we announced Mr. Dykes’ resignation as our Chief Financial Officer effective February 4, 2013 and retirement from VeriFone effective February 28, 2013, and as a result thereof certain awards totaling 9,086 restricted stock units were forfeited. See “Grants of Plan-Based Awards”, “Annual Bonus Awards” and “Determination of 2012 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. Fiscal year 2011 amount represents earned annual performance-based cash bonus of $198,778 based on achievement at the 120th percentile for the corporate component and at 100% for the personal performance objective component, and $104,545 of semi-annual performance bonus. Fiscal year 2010 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component and 100% for the individual component of $201,420 and $106,300 of semi-annual performance bonus earned in fiscal year 2010. For fiscal year 2012 amounts in All Other Compensation consisted of $7,156 of company 401(k) plan matching contribution and $960 of life insurance premiums.

(6)	For Mr. Dumbrell, fiscal year 2012 bonus amount represents earned individual bonus component of quarterly bonus awards of $15,000 and of the annual bonus award of $5,000 for the fiscal year. The individual bonus component of the quarterly and annual bonus awards is awarded at the discretion of the CEO based on a qualitative assessment of achievement against strategic goals and personal objectives set for each named executive by the CEO and each named executive. Fiscal year 2012 non-equity incentive plan compensation represents earned annual performance-based cash bonus of $15,525 based on achievement at the 100th percentile for the corporate component and $29,400 for achievement at the 100th percentile for both contribution margin and gross margin components, and earned amount of quarterly performance bonus totaling $136,643 awarded to Mr. Dumbrell. Attainment percentages are rounded to the nearest tenth percentile. Mr. Dumbrell received a total award of 2,674 restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award and his fourth fiscal quarter bonus award. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and Mr. Dumbrell’s continued employment with VeriFone on the vest date. See “Grants of Plan-Based Awards”, “Annual Bonus Awards” and “Determination of 2012 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of amounts earned. Fiscal year 2011 non-equity incentive plan compensation represents earned annual performance-based cash bonus of $15,579 based on achievement at the 120th percentile for the corporate component and $34,425 for achievement at the 110th percentile for both contribution margin and gross margin components, and earned amount of quarterly performance bonus totaling $139,065 awarded to Mr. Dumbrell. Fiscal year 2010 amount represents earned annual performance-based bonus at the 120th percentile for the corporate component and 100% for the individual component of $41,963 for fiscal year 2010 and earned amount of quarterly performance bonus totaling $64,753 awarded to Mr. Dumbrell.

From January 2011 through December 2011, Mr. Dumbrell was on temporary international assignment in support of our Northern Europe, Middle East and Africa operations and business development initiatives. In connection with this assignment we requested that Mr. Dumbrell temporarily relocate to the United Kingdom, and we provided for certain housing, education and supplemental health and welfare coverage expenses and tax reimbursements to Mr. Dumbrell for the term of this temporary assignment. Such amounts are included in All Other Compensation in this Summary Compensation Table. During fiscal year 2012, we paid a total of $48,820 in relocation expense reimbursements, with associated tax reimbursements of $33,023, as part of Mr. Dumbrell’s relocation to the United Kingdom for this international assignment, which included the following components: housing and furniture rental of $40,249 (with associated tax reimbursement of $29,688) and utilities and other miscellaneous expenses of $8,571 (with associated tax reimbursement of $3,335). During fiscal year 2011 we paid a total of $333,386 in relocation expense reimbursements, with associated tax reimbursements of $245,912, as part of Mr. Dumbrell’s relocation to the United Kingdom for this international assignment, which included the following components: housing and furniture rental of $264,037 (with associated tax reimbursement of $194,759); tuition expense for Mr. Dumbrell’s children during the relocation assignment of $57,649 (with associated tax reimbursement of $42,523); and $11,700 of supplemental health and welfare coverage, utilities and other miscellaneous relocation expenses (with associated tax reimbursement of $8,630). For fiscal year 2012 amounts in All Other Compensation also included $15,105 of company 401(k) plan matching contribution and $960 of life insurance premiums.

(7)	Mr. Liu was not a named executive of the Company in fiscal year 2010.

(8)	Fiscal year 2012 amount represents earned annual performance-based cash bonus of $41,400 for the corporate component earned at the 100th percentile, rounded to the nearest tenth percentile, $62,100 for the personal performance objective component earned at 100% and $102,490 of semi-annual performance bonus earned in fiscal year 2012. Mr. Liu received a total award of 5,025 restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award and his semi-annual bonus award for the second half of fiscal 2012. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and Mr. Liu’s continued employment with VeriFone on the vest date. See “Grants of Plan-Based Awards”, “Annual Bonus Awards” and “Determination of 2012 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. Fiscal year 2011 bonus amount represents a discretionary year-end bonus of $20,000 awarded to Mr. Liu. Discretionary bonuses are awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance. Fiscal year 2011 non-equity incentive plan compensation represents earned annual performance-based cash bonus of $78,465 based on achievement at the 120th percentile for the corporate component and at 100% for the personal performance objective component, and $52,273 of semi-annual performance. For fiscal year 2012 amounts in All Other Compensation consisted of $14,526 of company 401(k) plan matching contribution and $960 of life insurance premiums.

(9)	Mr. Yanay’s base salary is set and paid in Israeli New Shekels. Fiscal year 2012 amount consists of salary of $332,481, study fund contributions of $24,937 and payment for accrued but unused vacation of $50,647. Fiscal year 2011 amount consists of salary of $346,037, study fund contributions of $22,034 and payment for accrued but unused vacation of $32,945. Fiscal year 2010 amount consists of salary of $342,618, study fund contributions of $21,816 and payment for accrued but unused vacation of $13,048. Amounts for fiscal years 2012, 2011 and 2010 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.910 Shekels per one U.S. Dollar, 3.608 Shekels per one U.S. Dollar and 3.644 Shekels per one U.S. Dollar, respectively.

(10)	For Mr. Yanay, fiscal year 2012 amount represents earned annual performance-based cash bonus of $15,882 for the corporate component earned at the 100th percentile, rounded to the nearest tenth percentile, $23,824 for the personal performance objective component earned at 100% and $117,955 of semi-annual performance bonus earned in fiscal year 2012. Mr. Yanay received a total award of 3,265 shares of restricted stock units, granted on January 2, 2013, in lieu of cash for his annual bonus award and his semi-annual bonus award for the second half of fiscal 2012. Such award vests on the one-year anniversary of the grant date subject to VeriFone’s achievement of a minimum non-GAAP net income per share target for fiscal year 2013 and Mr. Yanay’s continued employment with VeriFone on the vest date. See “Annual Bonus Awards” and “Determination of 2012 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. Fiscal year 2011 bonus amount represents earned individual bonus component of quarterly bonus awards of $7,795 for fiscal year 2011. The individual bonus component of the quarterly and annual bonus awards is awarded at the discretion of the CEO based on a qualitative assessment of achievement against strategic goals and personal objectives set for each named executive by the CEO and each named executive. Fiscal year 2011 non-equity incentive plan compensation represents earned annual performance-based cash bonus of $11,994 based on achievement at the 120th percentile for the corporate component, $24,252 for achievement of the personal performance objective component at 100% and earned amount of quarterly performance bonus totaling $109,322 awarded to Mr. Yanay. Attainment percentages are rounded to the nearest tenth percentile. Fiscal year 2010 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component and 101% for the individual component of target of $38,557 and earned amount of quarterly performance bonus totaling $75,919 awarded to Mr. Yanay. Amounts for fiscal years 2012, 2011 and 2010 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.910 Shekels per one U.S. Dollar, 3.608 Shekels per one U.S. Dollar and 3.644 Shekels per one U.S. Dollar, respectively.

(11)	Amounts consist primarily of customary Israeli employment-related benefits paid to Mr. Yanay and a car allowance provided to Mr. Yanay as is customary for senior executives in Mr. Yanay’s home country of Israel. Fiscal year 2012 amount includes car allowance of $48,184, tax reimbursements of $27,959 for the car allowance, $29,472 for Israeli severance fund payments, $23,882 for manager insurance, cellular phone expense of $19,294, tax reimbursement of $375 for cellular phone and $4,163 for disability insurance, recuperation pay, medical tests and publication subscriptions. Fiscal year 2011 amount includes car allowance of $52,217, tax reimbursements of $15,904 for the car allowance, $30,660 for Israeli severance fund payments, $24,845 for manager insurance, cellular phone expense of $17,220, tax reimbursement of $454 for cellular phone and $8,846 for disability insurance, recuperation pay, medical tests and publication subscriptions. Fiscal year 2010 amount includes car allowance of $51,701, tax reimbursements of $13,796 for the car allowance, $30,357 for Israeli severance fund payments, $24,599 for manager insurance, cellular phone expense of $22,231, tax reimbursement of $444 for cellular phone and $8,109 for disability insurance, recuperation pay, medical tests and publication subscriptions. Amounts for fiscal years 2012, 2011 and 2010 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.910 Shekels per one U.S. Dollar, 3.608 Shekels per one U.S. Dollar and 3.644 Shekels per one U.S. Dollar, respectively.

Grants of Plan-Based Awards for 2012

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2012 to our named executives, including cash awards and equity awards. The restricted stock unit awards granted to our named executives in fiscal year 2012 were granted under our 2006 Plan. For each equity award with time-based vesting, one quarter of the award vests after one year, and the remainder vests ratably by quarter over the succeeding three years. Each option award has a term of seven years.

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(2)					Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)		Grant Date Fair Value of Stock and Option Awards ($)(3)
				Thres- hold ($)	Target ($)		Maximum ($)		Thres- hold (#)	Target (#)	Maximum (#)
Douglas G. Bergeron(1)	—		—	—	1,000,000	(4)	2,000,000	(4)	—	—	—	—	—		—	—
Chief Executive Officer	1/3/2012	(5)	12/13/2011	—	—		—		—	180,500	180,500	—	—		$36.46	3,184,273
	1/3/2012	(6)	12/13/2011	—	—		—		—	180,500	180,500	—	—		$36.46	3,184,273
	1/3/2012	(7)	12/13/2011	—	—		—		—	—	—	—	186,000		$36.46	3,281,300

Robert Dykes	—		—	—	325,000	(8)	455,000	(8)	—	—	—	—	—		—	—
Executive Vice President and Chief Financial Officer	1/3/2012	(5)	12/13/2011	—	—		—		—	34,200	34,200	—	—		$36.46	603,336
	1/3/2012	(7)	12/13/2011	—	—		—		—	—	—	—	34,200		$36.46	603,336

Jeff Dumbrell	—		—	—	200,000	(9)	340,000	(9)	—	—	—	—	—		—	—
Executive Vice President, Europe, Middle East, Africa and Asia	1/3/2012	(9)	12/13/2011	—	—		—		—	12,400	12,400	—	—		$36.46	218,753
	1/3/2012	(10)	12/13/2011	—	—		—		—	12,400	12,400	—	—		$36.46	218,753
	1/3/2012	(7)	12/13/2011	—	—		—		—	—	—	—	24,800		$36.46	437,507

Albert Liu	—		—	—	200,000	(8)	280,000	(8)	—	—	—	—	—		—	—
Executive Vice President, Corporate Development and General Counsel	1/3/2012 1/3/2012	(5) (7)	12/13/2011 12/13/2011	— —	— —		— —		— —	51,300 —	51,300 —	— —	— 51,300	$ $	36.46 36.46	905,004 905,004

Eliezer Yanay	—		—	—	153,453	(8)	214,834	(8)	—	—	—	—	—		—	—
Executive Vice President, Operations	1/3/2012	(5)	12/13/2011	—	—		—		—	20,600	20,600	—	—		—	751,076
	1/3/2012	(7)	12/13/2011	—	—		—		—	—	—	20,600	—		—	751,076

(1)	Mr. Bergeron resigned as our Chief Executive Officer effective March 12, 2013. With respect to Mr. Bergeron’s outstanding equity-based awards that had not yet vested as of March 12, 2013, Mr. Bergeron will continue to vest in those awards (other than equity-based awards that vest based on achievement of pre-established performance goals, which will cease to vest as of March 12, 2013), as if Mr. Bergeron remained employed by VeriFone until March 12, 2014, subject to compliance with Mr. Bergeron’s post-termination obligations under the Bergeron Employment Agreement. Any stock option that becomes vested during the additional vesting period set forth in the preceding sentence will be exercisable until the earlier of 90 days following the first anniversary of Mr. Bergeron’s separation from VeriFone and the original term of such stock option.

(2)	Amounts shown in these columns represent the range of possible cash payouts for each named executive under our non-equity incentive plan. The threshold amount is zero for all fiscal year 2012 Non-Equity Incentive Plan Awards. Amount shown as estimated target payout is based upon achievement of performance targets at 100%. Amount shown as estimated maximum possible payout reflects maximum achievement for those targets which have a fixed maximum percentage payout and 100% achievement for those targets whose payout above 100% depends on the actual percentage outcome of a particular performance metric without a set maximum possible payout.

(3)	Reflects the grant date fair value of each target equity award computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2012. These amounts do not correspond to the actual value that will be realized by the named executives.

(4)	Reflects target and maximum amount of annual performance-based cash bonus award that may be earned based upon our achieving a pre-established non-GAAP net income per share performance target for fiscal year 2012 and achievement of performance targets established by the Board. For Mr. Bergeron, Non-Equity Plan Awards for fiscal year 2012 consist of a cash bonus payable at 0% to 200% of target under the Bergeron Employment Agreement, and which includes a corporate component based on corporate achievement of a pre-set financial metric and personal performance evaluation by the Board payable at 0% to 200% of target. As disclosed above in the “Summary Compensation Table,” the Compensation Committee determined, and Mr. Bergeron agreed, that Mr. Bergeron would forego any payment of fiscal year 2012 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2012 Bonus Determinations.”

(5)	For Messrs. Bergeron, Dykes, Liu and Yanay, the vesting of the shares subject to the stock option grant is subject to our achievement of a non-GAAP net income per share financial target for fiscal year 2012 as set by our Board. Subsequent to October 31, 2012, each of these stock award grants was earned at the target amount.

(6)	The vesting of the shares subject to the stock option grant is subject to the successful integration of certain acquisitions closed within fiscal year 2011 and 2012, as determined at the discretion of our Board. Subsequent to October 31, 2012, based on an evaluation by our Board, this stock award grant was earned at the target amount.

(7)	Shares subject to award vest as to 1/4 of the shares on January 3, 2013 and 1/16 of shares each quarter thereafter.

(8)	Reflects target and maximum amount of performance-based cash bonus awards that may be earned based upon achieving pre-established financial and other performance objectives for fiscal year 2012. For Messrs. Dykes, Liu and Yanay, fiscal year 2012 Non-Equity Incentive Plan Awards consist of cash bonus amounts based on semi-annual and annual corporate financial metrics and achievements against personal performance objectives. Corporate targets are payable at 0% to 100% or at such higher percentage above 100% if corporate targets are achieved above 100%. Sixty percent of the annual performance bonus target is based on the actual corporate financial performance compared to the financial plan developed at the beginning of the fiscal year and may be paid at 0% or, for achievement at or above 80% of both financial targets, based on the actual percent of achievement. The remaining 40% of the annual performance bonus target is measured against pre-set personal performance objectives which are specific for each named executive, and may be payable at 0% to 200%. As disclosed above in the “Summary Compensation Table” we paid a total of $335,264 to Mr. Dykes, $205,990 to Mr. Liu and $157,661 to Mr. Yanay for fiscal year 2012 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2012 Bonus Determinations”.

(9)	The vesting of the shares subject to the stock option grant is subject to Mr. Dumbrell’s achievement of a contribution margin target and an organic revenue target for the business units that Mr. Dumbrell is responsible for in fiscal year 2012. Subsequent to October 31, 2012, based on an evaluation by our Board, this award was forfeited because the performance targets were not met.

(10)	The vesting of the shares subject to the stock option grant is subject to Mr. Dumbrell’s submitted and approved fiscal year 2013 operating plan for his organization meeting or exceeding an internal target revenue growth percentage over fiscal year 2012. Subsequent to October 31, 2012, based on an evaluation by our Board, this award was forfeited and canceled because the performance target was not met.

(11)	Reflects target and maximum amount of performance-based cash bonus awards that may be earned based upon achieving pre-established financial and other performance targets for fiscal year 2012. For Mr. Dumbrell, fiscal year 2012 Non-Equity Incentive Plan Awards consist of cash bonus amounts based on quarterly and annual corporate financial metrics, business unit specific financial metrics and individual performance. Corporate targets are payable at 0% to 100% or at such higher percentage above 100% if corporate targets are achieved above 100%. Bonus targets based on quarterly business unit performance are payable at 0% to 200% and are subject to minimum attainment levels of 80% for contribution margin targets and 90% for gross margin targets. Individual performance bonuses are payable at 0% to 200%. As disclosed above in the “Summary Compensation Table” we paid a total of $181,568 to Mr. Dumbrell for fiscal year 2012 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2012 Bonus Determinations”.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides information about unexercised options, stock that has not vested and other equity incentive plan awards that have not vested for each of our named executives as of October 31, 2012.

			Option Awards					Stock Awards
Name	Option/ Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($) (19)
Douglas G. Bergeron(1)	3/22/2006	(3)	225,000			28.86	3/22/2013
Chief Executive Officer	5/1/2009	(4)	121,875	28,125		7.46	5/1/2016
	5/1/2009	(5)	150,000			7.46	5/1/2016
	1/4/2010	(6)						40,178	$1,190,876
	1/3/2011	(7)						96,429	$2,858,156
	1/3/2012	(8)		186,000		36.46	1/3/2019
	1/3/2012	(9)		180,500		36.46	1/3/2019
	1/3/2012	(10)		180,500		36.46	1/3/2019

Robert Dykes(2)	5/1/2009	(4)	365,625	84,375		7.46	5/1/2016
Executive Vice President and Chief Financial Officer	5/1/2009	(11)	50,000			7.46	5/1/2016
	1/4/2010	(6)						4,464	$132,313
	1/3/2011	(7)						16,072	$476,374
	1/3/2012	(8)		34,200		36.46	1/3/2019
	1/3/2012	(9)		34,200		36.46	1/3/2019

Jeff Dumbrell	9/2/2008	(18)	25,000			19.99	9/2/2015
Executive Vice President, Europe, Middle East, Africa and Asia	5/1/2009	(4)	3,125	9,375		7.46	5/1/2016
	1/4/2010	(6)						12,053	$357,251
	1/3/2011	(7)						28,125	$833,625
	1/3/2012	(8)		24,800		36.46	1/3/2019
	1/3/2012	(12)		12,400		36.46	1/3/2019
	1/3/2012	(13)		12,400		36.46	1/3/2019

Albert Liu	11/3/2008	(14)	56,250	9,375		11.41	11/3/2015
Executive Vice President, Corporate Development and General Counsel	7/1/2009	(15)	9,375	4,688		7.68	7/1/2016
	1/4/2010	(6)						4,464	$132,313
	1/3/2011	(7)						12,054	$357,281
	1/3/2012	(8)		51,300		36.46	1/3/2019
	1/3/2012	(9)		51,300		36.46	1/3/2019

Eliezer Yanay	9/2/2008	(18)	21,878			19.99	9/2/2015
Executive Vice President, Operations	5/1/2009	(4)	3,125	9,375		7.46	5/1/2016
	1/4/2010	(6)						16,518	$489,594
	1/3/2011	(7)						12,054	$357,281
	1/3/2012	(16)						20,600	$610,584
	1/3/2012	(17)								20,600	$610,584

(1)	Mr. Bergeron resigned as our Chief Executive Officer effective March 12, 2013. With respect to Mr. Bergeron’s outstanding equity-based awards that had not yet vested as of March 12, 2013, Mr. Bergeron will continue to vest in those awards (other than equity-based awards that vest based on achievement of pre-established performance goals, which will cease to vest as of March 12, 2013), as if Mr. Bergeron remained employed by VeriFone until March 12, 2014, subject to compliance with Mr. Bergeron’s post-termination obligations under the Bergeron Employment Agreement. Any stock option that becomes vested during the additional vesting period set forth in the preceding sentence will be exercisable until the earlier of 90 days following the first anniversary of Mr. Bergeron’s separation from VeriFone and the original term of such stock option.

(2)	On February 4, 2013, we announced Mr. Dykes’ resignation as our Chief Financial Officer effective February 4, 2013 and retirement from VeriFone effective February 28, 2013; provided however, that he remained available to assist us with respect to transition matters on an as-needed basis for the period from March 1, 2013 to May 1, 2013. During this period, Mr. Dykes received, subject to the terms and conditions set forth in the Separation Agreement, continued vesting of his outstanding and unvested equity awards, based on their current vesting schedule and terms, to and inclusive of May 1, 2013.

(3)	Shares subject to this option vested and became exercisable as to 1/4 of the shares on March 22, 2007 and as to 1/16 of shares each quarter thereafter.

(4)	Shares subject to this option vested and became exercisable as to 1/4 of the shares on May 1, 2010 and vest as to 1/16 of shares each quarter thereafter.

(5)	Option grant conditioned on achievement of a net income, as adjusted, per share financial target for fiscal year 2009 (as defined in the CD&A filed for such fiscal year) as set by our Board, with a target and maximum option award of 150,000 stock options. The option grant was earned at the target amount and shares subject to this option vested and became exercisable on October 31, 2010. The option grant is subject to forfeiture if at any time during the thirty-six months following the date the option is earned we restate our financial statements such that the performance condition would no longer be met.

(6)	Shares subject to this RSU award vested as to 1/4 of the shares on January 4, 2011 and vest as to 1/16 of shares each quarter thereafter.

(7)	Shares subject to this RSU award vested as to 1/4 of the shares on January 3, 2012 and vest as to 1/16 of shares each quarter thereafter.

(8)	Shares subject to this option vested and became exercisable as to 1/4 of the shares on January 3, 2013 and vest as to 1/16 of shares each quarter thereafter.

(9)	Shares subject to this option vested and became exercisable as to 100% on January 3, 2013 based on us exceeding our internal non-GAAP net income per share target for fiscal year 2012.

(10)	Shares subject to this option vested and became exercisable as to 100% on January 3, 2013 based on the Board’s determination that we successfully integrated certain acquisitions closed within fiscal year 2011 and 2012.

(11)	Option grant conditioned on achievement of a minimum non-GAAP net income per share, with a target and maximum option award of 50,000 stock options. Option grant was earned at the target amount and shares subject to this option vested and became exercisable on October 31, 2010.

(12)	The vesting of the shares subject to the option grant is subject to Mr. Dumbrell’s achievement of a contribution margin target and an organic revenue target for the business units that Mr. Dumbrell is responsible for in fiscal year 2012. Subsequent to October 31, 2012, based on an evaluation by our Board, this award was forfeited and canceled because the performance targets were not met.

(13)	The vesting of the shares subject to the stock option grant is subject to Mr. Dumbrell’s submitted and approved fiscal year 2013 operating plan for his organization meeting or exceeding the internal target revenue growth percentage over fiscal year 2012. Subsequent to October 31, 2012, based on an evaluation by our Board, this award was forfeited and canceled because the performance target was not met.

(14)	Shares subject to this option vested and became exercisable as to 1/4 of the shares on November 3, 2009 and vest as to 1/16 of shares each quarter thereafter.

(15)	Shares subject to this option vested and became exercisable as to 1/4 of the shares on July 1, 2010 and vest as to 1/16 of shares each quarter thereafter.

(16)	Shares subject to this RSU award vested as to 1/4 of the shares on January 3, 2013 and vest as to 1/16 of shares each quarter thereafter.

(17)	Shares subject to this RSU award vested as to 100% on January 3, 2013 based on us exceeding our internal non-GAAP net income per share target for fiscal year 2012.

(18)	Shares subject to this option vested and became exercisable as to 1/4 of the shares on September 2, 2009 and as to 1/16 of shares each quarter thereafter.

(19)	Market value of units of stock that have not vested is computed by multiplying (i) $29.64, the closing market price of our stock on October 31, 2012, by (ii) the number of units of stock.

Fiscal Year 2012 Option Exercises and Stock Vested

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal year 2012 for each of the named executives. In addition, the table presents information on shares that were acquired upon vesting of stock awards during fiscal year 2012 for each of the named executives on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Douglas G. Bergeron	—	$—	221,428	$8,141,957	(3)
Chief Executive Officer
Robert Dykes	—	$—	44,642	$1,637,397	(3)
Executive Vice President and Chief Financial Officer
Jeff Dumbrell	34,375	$1,051,611	52,766	$1,944,126
Executive Vice President, EMEA and Asia
Albert Liu	—	$—	34,374	$1,261,432	(3)
Executive Vice President, Corporate Development and General Counsel
Eliezer Yanay	31,249	$913,506	44,016	$1,622,027
Executive Vice President, Operations

(1)	The value realized on the exercise is calculated as the difference between the fair market value of the shares on the date of exercise and the applicable exercise price for those options.

(2)	The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which is the closing price on such date of our stock as traded on the NYSE.

(3)	Each of Messrs. Bergeron, Dykes and Liu elected to defer the release of all of the shares acquired on vesting of the stock awards. The terms of the deferral are set forth in the respective grant agreement and provide that the shares will be released upon the earliest to occur of (i) a specified deferred date; (ii) the date of termination of employment with us (with delivery made pursuant to the terms of the respective grant agreement for purposes of Section 409A of the IRC); or (iii) the occurrence of a change in control of the Company as defined in the grant agreement. Messrs. Bergeron, Dykes and Liu have specified a deferred date of December 4, 2016 as to the following value realized on vesting of stock awards: Mr. Bergeron, $1,202,055; Mr. Dykes, $133,534; and Mr. Liu, $133,534. Messrs. Bergeron, Dykes and Liu have specified a deferred date of December 3, 2017 as to the following value realized on vesting of stock awards: Mr. Bergeron, $6,939,902; Mr. Dykes, $1,503,863; and Mr. Liu, $1,127,898. Mr. Bergeron resigned as our Chief Executive Officer, effective March 12, 2013, and accordingly his employment with us terminated effective March 12, 2013. Mr. Dykes resigned as our Chief Financial Officer effective February 4, 2013 and retired from VeriFone effective February 28, 2013; provided, however that he remained available to assist us with respect to transition matters on an as-needed basis for the period from March 1, 2013 to May 1, 2013.

Potential Payments Upon Termination or Change of Control

We have certain change of control arrangements with our named executive officers. In determining the terms and scope of these change of control arrangements, our Compensation Committee considered (i) the employment agreement that Mr. Bergeron entered into in connection with the acquisition and recapitalization of our company led by him and a private equity firm in 2002, and the amended and restated employment agreement that Mr. Bergeron signed with us in 2007, (ii) the change-in-control severance agreements provided to our former chief financial officers and (iii) similar arrangements in place at our “peer” companies as described above under “Determination of Compensation—Role of Compensation Consultants” and “—Competitive Data.”

Under the Bergeron Employment Agreement, if Mr. Bergeron’s employment was terminated without cause or if Mr. Bergeron terminated his employment for good reason, then he may have been entitled to severance equal to one year’s current base salary and bonus paid for the immediately previous fiscal year, provided that any severance payments would be conditioned on Mr. Bergeron’s compliance with the noncompetition and nonsolicitation provisions of such employment agreement. Also, under the Bergeron Employment Agreement we have the option to extend the noncompetition and nonsolicitation period for an additional year by paying Mr. Bergeron an additional year’s severance. Furthermore, under the 2009 Employment Agreement, in the event of a termination of Mr. Bergeron’s employment without cause or if Mr. Bergeron terminates his employment for good reason, he would be entitled to receive continued of medical benefits for two years following the termination date on terms substantially the same as in effect immediately preceding the termination. Certain of our equity awards to Mr. Bergeron also included provisions for acceleration upon a qualifying termination in connection with a change of control. A qualifying termination occurs if Mr. Bergeron’s employment is terminated other than for cause or if he resigns for good reason in the period beginning 90 days prior to a change in control and ending 12 months after a change in control (as defined in the grant agreements). In connection with his resignation effective March 12, 2013, Mr. Bergeron and the Company entered into a letter agreement as to the terms of Mr. Bergeron’s separation from VeriFone. The terms of this letter agreement are described under “Employment-Related Agreements with Named Executives—Employment-Related Agreements with our Former and Interim Chief Executive Officer.”

Effective March 12, 2013, we entered into an agreement with Mr. McGinn in connection with our appointment of Mr. McGinn as our interim Chief Executive Officer. See “Employment-Related Agreements with Named Executives—Employment-Related Agreements with our Former and Interim Chief Executive Officer.”

We entered into a severance agreement dated September 2, 2008 (the “2008 Severance Agreement”) with Mr. Dykes in connection with him becoming our Chief Financial Officer on September 9, 2008. Under the 2008 Severance Agreement if there was a qualifying termination, we would have been obligated to pay Mr. Dykes, within 10 days following the date of termination, a sum equal to the total of (i) Mr. Dykes’ base salary through the date of termination and any bonuses that were payable but not yet paid or deferred, (ii) any accrued vacation pay and compensation previously deferred, other than pursuant to a tax-qualified plan and (iii) Mr. Dykes’ annual base salary during the six-month period immediately prior to the date of termination. In addition, in the event of a qualifying termination, under the 2008 Severance Agreement we would also have been obligated to provide Mr. Dykes with continuing health insurance and related benefits for six months following the date of termination, and the 2008 Severance Agreement provided for the full vesting of any stock options, restricted stock and other stock-based rights held by Mr. Dykes pursuant to our 2006 Plan. However, in connection with Mr. Dykes’ retirement from VeriFone, we and Mr. Dykes entered into a separation agreement dated February 1, 2013 that replaces any previous severance agreements between VeriFone and Mr. Dykes, including the 2008 Severance Agreement. See “Employment-Related Agreements with Named Executives—Severance Agreement with our Former and Current Chief Financial Officers.”

Mr. Rothman succeeded Mr. Dykes as our Executive Vice President and Chief Financial Officer effective February 4, 2013, and we entered into certain severance terms with Mr. Rothman. See “Employment-Related Agreements with Named Executives—Severance Agreement with our Former and Current Chief Financial Officers.”

In addition, our equity awards made in fiscal years 2010, 2011 and 2012 to our named executive officers provide for acceleration of vesting in the event of an involuntary or constructive termination three months prior to or eighteen months following a change of control.

None of our named executives is entitled to a severance payment or acceleration of vesting of equity awards unless the change of control event is followed by, or in the case of equity awards with a change of control provision, three months preceding, an involuntary or constructive termination. All such payments and benefits would be provided by us.

Under Israeli law, Mr. Yanay, who served as our Executive Vice President, Operations during fiscal year 2012, will be entitled to certain statutory severance payments upon termination of employment for any reason, including retirement.

The tables below outline the potential payments and benefits payable to each named executive officer in the event of involuntary termination, or change of control, as if such event had occurred as of October 31, 2012. The tables below do not take into account the terms of the agreements entered into with Messrs. Bergeron and Dykes in connection with their respective resignations.

Involuntary or Constructive Involuntary Termination

Name	Salary Continuation		Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(4)	Intrinsic Value of Unvested Options(5)
Douglas Bergeron(1)	$800,000	(2)	$—	(3)	$40,009	$—	$—	(6)
Robert Dykes(7)	$215,000		$—		$10,002	$—	$—
Jeff Dumbrell	$—		$—		$—	$—	$—
Albert Liu	$—		$—		$—	$—	$—
Eliezer Yanay	$304,774	(8)	$—		$—	$—	$—

Involuntary or Constructive Involuntary Termination Following a Change of Control

Name	Salary Continuation		Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(4)	Intrinsic Value of Unvested Options(5)
Douglas Bergeron(1)	$800,000	(2)	$—	(3)	$40,009	$4,049,031	$—	(6)
Robert Dykes(7)	$215,000		$—		$10,002	$608,687	$—
Jeff Dumbrell	$—		$—		$—	$1,190,876	$—
Albert Liu	$—		$—		$—	$489,594	$—
Eliezer Yanay	$304,774	(8)	$—		$—	$2,068,042	$—

(1)	The amounts contained in the tables above for Mr. Bergeron are based on the terms of the Bergeron Employment Agreement.

(2)	The salary continuation amount assumes one year of severance. We have the option to extend the noncompetition period under the Bergeron Employment Agreement for an additional year by paying Mr. Bergeron an additional year’s severance (consisting of salary and bonus). Our Board of Directors has exercised this option as discussed in “Employment-Related Agreements with Named Executives—Employment-Related Agreements with our Former and Interim Chief Executive Officer”.

(3)	Based on Mr. Bergeron’s total cash bonus payment of $0 for fiscal year 2012 and assumes a one year severance period. Under the terms of the Bergeron Employment Agreement, Mr. Bergeron is entitled to payment equal to the amount of bonus payment paid to him in the immediately previous full fiscal year. We have the option to extend the noncompetition period under the Bergeron Employment Agreement for an additional year by paying Mr. Bergeron an additional year’s severance (consisting of salary and bonus).

(4)	The vesting of our restricted stock unit awards to each of our named executives will accelerate in full in the event such named executive is the subject of an involuntary or constructive termination three months prior to or eighteen months following a change of control. The intrinsic value is calculated by taking the product of (a) $29.64, which was the closing market price of our common stock on October 31, 2012, the last trading day of fiscal year 2012 and (b) the number of RSUs subject to acceleration. See “Grants of Plan-Based Award” and “Outstanding Equity Awards at Fiscal 2012 Year-End” for information on the awards and the unvested portion of such awards.

(5)	Based on the closing market price of our common stock on October 31, 2012 of $29.64, and the respective exercise prices of unvested options subject to acceleration. No intrinsic value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on October 31, 2012.

(6)	On May 1, 2009, Mr. Bergeron was awarded an option grant conditioned on achievement of a minimum net income, as adjusted, per share (as defined in the CD&A filed for such fiscal year), with a target and maximum award of 150,000 stock options. If Mr. Bergeron leaves VeriFone for good reason or if his employment is terminated without cause, then the vesting of the option, if already earned, shall accelerate in full. Subsequent to October 31, 2009, this option grant was earned at the target amount. The intrinsic value of such options has not been included in the above table as the underlying options became fully vested as of October 31, 2010. The option grant is subject to forfeiture if at any time during the thirty-six months following the date the option is earned we restate our financial statements such that the performance condition would no longer be met.

(7)	The amounts contained in the tables above for Mr. Dykes are based on the terms of the 2008 Severance Agreement.

(8)	Based on Israeli labor laws, an Israeli employee, such as Mr. Yanay, is entitled to severance pay upon termination of employment by the employer for any reason, including retirement. Amount represents the maximum statutory severance pay, which would be paid in the event of involuntary termination of Mr. Yanay’s employment, calculated based on the most recent monthly base salary of such employee multiplied by the number of years of employment of such employee. As of October 31, 2012, Mr. Yanay has been employed with VeriFone (including his term of employment with Lipman prior to our acquisition of Lipman) for approximately 11 years. Calculated by taking Mr. Yanay’s monthly base salary as of October 31, 2012, multiplied by 11 years and converted from Israeli New Shekels to U.S. Dollars at the October 31, 2012 exchange rate of 3.910 Shekels per one U.S. Dollar. Each pay period, we submit sums into a severance fund at the statutory rate of 8.33% of base salary. These amounts are reflected in compensation expense each period. In the event of separation of employment that is other than an involuntary termination, Mr. Yanay would be entitled to the lesser amount that have been funded into this severance fund rather than the maximum statutory amount based on the base salary rate at the time of termination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of VeriFone (the “Compensation Committee”) consists exclusively of independent directors.

The general purpose of the Compensation Committee is to (1) review and approve corporate goals and objectives relating to the compensation of VeriFone’s CEO, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation and (2) make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, among other things. VeriFone’s Board of Directors and its Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

During fiscal year 2012, the Compensation Committee performed all of its duties and responsibilities under the Compensation Committee’s charter. Additionally, as part of its responsibilities, the Compensation Committee reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A), as prepared by management of VeriFone, and discussed the CD&A with management of VeriFone. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in VeriFone’s Proxy Statement.

COMPENSATION COMMITTEE

Leslie G. Denend, Chairman

Robert B. Henske

Wenda Harris Millard

Jeffrey Stiefler

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The primary purposes of the Corporate Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors, (ii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director, (iii) develop and recommend to the Board a set of corporate governance principles and (iv) assist management in the preparation of disclosure in this Proxy Statement regarding the operations of the Corporate Governance and Nominating Committee.

The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Ms. Millard, Mr. Raff, and Mr. Stiefler were “independent” within the meaning of the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee currently consists of Mr. Alspaugh, Mr. Hart, as chairman, and Mr. Raff. The Board has determined that each member of the Committee is “independent” within the meaning of the rules of the NYSE and the SEC.

On an ongoing basis during fiscal 2012, the Corporate Governance and Nominating Committee evaluated potential candidates for positions on the Board and its committees, in each case in accordance with the criteria set forth in VeriFone’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee approved and recommended to the Board of Directors the eight director nominees currently standing for election at the Annual Meeting.

Over the course of fiscal 2012, the Corporate Governance and Nominating Committee reviewed with management both the long-term and emergency succession plans for the Chief Executive Officer and other key employees.

As part of its duties, in September 2012, the Corporate Governance and Nominating Committee reviewed the Committee’s charter and VeriFone’s Corporate Governance Guidelines to determine whether any changes to the charter or the guidelines were deemed necessary or desirable by the Committee. After completing this review, the Committee recommended to the Board that no amendments to these documents needed to be made at that time. In March 2012, the Corporate Governance and Nominating Committee also completed its review of existing director compensation guidelines and recommended certain changes to the Board based on such review.

The Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Committee. During fiscal 2012, the Corporate Governance and Nominating Committee performed all of its duties and responsibilities under the Corporate Governance and Nominating Committee Charter.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Alex W. (Pete) Hart, Chairman

Robert W. Alspaugh

Eitan Raff

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of VeriFone is to assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to: (i) the integrity of VeriFone’s financial statements; (ii) VeriFone’s compliance with legal and regulatory requirements; (iii) VeriFone’s independent registered public accounting firm’s qualifications and independence; (iv) the performance of VeriFone’s internal audit function and independent registered public accounting firm; (v) the retention of VeriFone’s independent registered public accounting firm; and (vi) the preparation of this report.

The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Audit Committee currently consists of Mr. Alspaugh, Dr. Denend, Mr. Henske, as chairman, and Mr. Stiefler. The Board of Directors has designated each of Mr. Henske and Mr. Alspaugh as an “Audit Committee financial expert” within the meaning of applicable SEC rules.

As set forth in the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of VeriFone’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by VeriFone and for implementing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for auditing VeriFone’s financial statements and for reviewing VeriFone’s unaudited interim financial statements.

In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not full-time employees of VeriFone and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of VeriFone’s financial statements has been carried out in accordance with generally accepted accounting principles or that VeriFone’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from VeriFone and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, a copy of which the Audit Committee has received. All non-audit services performed by the registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in VeriFone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert B. Henske, Chairman

Robert W. Alspaugh

Leslie G. Denend

Jeffrey E. Stiefler

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2012 regarding securities issued under our equity compensation plans that were in effect during fiscal year 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	9,800,244	23.92	(2)	2,042,926	(3)
Equity compensation plans not approved by security holders	—	—		—

Total	9,800,244	23.92	(2)	2,042,926	(3)

(1)	This reflects equity awards issued under our New Founders’ Stock Option Plan, Outside Directors’ Stock Option Plan, 2005 Employee Equity Incentive Plan, and 2006 Plan. This information also includes securities issuable pursuant to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Share Option Plan, and Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan as a result of our acquisition of Lipman Electronic Engineering Ltd. on November 1, 2006. This information also includes securities issuable pursuant to the Hypercom 2000 Broad-Based Stock Incentive Plan, Hypercom Non-Employee Director Plan, and Hypercom 1997 Long-Term Incentive Plan as a result of our acquisition of Hypercom Corporation on August 4, 2011. VeriFone does not plan to issue securities in the future under any of the foregoing plans other than the 2006 Plan.

(2)	The weighted-average exercise price does not include the effect of 1,800,101 restricted stock units outstanding as of October 31, 2012 as such awards do not include an exercise price.

(3)	Represents shares remaining available for future issuance under our 2006 Plan.

2006 Plan

Our 2006 Plan is the only plan under which we currently make grants of equity awards. Our 2006 Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock awards. Grants may be made to our directors, officers, and employees and other individuals performing services for us. The plan authorizes the issuance of an aggregate of 13,200,000 shares of our common stock. Any shares granted as stock options or stock appreciation rights shall be counted as one share issued under the plan for each share so granted. Any awards granted as stock options or stock appreciation rights shall be counted as one share for every award granted and any RSUs granted beginning June 29, 2011 shall be counted as 2.00 shares for every RSU granted for the purposes of the number of shares issuable under the 2006 Plan. Any RSUs granted prior to June 29, 2011 shall be counted as 1.75 shares for every RSU granted for the purpose of the number of shares issuable under the 2006 Plan. As of October 31, 2012, there were a total of 8,000,143 options outstanding at a weighted-average exercise price of $23.92 per share. As of October 31, 2012, there were 1,800,101 restricted stock units outstanding and 112,500 shares issued under restricted stock awards, all of which were unvested and subject to forfeiture as of October 31, 2012. For further information on our equity compensation plan, see “Note 4. Employee Benefit Plans” of Notes to Consolidated Financial Statement included in our Annual Report on Form 10-K filed with the SEC on December 19, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 30, 2013, by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•	each of our named executives;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 108,512,823 shares of common stock outstanding as of April 30, 2013. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2013, and shares of restricted stock units which are scheduled to be released within 60 days of April 30, 2013 (the “Measurement Date”) are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
Macquarie Group Limited(1)	13,989,570	12.9%
BlackRock, Inc.(2)	6,701,397	6.2%
Manning & Napier Advisors, LLC(3)	6,435,730	5.9%
Wellington Management Company, LLP(4)	6,221,543	5.7%
Douglas G. Bergeron(5)	1,538,500	1.4%
Jeffrey Dumbrell(6)	86,917	*
Robert Dykes(7)	544,887	*
Albert Liu(8)	145,456	*
Marc E. Rothman	—	*
Eliezer Yanay(9)	79,986	*
Robert W. Alspaugh(10)	35,000	*
Dr. Leslie G. Denend(11)	46,125	*
Alex W. (Pete) Hart(12)	74,501	*
Robert B. Henske(13)	41,125	*
Richard A. McGinn(14)	22,625	*
Wenda Harris Millard	—	*
Eitan Raff(15)	9,625	*
Jeffrey E. Stiefler(16)	60,125	*
All current directors and executive officers as a group (12 persons)**	561,753	*

*	Less than 1%.

**	Total includes shares beneficially owned by our current executive officers, Mr. McGinn, Ms. Miles, and Mr. Rothman, but does not include shares beneficially owned by Mr. Dykes, who ceased to be of our executive officers as of February 4, 2013, Mr. Bergeron, who ceased to be one of our executive officers as of March 12, 2013, and Mr. Dumbrell who ceased to be one of our executive officers as of March 18, 2013.

(1)	The address of Macquarie Group Limited is No. 1 Martin Place Sydney, New South Wales, Australia. Macquarie Group Limited is deemed to beneficially own 13,989,570 shares of common stock due to its ownership of Macquarie Bank Limited, Macquarie Investment Management Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. Macquarie Investment Management Limited has the sole power to vote and dispose of 12,510 shares of common stock. Delaware Management Business Trust has the sole power to vote and dispose of 13,977,060 shares of common stock. The address of Macquarie Bank Limited and Macquarie Investment Management Ltd. is also No. 1 Martin Place Sydney, New South Wales, Australia. The address of Delaware Management Holdings Inc. and Delaware Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. This information is based solely upon a Schedule 13G/A filed by Macquarie Group Limited on February 14, 2013.

(2)	The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, NY 10022. BlackRock, along with certain of its subsidiaries, has the sole power to vote and dispose of 6,701,397 shares of common stock. This information is based solely upon a Schedule 13G/A filed by BlackRock on February 5, 2013.

(3)	The address of Manning & Napier Advisors, LLC (“Manning & Napier”) is 290 Woodcliff Drive, Fairpoint, NY 14450. Manning & Napier has the sole power to vote 5,450,020 shares of common stock and sole power to dispose of 6,435,730 shares of common stock. This information is based solely upon a Schedule 13G filed by Manning & Napier on January 23, 2013.

(4)	The address of Wellington Management Company, LLP (“Wellington”) is 280 Congress Street Boston, MA 02210. Wellington, in its capacity as investment adviser, has the shared power to vote 5,333,603 shares of common stock and the shared power to dispose of 6,221,543 shares of common stock, which are held of record by clients of Wellington. This information is based solely upon a Schedule 13G filed by Wellington on February 14, 2013.

(5)	Beneficial ownership information includes 629,099 shares held by various family trusts the beneficiaries of which are Mr. Bergeron and members of Mr. Bergeron’s family and 190,276 shares held by DGB Investments, Inc. In addition, 719,125 shares listed as beneficially owned by Mr. Bergeron represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 425,000 RSUs that are vested but for which the delivery date has been deferred.

(6)	Beneficial ownership information includes 41,667 shares held by Mr. Dumbrell directly. In addition, shares listed as beneficially owned by Mr. Dumbrell consist of 45,250 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(7)	All shares listed as beneficially owned by Mr. Dykes represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 70,534 RSUs that are vested but for which the delivery date has been deferred.

(8)	All shares listed as beneficially owned by Mr. Liu represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 59,374 RSUs that are vested but for which the delivery date has been deferred.

(9)	Beneficial ownership information includes 45,608 shares held by Mr. Yanay directly. In addition, shares listed as beneficially owned by Mr. Yanay consist of 34,378 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(10)	All shares listed as beneficially owned by Mr. Alspaugh represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 5,000 RSUs that are vested but for which the delivery date has been deferred.

(11)	Beneficial ownership information includes 5,000 shares held by Dr. Denend directly. In addition, 41,125 shares listed as beneficially owned by Dr. Denend represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(12)	Beneficial ownership information includes 13,000 shares held by Mr. Hart directly. In addition, 61,501 shares listed as beneficially owned by Mr. Hart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(13)	All shares listed as beneficially owned by Mr. Henske represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 5,000 RSUs that are vested but for which the delivery date has been deferred.

(14)	Beneficial ownership information includes 1,500 shares held by Mr. McGinn directly. In addition, 21,125 shares listed as beneficially owned by Mr. McGinn represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 3,500 RSUs that are vested but for which the delivery date has been deferred.

(15)	Beneficial ownership information includes 1,500 shares held by Mr. Raff directly. In addition, 8,125 shares listed as beneficially owned by Mr. Raff represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(16)	All shares listed as beneficially owned by Mr. Stiefler represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 5,000 RSUs that are vested but for which the delivery date has been deferred.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock, or an immediate family member of these persons have a direct or indirect material interest. Our policy is that the Audit Committee reviews and approves each individual related party transaction exceeding $120,000 after a determination that these transactions were on terms that were reasonable and fair to us. For the fiscal year ended October 31, 2012 and through the date of this Proxy Statement we had no such transactions. The Audit Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our executive officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law. Also, as described above in “Executive Compensation—Employment-Related Agreements with Named Executives” in this Proxy Statement, we have existing employment-related agreements with certain of our current and former named executives.

Equity Grants

We have granted stock options and restricted stock units to purchase shares of our common stock to our executive officers and directors. See “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The business and affairs of VeriFone are managed under the direction of our Board of Directors (our “Board”). Our Board has responsibility for establishing broad corporate policies and for the overall performance of VeriFone, rather than for day-to-day business operations. Our Board currently consists of eight members, with Dr. Leslie G. Denend serving as our interim non-executive chairman since March 12, 2013. All of our directors are elected annually for a one year term expiring at the Annual Meeting of Stockholders in the following year.

The Board has nominated our current directors to be elected to serve for a one year term until the next annual meeting of stockholders: Robert W. Alspaugh, Leslie G. Denend, Alex W. (Pete) Hart, Robert B. Henske, Richard A. McGinn, Wenda Harris Millard, Eitan Raff and Jeffrey E. Stiefler. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The proxy holders named on the proxy card intend to vote for the election of these eight nominees.

The Board has selected these nominees on the recommendation of the Corporate Governance and Nominating Committee. If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee knows of no reason why any of the nominees will be unable to serve.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

As noted above, immediately following the close of our 2013 Annual Meeting of Stockholders, we will amend our bylaws and Corporate Governance Guidelines to provide that in an uncontested election of directors, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), and in a contested election, each director shall be elected by a plurality of the votes cast. Additionally, the amendment to our Corporate Governance Guidelines will provide the process by which our Corporate Governance and Nominating Committee and Board shall review any resignation tendered as a result of a nominee not receiving a vote of the majority of the votes cast for election. See “Adoption of Majority Voting Provision” above under “Our Board of Directors.”

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of Robert W. Alspaugh, Leslie G. Denend, Alex W. (Pete) Hart, Robert B. Henske, Richard A. McGinn, Wenda Harris Millard, Eitan Raff and Jeffrey E. Stiefler to the Board of Directors.

PROPOSAL 2: AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN

The VeriFone 2006 Equity Incentive Plan (the “2006 Plan”) is a broad-based plan under which VeriFone grants equity incentive awards (“Awards”) to its employees, including officers and certain directors, non-employee directors and consultants (the “Plan Participants”). Our Board believes the incentives offered under the 2006 Plan are necessary to enable us to incentivize Plan Participants, retain high caliber employees in the service of VeriFone and its subsidiaries and affiliates and attract new talent, all of which is critical to our overall business strategy and long-term success.

We are asking our stockholders to approve an amendment to the 2006 Plan that will increase the number of shares of common stock that we may issue under the 2006 Plan by 9,250,000 shares. Our Compensation Committee expects that this share increase, if approved, would enable us to make the Awards anticipated to be needed related to retaining, attracting, hiring and incentivizing high caliber employees (across all key functions), as well as providing some reasonable flexibility for acquisitions, over the next two years.

Our Compensation Committee approved this request to increase the number of shares under the 2006 Plan because it believes the availability of these Awards is essential to our overall business strategy for the long-term success of VeriFone. Our Compensation Committee considered a number of relevant factors, including the current shares available for issuance under the 2006 Plan, our business strategy and the key elements for execution on such strategy, the competitiveness of relevant labor markets for critical personnel, our employee base, our stock price and employee turnover. The 2006 Plan is a broad-based plan and the only equity incentive plan under which we may provide equity-based incentive awards. As of April 30, 2013, there were 1,263,635 shares available for issuance under the 2006 Plan.

While the Compensation Committee believes the 2006 Plan and the requested share increase are necessary for us to retain and attract the talent we believe is critical for us to execute on our business strategy, the Compensation Committee is also cognizant of the importance to balance that need with our stockholders’ concern of the potential dilutive effect of the Awards. Accordingly, the Compensation Committee seeks to generally limit Awards under the 2006 Plan for the following purposes: (i) to incentivize, recognize or reward contributions, achievement or performance that it deems important to our long-term success and growth, which includes incentivizing performance we believe promotes the interests of our stockholders; (ii) to retain and incentivize key employees taking into consideration the need to remain competitive in the labor markets where we operate and (iii) to hire new talent important to our business strategy and long-term performance.

Shares granted as stock options or stock appreciation rights are counted as one share issued under the 2006 Plan for each share so granted and shares granted as Awards other than stock options or stock appreciation rights are counted as two shares issued under the 2006 Plan for each share so granted. The exercise price of the shares subject to stock options cannot be less than the fair market value of our common stock at the grant date and may not be repriced without stockholder approval.

We may currently issue a total of 22,522,075 shares of common stock under the 2006 Plan. If the amendment to increase the number of shares of common stock that we may issue under the 2006 Plan as described in this Proposal 2 is approved by our stockholders, the total number of shares of common stock which we may issue under the 2006 Plan will be 31,772,075.

The following table sets forth the number of shares of common stock to be issued under the 2006 Plan in respect of outstanding Awards as of April 30, 2013:

Stock Options Outstanding(1)	7,000,160
RSUs Outstanding(2)	2,171,817

Total Awards Outstanding(2)	9,171,977

(1)	As of April 30, 2013, the weighted exercise price of the outstanding options was $23.74, and the weighted average remaining contractual term of the outstanding options was 3.88 years.

(2)	Of these outstanding RSUs, 704,438 are performance-based Awards that will only vest if certain performance targets are met. If the performance targets for these RSUs are not met (or if these RSUs otherwise do not vest), then there would be an additional 1,408,876 shares available for grant under the 2006 Plan as a result of the shares subject to such RSUs again becoming available for issuance under the 2006 Plan.

The closing price of our common stock as traded on the NYSE was $21.48 on April 30, 2013.

A summary of the 2006 Plan is set forth below. This summary does not purport to be a complete description of all of the provisions of the 2006 Plan and is qualified in its entirety by reference to the full text of the 2006 Plan itself, which is attached as Appendix A to this Proxy Statement.

General and Administration

The 2006 Plan is administered by a committee (the “Committee”), which consists of at least two members of our Board, and which is currently our Compensation Committee. Our Board, in its discretion, may also administer the 2006 Plan and, in such a case, has all of the rights, powers and authority of the Committee.

Among other things, the Committee selects the persons to whom Awards will be made under the 2006 Plan, the time when Awards will be granted, the terms of the Awards and the number of shares of VeriFone common stock subject to the Awards. Specific future Awards are not determinable at this time. Actions of the Committee shall be taken by the vote of a majority of its members.

The Committee has the authority to construe, interpret and implement the 2006 Plan, and prescribe, amend and rescind rules and regulations relating to the 2006 Plan, including rules governing its own operations. The determination of the Committee on all matters relating to the 2006 Plan or any Award is final, binding and conclusive. The Committee will have no liability to any person (including, without limitation, any Plan Participant) for any action taken, or omitted to be taken, in good faith with respect to the 2006 Plan or any Award.

Eligibility

Awards may be made to any director, officer, employee or consultant of VeriFone and its subsidiaries and affiliates, including any prospective employees or consultants, as selected by the Committee in its sole discretion.

Because the granting of Awards under the 2006 Plan is entirely within the discretion of the Committee, it is not possible to designate the employees or consultants to whom future Awards will be granted under the 2006 Plan or the number of shares of VeriFone common stock that will be subject to future Awards that are granted under the 2006 Plan.

Stock Issuable Under the 2006 Plan

If the amendment to the 2006 Plan described in this Proposal 2 is approved by our stockholders, subject to adjustment as provided below, the total number of shares of VeriFone common stock that may be issued under the 2006 Plan is 31,772,075 shares. Any shares granted as stock options or stock appreciation rights are counted as one share issued under the 2006 Plan for each share so granted and any shares granted as Awards other than stock options or stock appreciation rights are counted as two shares issued under the 2006 Plan for each share so granted.

Subject to adjustment as provided below, the maximum number of shares with respect to which options or stock appreciation rights may be granted during a calendar year to any Award holder may not exceed 3,000,000. Shares of VeriFone common stock subject to any Award that expires, terminates or otherwise lapses and shares of VeriFone common stock surrendered or withheld from an Award (other than stock options or stock appreciation rights) to satisfy a grantee’s income tax withholding obligations will again become available for issuance under the 2006 Plan. Shares issued under the 2006 Plan may be authorized but unissued VeriFone common stock or authorized and issued VeriFone common stock held in VeriFone’s treasury or acquired by VeriFone for purposes of the 2006 Plan. The following shares of VeriFone common stock may not again be made available for issuance under the 2006 Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, (ii) shares of common stock used to pay the exercise price related to an outstanding Award, (iii) shares of common stock repurchased on the open market with the proceeds of the option exercise price or (iv) shares of VeriFone common stock surrendered or withheld from stock options or stock appreciation rights to satisfy a grantee’s income tax withholding obligations.

The number of shares of VeriFone common stock covered by each outstanding Award, the number of shares available for Awards and the price per share of VeriFone common stock covered by each outstanding Award may be proportionately adjusted, as determined in the sole discretion of the Committee, for any increase or decrease in the number of issued shares of VeriFone common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of VeriFone common stock, or any other increase or decrease in the number of issued shares of VeriFone common stock effected without receipt of consideration by VeriFone or to reflect any distributions to holders of common stock other than regular cash dividends paid pursuant to an announced dividend policy. After any such adjustment, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number.

Unless otherwise provided in an award agreement or determined by the Committee, a successor to VeriFone as a result of a business combination may assume, or replace with equivalent awards, all outstanding Awards.

Types of Awards

The 2006 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock Awards.

Stock Options. A stock option is the right to acquire shares of VeriFone common stock at a fixed exercise price for a fixed period of time. Under the 2006 Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees or consultants, but not VeriFone, to more favorable tax treatment). The number of shares of VeriFone common stock covered by each option is determined by the Committee.

The exercise price of the shares of VeriFone common stock subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the grant date) of the shares of common stock covered by the option. Notwithstanding the foregoing, the exercise price of an incentive stock option must be at least 110% of the fair market value (on the grant date) of the shares of VeriFone common stock covered by the option if (on the grant date) the Plan Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of VeriFone. The aggregate fair market value of shares of VeriFone common stock (determined on the grant date) covered by incentive stock options which first become exercisable by any Plan Participant during any calendar year also may not exceed $100,000. No stock option may be exercisable more than seven years after the date of grant.

The Committee establishes the vesting schedule of each option at the time of grant. Stock options will become exercisable during such times and subject to such terms and conditions as determined by the Committee, in its sole discretion. If a Plan Participant has been discharged for cause, then all stock options not previously exercised will terminate. However, if the termination of employment is by reason other than a discharge for cause, the Plan Participant may exercise any vested stock options for 90 days (365 days in the case of death or disability and 180 days in the case of retirement) after the termination of employment.

Stock Appreciation Rights. The Committee may grant stock appreciation rights which entitle the Award holder to receive an appreciation distribution in cash or shares of VeriFone common stock equal to the excess, if any, of the fair market value of the shares of VeriFone common stock on the date of exercise of the stock appreciation right over the exercise price per stock appreciation right (or accompanying award). Stock appreciation rights will become exercisable during such times and subject to such terms and conditions as determined by the Committee, in its sole discretion. The exercise price of a stock appreciation right may not be less than 100% of the fair market value (on the date of grant) of a share of VeriFone common stock. No stock appreciation right (whether or not granted in connection with a stock option) may be exercisable more than seven years after the date of grant.

Restricted Shares. The Committee may grant restricted shares of VeriFone common stock in amounts, and subject to such terms and conditions, as the Committee may determine, in its sole discretion. The grantee will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may include in the award agreement. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the 2006 Plan and the applicable award agreement.

Restricted Stock Units. The Committee may grant RSUs in amounts, and subject to such terms and conditions, as the Committee may determine. The Committee has the discretion to determine the Plan Participants to whom restricted stock unit Awards are to be made, the times at which such Awards are to be made, the size of such Awards and all other conditions of such Awards, including the restrictions of such Awards. Recipients of RSUs have only the rights of a general unsecured creditor of VeriFone and do not have rights as a stockholder of VeriFone until the VeriFone common stock underlying the restricted stock units is delivered.

Dividend Equivalent Rights. The Committee may, in its discretion, include in the award agreement (other than with respect to stock appreciation rights) a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of VeriFone common stock covered by such Award as if such shares were then outstanding. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of VeriFone until payment of such amount is made, as specified in the applicable award agreement.

Performance Shares and Share Units. Performance shares and share units are Awards that will result in a payment to a Plan Participant only if performance goals and/or other vesting criteria (including, for example, continued employment) established by the Committee are achieved or the Awards otherwise vest according to their terms. The applicable performance goals will be determined by the Committee, in its sole discretion, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the Plan Participant’s specific responsibilities. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, VeriFone common stock, or in a combination of cash and VeriFone common stock.

Other Stock-Based Awards. The Committee may grant other types of stock-based Awards, in amounts and subject to the terms and conditions of the 2006 Plan, as the Committee may determine. These Awards may involve the transfer of actual shares of VeriFone common stock, or the payment in cash or otherwise of amounts based on the value of shares of VeriFone common stock, and may include Awards designed to comply with, or take advantage of certain benefits of, the local laws of U.S. and non-U.S. jurisdictions.

Prohibition on Repricing

Except in connection with a corporate transaction involving VeriFone (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash or other Awards, in each case with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

Nonassignability

Except to the extent otherwise provided in the Award agreement or approved by the Committee, no Award or right granted to any person under the 2006 Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner, other than by will or by the laws of descent and distribution. During the life of the grantee, Awards may be exercised only by the grantee or the grantee’s legal representative.

Duration and Amendment

Our Board may from time to time suspend, discontinue, revise or amend the 2006 Plan in any respect, except that no such amendment shall materially impair any rights or materially increase any obligations of the grantee under any Award theretofore made under the 2006 Plan without the consent of the grantee.

Unless sooner terminated by our Board, the 2006 Plan shall terminate the day before the tenth anniversary of the adoption of the 2006 Plan by the Board. All Awards made under the 2006 Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the 2006 Plan and the applicable Award agreements.

Participation in the 2006 Plan

The grant of Awards under the 2006 Plan to executive officers, including our named executive officers, is subject to the discretion of our Board. The number of Awards granted during fiscal year 2012 under the 2006 Plan was as follows:

Name of Current or Former Executive Officers	Number of Stock Option Awards granted during fiscal year 2012	Number of Restricted Stock Unit Awards granted during fiscal year 2012
Douglas G. Bergeron(1)	547,000	—
Robert Dykes(2)	68,400	—
Jeff Dumbrell(3)	49,600	—
Albert Liu	102,600	—
Richard A. McGinn(1)	5,000	2,000
Jennifer Miles	102,500	—
Marc E. Rothman(2)	—	—
Eliezer Yanay	—	41,200
Current Executive Group*	210,100	43,200
Current Non-Executive Director Group**	30,000	12,000
Non-Executive Officer Employee Group***	1,392,045	818,382

*	Includes grants of Awards under the 2006 Plan during fiscal year 2012 to our current executive officers, Mr. Liu, Mr. McGinn, Ms. Miles, Mr. Rothman and Mr. Yanay, but does not include grants of Awards to Mr. Dykes who ceased to be one of our executive officers as of February 4, 2013, Mr. Bergeron who ceased to be one of our executive officers as of March 12, 2013 and Mr. Dumbrell who ceased to be one of our executive officers as of March 18, 2013.

**	Does not include grants of Awards under the 2006 Plan to Mr. McGinn as he ceased to be a non-employee director upon his appointment as our interim Chief Executive Officer as of March 12, 2013.

***	Includes grants of Awards under the 2006 Plan to Mr. Dumbrell as he ceased to be an executive officer as of March 18, 2013, but remains an employee.

(1)	Effective March 12, 2013, we announced the appointment of Mr. McGinn as our interim Chief Executive Officer, succeeding Mr. Bergeron who resigned March 12, 2013. Therefore, the amounts reported in the table above for Mr. McGinn relate to grants during fiscal year 2012 made to him in his capacity as a director. In connection with his appointment as our interim Chief Executive Officer, Mr. McGinn received an initial grant on April 1, 2013 of 70,700 RSUs. Commencing on September 1, 2013 (provided that he is still serving as our interim Chief Executive Officer as of that date), Mr. McGinn will also receive an RSU grant on the first business day of each month during the remaining term of his interim employment as our interim Chief Executive Officer, with a grant date fair value of $250,000, with the actual number of RSUs calculated based on dividing the grant date fair value by the per RSU award fair value applicable on the grant date, provided that the Compensation Committee shall have the discretion, acting in good faith, to adjust the size of the monthly grants, in the event of a significant change in the grant date fair value on any particular grant date.

(2)	On February 4, 2013, we announced the appointment of Mr. Rothman as our Chief Financial Officer, succeeding Mr. Dykes effective February 4, 2013, and Mr. Dykes’ retirement from VeriFone effective February 28, 2013. In connection with his appointment as our Chief Financial Officer, Mr. Rothman received an initial grant on April 1, 2013 of 40,100 RSUs. Mr. Rothman will also receive an additional RSU grant on July 1, 2013, with a grant date value of $2 million, with the actual number of RSUs calculated based on dividing the grant date value by the per RSU award value applicable on the grant date (pursuant to VeriFone’s standard award grant and valuation policies).

(3)	Effective as of March 18, 2013, Mr. Dumbrell, one of our named executive officers during fiscal year 2012, no longer serves in his capacity as our Executive Vice President, Europe, Middle East, Africa and Asia, or as one of our executive officers.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the 2006 Plan.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are seeking an advisory vote from our stockholders to approve the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Our Compensation Committee, after consultation with its independent executive compensation consultants at the beginning of the fiscal year, structured our executive compensation program to reflect our “pay-for-performance” philosophy. Our Compensation Committee seeks to align compensation of our named executive officers with our financial performance and individual performance and to structure responsible compensation arrangements that it believes, after consultation with its independent executive compensation consultants, will attract, retain, and motivate high caliber executive officers to achieve our short-term and long-term business strategies and objectives.

We believe that our executive compensation program, which emphasizes both short and long-term performance objectives, satisfies this goal and is strongly aligned with the interests of our stockholders. As discussed in the Compensation Discussion and Analysis in this Proxy Statement, the overall goals of our executive compensation program are to:

•	Create stockholder value by aligning executive compensation to business objectives and performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Focus on both short and longer-term performance objectives through a mix of short-term cash incentive awards and equity incentive awards that vest over a number of years.

Consistent with these goals and as discussed in the Compensation Discussion and Analysis in this Proxy Statement, the Compensation Committee gives significant weight and consideration to competitiveness of our compensation program compared with compensation programs of peer group companies, alignment of the elements of our executive compensation program with our performance and business objectives and payment trends and practices recommended by shareholder advisory firms. Our Compensation Committee reviews and reassesses the elements of our executive compensation program at least annually with its independent executive compensation consultants to ensure our program remains aligned with the interests of our stockholders and other program objectives.

A substantial portion of our overall executive compensation program consists of awards that depend on our meeting or exceeding pre-determined performance metrics that are set by our Board upon recommendation of our Compensation Committee or the individual named executive meeting or exceeding pre-determined performance metrics aligned with the Board approved metrics. In general, failure to achieve these metrics results in no payout for the relevant performance period. Our Compensation Committee also retains discretion to adjust or reduce a named executive’s bonus based on its evaluation. We also grant our executive officers a combination of performance-based and time-based stock options and restricted stock units in order to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance and competitive norms.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in the Compensation Discussion and Analysis included in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. The say-on-pay vote is advisory, and therefore not binding but our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure included in this Proxy Statement.”

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the advisory vote on compensation of our named executive officers.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected and appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the year ending October 31, 2013. Ernst & Young LLP audited the financial statements for us for the fiscal year ended October 31, 2012. A member of that firm will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of VeriFone and its stockholders. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of our independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.

The following table shows information about fees paid by us and our subsidiaries to Ernst & Young LLP during the fiscal years ended October 31, 2012 and 2011 (in thousands):

	2012	2011
Audit fees	$6,132	$5,078
Audit-related fees	—	—
Tax fees	396	270
All other fees	17	2

Total fees	$6,545	$5,350

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily include employee benefit plan audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of our financial statements.

Tax Fees. This category consists of professional services rendered by Ernst & Young LLP, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

All Other Fees. This category consists of fees for products and services other than the services reported above. For fiscal years 2012 and 2011 all fees paid to Ernst & Young LLP for services were pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the fiscal year ending October 31, 2013. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires VeriFone’s executive officers, directors and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. The officers, directors and 10% stockholders are required by SEC regulations to furnish VeriFone with copies of all Section 16(a) forms they file. SEC regulations require us to identify in our Annual Report on Form 10-K anyone who failed to file, on a timely basis, reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during our fiscal year ended October 31, 2012, all Section 16(a) filing requirements were satisfied on a timely basis, except for one late Form 4 filing by each of Messrs. Bergeron, Dumbrell, Dykes, Liu and Yanay to report the annual equity award received by each such named executive in January 2012.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Leslie G. Denend (Chairman), Robert B. Henske, and Jeffrey Stiefler for all of fiscal year 2012, as well as Wenda Harris Millard beginning on September 26, 2012. None of the members of the Compensation Committee is or was one of our officers or employee during the last fiscal year or was formerly one of our officers, and none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by VeriFone under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report,” “Report of the Corporate Governance and Nominating Committee” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated and are not considered “soliciting” material.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials has been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations department at VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA 95110 or by telephone at (408) 232-7800. If you currently receive multiple copies of VeriFone’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 20, 2013

You may obtain, free of charge, a copy of our Annual Report, this Proxy Statement, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our director and officer stock ownership guidelines, and the charters for our Audit, Compensation and Corporate Governance and Nominating Committees, without charge, by writing to: VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110, Attn: Investor Relations. Our Annual Report, this Proxy Statement, and the other documents mentioned in this paragraph are available on our website at http://ir.verifone.com. For directions to the Annual Meeting, please contact our Investor Relations Department at (408) 232-7800.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Richard A. McGinn

Richard A. McGinn
Interim Chief Executive Officer

San Jose, California

Dated: May 8, 2013

Appendix A

FORM OF

VERIFONE SYSTEMS, INC. (FORMERLY, VERIFONE HOLDINGS, INC.)

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

ARTICLE I	GENERAL	A-2
1.1	Purpose	A-2
1.2	Definitions of Certain Terms	A-3
1.3	Administration	A-4
1.4	Persons Eligible for Awards	A-4
1.5	Types of Awards Under the Plan	A-4
1.6	Shares Available for Awards	A-5
ARTICLE II	AWARDS UNDER THE PLAN	A-6
2.1	Award Agreements	A-6
2.2	No Rights as a Stockholder	A-6
2.3	Grant of Stock Options, Stock Appreciation Rights and Additional Options	A-6
2.4	Exercise of Stock Options and Stock Appreciation Rights	A-7
2.5	Cancellation and Termination of Stock Options and Stock Appreciation Rights	A-8
2.6	Terms of Options	A-8
2.7	Termination of Employment	A-8
2.8	Grant of Restricted Stock	A-9
2.9	Grant of Restricted Stock Units	A-10
2.10	Grant of Performance Shares and Share Units	A-10
2.11	Other Stock-Based Awards	A-10
2.12	Grant of Dividend Equivalent Rights	A-10
2.13	Right of Recapture	A-10
ARTICLE III	MISCELLANEOUS	A-11
3.1	Amendment of the Plan; Modification of Awards	A-11
3.2	Tax Withholding	A-12
3.3	Restrictions	A-12
3.4	Nonassignability	A-12
3.5	Requirement of Notification of Election Under Section 83(b) of the Code	A-12
3.6	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code	A-13
3.7	Change in Control	A-13
3.8	No Right to Employment	A-15
3.9	Nature of Payments	A-15
3.10	Non-Uniform Determinations	A-15
3.11	Other Payments or Awards	A-15
3.12	Section Headings	A-15
3.13	Effective Date and Term of Plan	A-15
3.14	Governing Law	A-15
3.15	Severability; Entire Agreement	A-15
3.16	No Third Party Beneficiaries	A-16
3.17	Successors and Assigns	A-16
3.18	Waiver of Claims	A-16

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the VeriFone Systems, Inc. (formerly, VeriFone Holdings, Inc.) 2006 Equity Incentive Plan (the “Plan”) is to provide an incentive for officers, other employees, prospective employees and directors of, and consultants to, VeriFone Systems, Inc. (the “Company”) and its subsidiaries and affiliates to acquire a proprietary interest in the success of the Company, to enhance the long-term performance of the Company and to remain in the service of the Company and its subsidiaries and affiliates.

1.2 Definitions of Certain Terms

(a) “Award” means an award under the Plan as described in Section 1.5 and Article II.

(b) “Award Agreement” means a written agreement entered into between the Company and a Grantee in connection with an Award, that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall have the meaning specified in a holder’s Award Agreement or if not specified therein shall mean the occurrence of one or more of the following events as determined by the Committee in its discretion:

(i) Conviction of a felony or any crime or offense lesser than a felony involving dishonesty, disloyalty or fraud with respect to the Company or any Related Entity or any of their respective properties or assets; or

(ii) Gross negligence or willful misconduct that has caused demonstrable and serious injury to the Company or a Related Entity, monetary or otherwise; or

(iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company or a Related Entity, as the case may be; or

(iv) Breach of duty of loyalty to the Company or a Related Entity or any act of fraud or dishonesty with respect to the Company or a Related Entity.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board and shall consist of not less than two directors. However, if a member of the Compensation Committee is not an “outside director” within the meaning of Section 162(m) of the Code or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation Committee’s delegation.

(g) “Common Stock” means the common stock of the Company.

(h) “Competition” is deemed to occur if a person whose employment with the Company or a Related Entity has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses in which the Company or any Related Entity engages and with which the person was involved at any time during his or her employment with or other service for the Company or any Related Entity.

(i) “Disability” means a disability that would entitle an eligible participant to payment of regular disability payments under any Company disability plan or as otherwise determined by the Committee.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) The “Fair Market Value” of a share of Common Stock on any date shall be (i) the closing sale price per share of Common Stock during normal trading hours on the New York Stock Exchange or the last preceding date on which there was a sale of such Common Stock on such exchange or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its discretion, shall determine.

(l) “Grantee” means a person who receives an Award.

(m) “Incentive Stock Option” means a stock option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any stock option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.

(n) “Non-Qualified Stock Option” means any stock option other than an Incentive Stock Option.

(o) “Key Persons” means directors, officers and other employees of the Company or of a Related Entity, and consultants to the Company or a Related Entity.

(p) “Option Exercise Price” means the amount payable by a Grantee on the exercise of a stock option as determined by the Committee and set forth in such Grantee’s Award Agreement.

(q) “Related Entity” means any parent or subsidiary corporation of the Company or any business, corporation, partnership, limited liability company or other entity in which the Company or a parent or a subsidiary corporation holds at least a 25% ownership interest, directly or indirectly and any other entity specifically designated as a Related Entity by the Committee.

(r) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(s) “Rule 16b-3” means Rule 16b-3 under the Exchange Act.

(t) Unless otherwise determined by the Committee, a Grantee shall be deemed to have a “Termination of Employment” upon ceasing employment with the Company and all Related Entities (or, in the case of a Grantee who is not an employee, upon ceasing association with the Company and all Related Entities as a director, consultant or otherwise). The Committee in its discretion may determine (i) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, (ii) the impact, if any, of any such leave of absence on Awards theretofore made under the Plan, and (iii) when a change in a Grantee’s association with the Company constitutes a Termination of Employment for purposes of the Plan. The Committee may also determine in its discretion whether a Grantee’s Termination of Employment is for Cause and the date of termination in such case.

1.3 Administration

(a) The Plan shall be administered by the Committee, which shall consist of not less than two directors; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein.

(b) The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the Committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreements, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law, (vii) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended, and (viii) to determine whether, to what extent and under what circumstances cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee.

(c) Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

(d) The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.

(e) No member of the Board or the Committee or any employee of the Company or any of its subsidiaries or affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(f) Notwithstanding anything to the contrary contained herein: (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board and (ii) the Board may, in its discretion, at any time and from time to time, grant Awards or resolve to administer the Plan. In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to such Key Persons as the Committee shall select in its discretion.

1.5 Types of Awards Under the Plan

Awards may be made under the Plan in the form of stock options, including Incentive Stock Options, Non-Qualified Stock Options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units and other stock-based Awards, as set forth in Article II.

1.6 Shares Available for Awards

(a) Total shares available. The aggregate number of shares of the Company’s Common Stock that shall be available for grant under this Plan shall be 31,772,075. Any shares granted as Stock Options or SARs shall be counted as one (1) share for every share granted. Any shares granted as Awards other than Stock Options or SARs shall be counted against this limit as 2.00 shares for every share granted. The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards shall be subject to adjustment as provided by Section 1.6(b). The shares issued pursuant to Awards granted under this Plan may be shares that either were reacquired by the Company, including shares purchased in the open market, or authorized but unissued shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock then the shares covered by such forfeited, terminated or cancelled award shall again become available for transfer pursuant to Awards granted or to be granted under the Plan. If any shares of Common Stock are surrendered or withheld from any Award (other than Stock Options or SARs) to satisfy a Grantee’s income tax withholding obligations, then shares which are equal to the number of shares withheld shall again become available for transfer pursuant to Awards granted or to be granted under the Plan. If any shares of Common Stock owned by a Grantee are tendered to pay the exercise price of options granted under the Plan, then shares which are equal to the number of shares tendered shall no longer be available for transfer pursuant to Awards granted or to be granted under this Plan. The number of shares that are returned to the Plan due to the forfeiture, termination or cancelation of any Award shall be returned at the same ratio at which such Award counted against the total shares available for Award at the time of grant. Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which Awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan. The following shares of Common Stock may not again be made available for issuance under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, (ii) shares of Common Stock used to pay the exercise price related to an outstanding Award or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Option Exercise Price.

(b) Adjustments. The number of shares of Common Stock covered by each outstanding Award, the number of shares available for Awards, and the price per share of Common Stock covered by each such outstanding Award shall be proportionately adjusted, as determined by the Committee in its discretion, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of Common Stock, including cash dividends other than regular cash dividends paid pursuant to an announced dividend policy; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. After any adjustment made pursuant to this paragraph, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Award Agreements

Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions as the Committee in its discretion deems necessary or desirable. The Committee may grant Awards in tandem with any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. Payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form as the Committee shall determine, including cash, shares of Common Stock, other securities, other Awards or other property and may be made in a single payment or transfer, in installments or on a deferred basis. A Grantee shall have no rights with respect to an Award unless such Grantee accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine.

2.2 No Rights as a Stockholder

No Grantee of an Award (or other person having rights pursuant to such Award) shall have any of the rights of a Stockholder of the Company with respect to shares subject to such Award until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 1.6(b), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.3 Grant of Stock Options, Stock Appreciation Rights and Additional Options

(a) The Committee may grant stock options, including Incentive Stock Options and Non-Qualified Stock Options to purchase shares of Common Stock from the Company, to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion; provided, however, that, subject to adjustment in accordance with Section 1.6(b), the maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during a calendar year to any Grantee may not exceed 3,000,000.

(b) The Committee may grant stock appreciation rights to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any stock option granted under the Plan. A stock appreciation right may be granted at or after the time of grant of such option.

(c) The Grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (ii) the exercise price of such right as set forth in the Award Agreement (or over the option exercise price if the stock appreciation right is granted in connection with a stock option), multiplied by (iii) the number of shares with respect to which the stock appreciation right is exercised. Payment to the Grantee upon exercise of a stock appreciation right shall be made in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, as the Committee shall determine in its discretion. Upon the exercise of a stock appreciation right granted in connection with a stock option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of a stock option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be correspondingly reduced by the number of shares with respect to which the option is exercised.

(d) Each Award Agreement with respect to a stock option shall set forth the Option Exercise Price, which shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which Section 424(a) of the Code applies). Each Award Agreement with respect to a stock appreciation right shall set forth the exercise price, which shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is granted.

(e) Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the periods during which the Award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its discretion; provided, that, except as otherwise determined under Section 3.7 below, such period shall be a minimum of 1 year for performance-based Awards and 3 years for Awards with time-based vesting; and, provided, however, that no stock options or stock appreciation rights (whether or not granted in connection with stock options) shall be exercisable more than seven (7) years after the date of grant of such stock options or stock appreciation rights.

(f) To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options granted under this Plan and all other plans of the Company are first exercisable by any Grantee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Section 422 of the Code, such options shall be treated as nonqualified stock options.

(g) Notwithstanding the provisions of Sections 2.3(d) and (e), to the extent required under Section 422 of the Code, an Incentive Stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the Option Exercise Price is at least 110% of the Fair Market Value of the shares subject thereto and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date granted.

2.4 Exercise of Stock Options and Stock Appreciation Rights

Each stock option or stock appreciation right granted under the Plan shall be exercisable as follows:

(a) A stock option or stock appreciation right shall become exercisable at such time or times as determined by the Committee, subject to the minimum periods set forth in Section 2.3(e).

(b) Unless the applicable Award Agreement otherwise provides, a stock option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares). A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. A stock option or stock appreciation right shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.

(c) Any written notice of exercise of a stock option shall be accompanied by payment of the Option Exercise Price for the shares being purchased. Such payment shall be made (i) in cash (by certified check or as otherwise permitted by the Committee), or (ii) to the extent specified in the Award Agreement and permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.

(d) Promptly after receiving payment of the full Option Exercise Price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), deliver to the Grantee or to such other person as may then have the right to exercise the Award, a certificate or certificates for the shares of Common Stock for which the Award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, a Grantee may direct the Company to deliver the certificate(s) to the Grantee’s broker-dealer.

2.5 Cancellation and Termination of Stock Options and Stock Appreciation Rights

The Committee may, at any time and in its discretion, determine that any outstanding stock options and stock appreciation rights granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such options (and stock appreciation rights not granted in connection with an option) may receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the fair market value of the Common Stock and the exercise price per share multiplied by the number of shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the stock options and stock appreciation rights will be canceled and terminated without payment therefor.

2.6 Terms of Options

The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than seven years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Common Stock pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The shares of Common Stock constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the shares represented by Common Stock represented thereby, the optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by such outstanding option (including any dividend or voting rights).

2.7 Termination of Employment

(a) Death or Disability. If a participant ceases to be an officer or employee of, or to perform other services for, the Company or any Related Entity due to death or Disability, (A) all of the participant’s Awards that were vested and exercisable on the date of his or her death or Disability shall remain exercisable for, and shall otherwise terminate at the end of, a period of 365 days from the date of such death or Disability, but in no event after the expiration date of the Awards; provided that in the case of Disability, if the participant engages in Competition prior to exercising such Awards, without having received written consent to do so from the Board or the Committee, such Awards will immediately terminate; and (B) all of the participant’s Awards that were not vested and exercisable on the date of his or her death or Disability shall be forfeited immediately. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(b) Retirement. If a participant ceases to be an officer or employee of, or to perform other services for, the Company or any Related Entity upon the occurrence of his or her Retirement, (A) all of the participant’s Awards that were vested and exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 180 days after the date of Retirement, but in no event after the expiration date of the Awards; provided that if the participant engages in Competition prior to exercising such Awards, without having received written consent to do so from the Board or the Committee, such Awards will immediately terminate; and (B) all of the participant’s Awards that were not vested and exercisable on the date of Retirement shall be forfeited immediately. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(c) Discharge for Cause. If a participant ceases to be an officer or employee of, or to perform other services for, the Company or a Related Entity due to Cause, all of the participant’s Awards shall expire and be forfeited immediately upon such cessation, whether or not then vested and exercisable.

(d) Other Termination. Unless otherwise determined by the Committee, if a participant ceases to be an officer or employee of, or to otherwise perform services for, the Company or a Related Entity for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s Awards that were vested and exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the Awards; provided that if the participant engages in Competition prior to exercising such Awards, without having received written consent to do so from the Board or the Committee, such Awards will immediately terminate; and (B) all of the participant’s Awards that were not vested and exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

2.8 Grant of Restricted Stock

(a) The Committee may grant restricted shares of Common Stock to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. Restricted stock Awards may be made independently of or in connection with any other Award.

(b) The Company shall issue in the Grantee’s name a certificate or certificates for the shares of Common Stock covered by the Award. Upon the issuance of such certificate(s), the Grantee shall have the rights of a Stockholder with respect to the restricted stock, subject to the transfer restrictions and the Company repurchase rights described in paragraphs (d) and (e) below and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement.

(c) Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Award Agreement.

(d) Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of shares of restricted stock, as dividends or otherwise, shall be subject to the same restrictions applicable to such restricted stock.

(e) During the ninety (90) days following the Grantee’s Termination of Employment for any reason, the Company shall have the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the Grantee (or the Grantee’s estate) in cash any amount paid by the Grantee for such shares.

2.9 Grant of Restricted Stock Units

(a) The Committee may grant Awards of restricted stock units to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. Restricted stock units may be awarded independently of or in connection with any other Award under the Plan.

(b) At the time of grant, the Committee shall specify the date or dates on which the restricted stock units shall become vested, and may specify such conditions to vesting as it deems appropriate. Unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, restricted stock units that have not vested shall be forfeited and canceled. The Committee at any time may accelerate vesting dates and otherwise waive or amend any conditions of an Award of restricted stock units.

(c) At the time of grant, the Committee shall specify the maturity date applicable to each grant of restricted stock units, which may be determined at the election of the Grantee. Such date may be later than the vesting date or dates of the Award. On the maturity date, the Company shall transfer to the Grantee one unrestricted, fully transferable share of Common Stock for each vested restricted stock unit scheduled to be paid out on such date and as to which all other conditions to the transfer have been fully satisfied. The Committee shall specify the purchase price, if any, to be paid by the Grantee to the Company for such shares of Common Stock.

2.10 Grant of Performance Shares and Share Units

The Committee may grant performance shares in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. In the event that a stock certificate is issued in respect of performance shares, such certificates shall be registered in the name of the Grantee but shall be held by the Company until the time the performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee. The Committee shall determine in its discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

2.11 Other Stock-Based Awards

The Committee may grant other types of stock-based Awards to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan. Such Awards may entail the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.12 Grant of Dividend Equivalent Rights

The Committee may in its discretion include in the Award Agreement with respect to any Award (other than stock appreciation rights) a dividend equivalent right entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unexercised, on the shares of Common Stock covered by such Award if such shares were then outstanding. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise or vesting of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.13 Right of Recapture

To the extent provided in the Award Agreement, if at any time within one (1) year after the date on which a participant exercises a stock option or stock appreciation right, or on which restricted stock vests, or which is the maturity date of restricted stock units, or on which income is realized by a participant in connection with any other stock-based Award (each of which events is a “realization event”), the participant (a) is terminated for Cause or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the Grantee from the realization event shall be paid by the Grantee to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. The Company shall have the right to offset such gain against any amounts otherwise owed to the Grantee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan; Modification of Awards

(a) The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations of the Grantee under any Award theretofore made under the Plan without the consent of the Grantee (or, after the Grantee’s death, the person having the right to exercise or receive payment of the Award). For purposes of the Plan, any action of the Board or the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.

(b) Stockholder approval of any amendment shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or stock exchange listing requirements.

(c) The Committee may amend any outstanding Award Agreement, including, without limitation, by amendment which would accelerate the time or times at which the Award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the Award Agreement. However, any such amendment (other than an amendment pursuant to paragraphs (a) or (d) of this Section or an amendment to effect an assumption or other action consistent with Section 3.7(b)) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be made only with the consent of the Grantee (or, upon the Grantee’s death, the person having the right to exercise the Award). Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash or other Awards, in each case with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

(d) Notwithstanding anything to the contrary in this Section, the Board or the Committee shall have full discretion to amend the Plan to the extent necessary to preserve fixed accounting treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any Grantee (or, after the Grantee’s death, the person having the right to exercise or receive payment of the affected Award), without regard to whether such amendment adversely affects a Grantee’s rights under the Plan or such Award Agreement.

3.2 Tax Withholding

(a) As a condition to the receipt of any shares of Common Stock pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), the Company shall be entitled to require that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(b) If the event giving rise to the withholding obligation is a transfer of shares of Common Stock, then, to the extent specified in the applicable Award Agreement and unless otherwise permitted by the Committee, the Grantee may satisfy only the minimum statutory withholding obligation imposed under paragraph (a) by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).

3.3 Restrictions

(a) If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance or purchase of shares of Common Stock or other rights thereunder, or the taking of any other action thereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b) The term “consent” as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Nonassignability

Except to the extent otherwise provided in the applicable Award Agreement, no Award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the immediately preceding sentence, the Committee may permit a Grantee to transfer any stock option which is not an Incentive Stock Option to one or more of the Grantee’s immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members. For purposes of the Plan, (i) the term “immediate family” shall mean the Grantee’s spouse and issue (including adopted and step children) and (ii) the phrase “immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members” shall be further limited, if necessary, so that neither the transfer of a nonqualified stock option to such immediate family member or trust, nor the ability of a Grantee to make such a transfer shall have adverse consequences to the Company or the Grantee by reason of Section 162(m) of the Code.

3.5 Requirement of Notification of Election Under Section 83(b) of the Code

If a Grantee, in connection with the acquisition of shares of Common Stock under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Grantee makes such an election, the Grantee shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

3.6 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

3.7 Change in Control

(a) A “Change in Control” means the occurrence of any one of the following events:

(i) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the Company’s then outstanding securities generally eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by the Company or any subsidiary or affiliate, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii));

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries or affiliates (a “Business Combination”), unless immediately following such Business Combination:

(A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, and

(B) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(any Business Combination which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a “Non-Qualifying Transaction”);

(iii) individuals who, on March 22, 2006, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to March 22, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) the consummation of a sale of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).

(b) The Committee may, in its discretion, determine whether, upon the occurrence of a Change in Control specified in paragraph (a)(i) or (a)(iii) above, any applicable Award shall Fully Vest (as defined below), such determination to be evidenced in the applicable Award Agreement. In the event that the applicable Award Agreement does not specify that an applicable Award will Fully Vest upon a Change in Control, such Award shall not Fully Vest.

(c) Upon the occurrence of a Change in Control specified in paragraph (a)(iv) above, all outstanding Awards will terminate upon consummation of the liquidation or dissolution of the Company. The Committee may, in the exercise of its discretion in such instances, (i) provide that Awards shall Fully Vest as of any specified date prior to such liquidation or dissolution and/or (ii) declare that any Award shall terminate as of any specified date.

(d) The following shall occur if Awards “Fully Vest”: (i) any stock options and stock appreciation rights granted under the Plan shall become fully vested and immediately exercisable, (ii) any restricted stock, restricted stock units and other stock-based Awards granted under the Plan will become fully vested, any restrictions applicable to such Awards shall lapse and such Awards denominated in stock will be immediately paid out, and (iii) any performance goals applicable to Awards will be deemed to be fully satisfied.

(e) Upon the occurrence of any Change in Control or upon the occurrence of a Non-Qualifying Transaction where Awards are not assumed (or substituted) by the Surviving Corporation or Parent Corporation, the Committee may, in its discretion, (i) Fully Vest Awards, (ii) determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each share of Common Stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor or (iii) provide that the period to exercise stock options or stock appreciation rights granted under the Plan shall be extended (but not beyond the expiration of such option or stock appreciation right).

(f) The Committee shall determine in its discretion whether an Award shall be considered “assumed” or “substituted”. Without limiting the foregoing, for the purposes of Section 3.7, a stock option or stock appreciation right shall be considered “assumed” or “substituted” if in the reasonable determination of the Committee (i) the aggregate intrinsic value (the difference between the then fair market value as reasonably determined by the Committee and the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to such award) of the assumed (or substituted) Award immediately after the Change in Control is substantially the same as the aggregate intrinsic value of such Award immediately before such transaction, (ii) the ratio of the exercise price per assumed (or substituted) Award to the fair market value per share of successor corporation stock immediately after the Change in Control is substantially the same as such ratio for such Award immediately before such transaction and (iii) the Award is exercisable for the consideration approved by the Committee (including shares of stock, other securities or property or a combination of cash, stock, securities and other property).

3.8 No Right to Employment

Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company or affect any right which the Company may have to terminate such employment or association at any time (with or without Cause).

3.9 Nature of Payments

Any and all grants of Awards and issuances of shares of Common Stock under the Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.

3.10 Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

3.11 Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12 Section Headings

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

3.13 Effective Date and Term of Plan

Unless sooner terminated by the Board, the Plan, including the provisions respecting the grant of Incentive Stock Options shall terminate the day before the tenth anniversary of the adoption of the Plan by the Board. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.14 Governing Law

All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

3.15 Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.16 No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

3.17 Successors and Assigns

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

3.18 Waiver of Claims

Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).

3.19 Section 409A

Notwithstanding anything to the contrary in this Plan or an Award Agreement, if a Grantee is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Award or payment or settlement of an Award provided hereunder both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Grantee to “additional tax”, interest or penalties under Section 409A, then any such payment or settlement that is payable or that would be settled during the first six months following Grantee’s “separation from service” shall be paid or provided to Grantee on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at Grantee’s death. In addition, any payment or benefit due upon a termination of Grantee’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Grantee upon a “separation from service”. For the purposes of this Plan, each Award made pursuant hereto shall be deemed to be a separate payment. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Agreement.

Verifone

THE WAY TO PAY

VERIFONE SYSTEMS, INC.

C/O COMPUTERSHARE

P.O. BOX 43070 PROVIDENCE, RI

02940-3070

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by VeriFone Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

01 Robert W. Alspaugh 02 Dr. Leslie G. Denend 03 Alex W. Hart 04 Robert B. Henske 05 Richard A. McGinn

06 Wenda Harris Millard 07 Eitan Raff 08 Jeffrey E. Stiefler

The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain

2 To approve an amendment to the VeriFone 2006 Equity Incentive Plan to increase the number of shares of common stock that may be issued thereunder.

3 To hold an advisory vote on compensation of our named executive officers.

4 To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for our fiscal year ending October 31, 2013.

NOTE: Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address change/comments, mark here.

(see reverse for instructions) Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000179286_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2012 Annual Report, 2013 Notice & Proxy Statement is/are available at www.proxyvote.com.

VERIFONE SYSTEMS, INC.

PROXY FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard A. McGinn and Marc E. Rothman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of VeriFone Systems, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2013 Annual Meeting of Stockholders of VeriFone Systems, Inc. to be held at The Fairmont San Jose hotel located at 170 South Market Street, San Jose, CA 95113 on June 20, 2013, at 9:30 a.m., local time, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000179286_2 R1.0.0.51160